Exhibit 10.1

CREDIT AGREEMENT

dated as of October 27, 2015

among

COTY INC.,
as the Parent Borrower

The Other Borrowers Party Hereto From Time to Time

The Lenders Party Hereto

and

JPMorgan Chase Bank, N.A.,
as the Administrative Agent,

JPMorgan Chase Bank, N.A.,
as the Collateral Agent,

J.P. MORGAN SECURITIES LLC,

as as Joint Lead Arranger and Joint Bookrunner,

Merrill Lynch, pierce, fenner & smith incorporated and
MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents,

BNP PARIBAS SECURITIES CORP.,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
MIZUHO BANK, LTD.,
DEUTSCHE BANK SECURITIES INC. and
ING BANK N.V.,
as Joint Lead Arrangers, Joint Bookrunners and Documentation Agents,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,

THE BANK OF NOVA SCOTIA,

HSBC SECURITIES (USA) INC.,

INTESA SANPAOLO,

ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION and

UNICREDIT,

as Documentation Agents

i

ii

iii

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Incremental Facility Activation Notice
Exhibit D-1 to D-4	–	Forms of U.S. Tax Compliance Certificate
Exhibit E	–	Form of Intercreditor Agreement
Exhibit F	–	Form of Additional Borrower Joinder
Exhibit G	–	Form of Lender Designation
Exhibit H	–	Form of Global Intercompany Note
Exhibit I	–	Form of Guaranty
Exhibit J	–	Form of Security Agreement

SCHEDULES

Schedule 1.01	–	Material Real Property
Schedule 1.01(B)	–	Existing Letters of Credit
Schedule 2.01	–	Commitments
Schedule 3.12	–	Closing Date Subsidiaries
Schedule 3.13	–	Labor Matters
Schedule 5.15	–	Post-Closing Items
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Investments
Schedule 6.08	–	Certain Affiliate Transactions
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CREDIT AGREEMENT, dated as of October 27, 2015 (this “Agreement”) among COTY INC., a Delaware corporation (the “Parent Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Collateral Agent.

WHEREAS, the Parent Borrower has requested that (A) the Term A Lenders extend credit in the form of Term A Loans on the Closing Date in an aggregate principal amount of $1,750,000,000, (B) the Term B Lenders extend credit in the form of (i) Term B USD Loans on the Closing Date in an aggregate principal amount of $500,000,000 and (ii) Term B EUR Loans on the Closing Date in an aggregate principal amount of €665,000,000, (C) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lenders extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit in an aggregate amount at any time outstanding of up to $1,500,000,000 and (D) the Existing L/C Issuer maintain the Existing Letters of Credit as Letters of Credit hereunder.

WHEREAS, the proceeds of the Term Loans will be used to (A) refinance all outstanding indebtedness of the Parent Borrower under (i) that certain Credit Agreement, dated as of April 2, 2013, among Parent Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented, or otherwise modified from time to time, the “2013 Credit Agreement”) and (ii) that certain Credit Agreement, dated as of March 24, 2015, among Parent Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented, or otherwise modified from time to time, the “2015 Credit Agreement” and, together with the 2013 Credit Agreement, the “Existing Credit Agreement”), and to cause all related security (if any) to be terminated and released (the “Existing Indebtedness Refinancing”) and (B) pay fees, costs and expenses related to the Transactions (including accrued and unpaid interest and applicable premiums). The proceeds of the Revolving Loans and Swingline Loans, and any Letters of Credit, as applicable, will be used (A) on the Closing Date, (i) to fund original issue discount or upfront fees related to the Loans, (ii) for other purposes related to the Transactions, including purchase price adjustments or equivalent adjustments, (iii) to pay fees, costs and expenses related to the Transactions, (iv) to fund working capital needs, and (v) to replace, backstop or cash collateralize existing letters of credit (including by “grandfathering” such existing letters of credit in the Revolving Facility), and (B) after the Closing Date, for general corporate purposes and for any other purpose not prohibited by the Loan Documents;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

Definitions

Section 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2013 Credit Agreement” has the meaning set forth in the recitals hereto.

“2015 Credit Agreement” has the meaning set forth in the recitals hereto.

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“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Borrower Joinder” means an Additional Borrower Joinder, substantially in the form of Exhibit F hereto.

“Additional Borrowers” has the meaning set forth in Section 10.20.

“Additional Lender” has the meaning set forth in Section 2.20(b).

“Adjusted EBITDA” means, for any period (the “Subject Period”), the total of the following calculated without duplication for such period:

(a)        the EBITDA of the Parent Borrower and its Restricted Subsidiaries; plus

(b)        on a Pro Forma Basis, the pro forma EBITDA (as adjusted by any increases pursuant to clauses (c) and (d) below) and cash distributions of any Prior Target (or, as applicable, the EBITDA and such cash distributions of any such Prior Target attributable to the assets acquired from such Prior Target), for any portion of such Subject Period occurring prior to the date of the acquisition of such Prior Target (or the related assets, as the case may be); plus

(c)        extraordinary, unusual or non-recurring items; plus

(d)        restructuring charges and related charges, accruals or reserves; and business optimization expense and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities and the termination of distributor and joint venture arrangements (including the termination or discontinuance of activities constituting a business), retention charges, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing; plus

(e)        (i) all fees, commissions, costs and expenses incurred or paid by the Parent Borrower and its Subsidiaries and (ii) transaction separation and integrations costs, in each case in connection with the Transactions and any Permitted Acquisition; plus

(f)        pro forma cost savings, operating expense reductions and synergies related to, and net of the amount of actual benefits realized during such Subject Period from, Specified Transactions, restructurings and cost savings initiatives (including the Global Efficiency Plan) that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized, and to result from actions that have been taken or with respect to which substantial steps have been taken, committed to be taken or are expected to be taken (in the good faith determination of the Parent Borrower), in each case within twenty four (24) months after such acquisition, disposition or other Specified Transaction, restructuring, cost savings initiative or other initiative; plus

(g)        pro forma cost savings, operating expense reductions and synergies related to, and net of the amount of actual benefits realized during such Subject Period from, the Transactions

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that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized, and to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower), in each case within twenty four (24) months after the applicable step of the Transaction;

(h)        without duplication of any amounts added-back pursuant to clause (d) above, charges, fees and expenses in connection with the Global Efficiency Plan; minus

(i)        the EBITDA of each Prior Company and, as applicable but without duplication, the EBITDA of the Parent Borrower and each Restricted Subsidiary attributable to all Prior Assets, in each case for any portion of such Subject Period occurring prior to the date of the disposal of such Prior Companies or Prior Assets.

Notwithstanding the foregoing, the Adjusted EBITDA for the fiscal quarters ending September 30, 2014; December 31, 2014; March 31, 2015 and June 30, 2015 shall be $225.2 million, $256.1 million, $155.8 million and $125.9 million, respectively (for the avoidance of doubt, subject to adjustment as set forth above in clauses (b), (f) and (h) above for any Specified Transactions that occur following the Closing Date).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period or, with respect to the determination of the Alternate Base Rate, for a one (1) month interest period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Lender that is a JAB Affiliate (excluding the Borrowers and their respective Subsidiaries).

“Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption, substantially in the form of Exhibit A-2 hereto.

“Agent” means a collective reference to the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning set forth in the preamble hereto.

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“All-In-Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, recurring periodic fees in substance equivalent to interest, any interest rate floor (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof), or otherwise, in each case, incurred or payable by the applicable Borrower generally to all the lenders of such indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one (1) month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that solely with respect to Term B Loans the Alternate Base Rate shall not be less than 1.75%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currencies” means Sterling, Swiss Franc, Canadian Dollars, Euro and any other currency reasonably acceptable to the Administrative Agent and each applicable Revolving Lender that is freely convertible into Dollars and readily available in the London interbank market.

“Annual Financial Statements” means the audited combined balance sheets of and related statements of income, stockholders’ equity and cash flows of the Parent Borrower as of the last day of and for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended, the UK Bribery Act of 2010 and any similar laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anticipated Cure Deadline” has the meaning set forth in Section 8.02(a).

“Applicable Credit Rating” means, at any time, (a) the credit rating of the Credit Facilities assigned to the Credit Facilities by S&P and Moody’s at such time or (b) if the Credit Facilities shall not be rated by S&P and Moody’s at such time, the Parent Borrower’s corporate credit rating assigned by S&P and Moody’s at such time; provided that if at any time S&P shall no longer maintain any of the foregoing ratings, the Administrative Agent and the Parent Borrower shall determine the Applicable Credit Rating using the corresponding ratings level of a rating agency that is reasonably agreed to by the Administrative Agent and the Parent Borrower (a “Replacement Rating Agency”). If any rating established or deemed to have been established by S&P (or, if applicable, a Replacement Rating Agency) shall be changed (other than as a result

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of a change in the rating system of S&P or Moody’s or such Replacement Rating Agency), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. If the rating system of S&P or Moody’s (or, if applicable, the then current Replacement Rating Agency) shall change, the Parent Borrower and the Required Lenders shall negotiate in good faith to amend the definition of “Collateral Release Period” to reflect such changed rating system or the non-availability of ratings from S&P or Moody’s (or such Replacement Rating Agency) and, pending the effectiveness of any such amendment, the Applicable Credit Rating shall be determined by reference to the rating most recently in effect from S&P or Moody’s (or such Replacement Rating Agency) prior to such change. If an Applicable Credit Rating shall not be available from S&P or Moody’s and the Administrative Agent shall have designated a Replacement Rating Agency, then the Parent Borrower and the Required Lenders shall negotiate in good faith to amend the definition of “Collateral Release Period” to reflect such Replacement Rating Agency. Pending the appointment of a Replacement Rating Agency and the effectiveness of any such amendment, the Applicable Credit Rating and Collateral Release Period shall be determined by reference to the rating most recently in effect prior to such unavailability.

“Applicable Fiscal Year” has the meaning set forth in Section 2.11(d).

“Applicable Percentage” means, with respect to any Revolving Lender, subject to Section 2.21, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day and with respect to any:

(a)        (i) Term B USD Loan, 3.00% in the case of Eurocurrency Loans and 2.00% in the case of ABR Loans and (ii) Term B EUR Loan, 2.75%.

(b)        Term A Loan or Revolving Loan and with respect to any letter of credit fee, as the case may be, the applicable rate per annum set forth below under the caption, “Eurocurrency Spread”, “ABR Spread” or “Letter of Credit Fee”, as the case may be, based upon the Total Net Leverage Ratio as of the last day of the most recently ended Test Period:

Category	Total Net Leverage Ratio	Eurocurrency Spread	ABR Spread	Letter of Credit Fee
1	Greater than or equal to 5.00:1.00	2.00%	1.00%	2.00%
2	Less than 5.00:1.00 but greater than or equal to 4.00:1.00	1.75%	0.75%	1.75%
3	Less than 4.00:1.00 but greater than or equal to 2.75:1.00	1.50%	0.50%	1.50%
4	Less than 2.75:1.00 but greater than or equal to 2.00:1.00	1.25%	0.25%	1.25%
5	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.125%	0.125%	1.125%
6	Less than 1.50:1.00	1.00%	0%	1.00%
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For purposes of the foregoing, (i) the Total Net Leverage Ratio shall be determined as of the last day of the most recently ended Test Period based upon the Parent Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b); provided that until delivery of the Parent Borrower’s consolidated financial statements for the first full fiscal quarter ended after the Closing Date as required by Section 5.01(a) or (b), the “Applicable Rate” in clause (b) above shall be the applicable rate per annum set forth in Category 1 thereof and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any agents hereunder or to Lenders by means of electronic communications pursuant to Section 10.01.

“Approved Fund” means a Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., Deutsche Bank Securities Inc. and ING Bank N.V.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets (or assets which prior to their sale or exchange have ceased to be Related Business Assets of the Parent Borrower or any of its Restricted Subsidiaries) between the Parent Borrower or any of its Restricted Subsidiaries and another Person; provided that the Parent Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Parent Borrower.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“Available Amount” means, at any date, an amount equal to the sum of:

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(a)        $150,000,000; plus

(b)        an amount, not less than zero in the aggregate, equal to 50% of Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the fiscal quarter most recently ended in respect of which a Compliance Certificate has been delivered as required hereunder; plus

(c)        the Net Proceeds (or, if the proceeds thereof (including any assets acquired in connection with acquisitions permitted hereunder for which the Parent Borrower issued Equity Interests as consideration) are other than cash, the fair market value (as determined in good faith by the Parent Borrower) of such proceeds) actually received by the Parent Borrower from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of the Parent Borrower (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (iii) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than (i) revolving loans or (ii) Indebtedness of a Person, or Indebtedness secured by a Lien on the assets, being acquired in connection with acquisitions permitted hereunder for which the Parent Borrower issues Equity Interests as consideration), (iv) Specified Equity Contributions and (v) Excluded Contributions); plus

(d)        the Net Proceeds of Indebtedness and Disqualified Equity Interests of the Parent Borrower and its Restricted Subsidiaries (including, after giving effect to the Merger, SplitCo and its subsidiaries that are Restricted Subsidiaries), in each case issued after the Closing Date, which have been exchanged or converted into Equity Interests (other than of Disqualified Equity Interests) of the Parent Borrower; plus

(e)        the Net Proceeds received by the Borrowers and their respective Restricted Subsidiaries (including, after giving effect to the Merger, SplitCo and its subsidiaries that are Restricted Subsidiaries) of Dispositions of Investments made using the Available Amount; plus

(f)        returns received in cash or Cash Equivalents by the Borrowers and their respective Restricted Subsidiaries (including, after giving effect to the Merger, SplitCo and its subsidiaries that are Restricted Subsidiaries) on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries); plus

(g)        the Investments of the Borrowers and their respective Restricted Subsidiaries (including, after giving effect to the Merger, SplitCo and its subsidiaries that are Restricted Subsidiaries) made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into any Borrower or any of its Restricted Subsidiaries (including, after giving effect to the Merger, SplitCo and its subsidiaries that are Restricted Subsidiaries) (up to the fair market value (as determined in good faith by the Borrowers) of the Investments of the Borrowers and their respective Restricted Subsidiaries (including, after giving effect to the Merger, SplitCo and its

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subsidiaries that are Restricted Subsidiaries) in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation); plus

(h)        Declined Amounts; minus

(i)        (i) Investments made in reliance on Section 6.04(k) or (v), (ii) Restricted Payments made in reliance on Section 6.07(a)(ix) and (iii) payments made in reliance on Section 6.07(b)(iv).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Parent Borrower and any Additional Borrowers.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business (b) when used in connection with any Loans or Letters of Credit denominated in Euro, such date shall also exclude any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for the settlement of payments in Euro and (c) when used in connection with any Loans or Letters of Credit denominated in Canadian Dollars, such date shall also exclude any day on which banks are not open for business in Calgary, Alberta, Ontario, Montreal or Quebec.

“Capital Expenditures” means, for any period and a Person, without duplication (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Captive Insurance Subsidiary” means any Subsidiary of a Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carryover Amount” has the meaning provided in Section 6.07(a)(v).

“Cash Equivalents” means:

(a)        Dollars;

(b)        (i) Canadian Dollars, Pounds, Japanese Yen, Euros, any national currency of any participating member state of the EMU, Swiss Franc and any other Alternative Currency;

(c)        securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d)        certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e)        repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f)        commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(g)        marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(h)        readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(i)        readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating

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such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(j)        Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(k)       other investments described in the Parent Borrower’s investment policy provided to the Administrative Agent prior to the Closing Date; and

(l)        investment funds investing at least 90.0% of their assets in securities of the types described in clauses (a) through (k) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (h) and clauses (j) through (l) above of foreign obligors (including investments that are denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts), which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“CDOR Rate” means, on any date with respect to a Borrowing denoniminated in Canadian Dollars, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the applicable Borrowing, displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for United States federal income tax purposes) of the Equity Interests and/or Indebtedness of one or more CFCs.

“Change in Control” means any of the following:

(a)        (i) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) (other than the Owner Group and other than as a result of the Transactions) acquires or holds (A) 35% or more of the aggregate

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ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower and (B) that amount of shares acquired or held by such “person” or “group” exceeds the Parent Borrower’s Equity Interests held, directly or indirectly, beneficially or of record, by the Owner Group at such time; or

(b)        Parent Borrower shall cease to own except in the case of transactions that are expressly permitted under this Agreement or contemplated by the Transaction Agreement, directly or indirectly, 100% of the Equity Interests of any Additional Borrower;

(c)        the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors except as a result of the Transactions or as contemplated by the Transaction Agreement; or

(d)        the occurrence of a “Change in Control” or any comparable event with respect to a Borrower resulting in a requirement for such Borrower to prepay or make an offer to purchase the SplitCo Facilities or any Permitted Ratio Debt, Incremental Equivalent Debt, any Refinancing Notes or any Refinancing Junior Loans with an aggregate principal amount outstanding in excess of the Threshold Amount, as the term “Change in Control” or those events are defined under the SplitCo Credit Documentation or any of the documentation evidencing and governing any of the any Permitted Ratio Debt, Incremental Equivalent Debt, any Refinancing Notes or any Refinancing Junior Loans, as applicable;

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, (ii) all requests, rules, guidelines, requirements and directives promulgated by the European Commission or foreign regulatory authorities, in each case pursuant to any Capital Requirement Directive (including CRD IV) and (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, USD/Multicurrency Revolving Loans, Term Loans, Term A Loans, Term B Loans, Term B USD Loans, Term B EUR Loans, Term A Loans, Swingline Loans, Loans made pursuant to any Specified Refinancing Debt constituting revolving facility commitments, Loans made pursuant to any Specified Refinancing Debt constituting term loans, Loans made pursuant to an Incremental Revolving Commitment (other than an Incremental Revolving Commitment that is an increase of an existing revolving

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commitment), Loans made pursuant to an Incremental Term Facility and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, USD/ Multicurrency Revolving Commitment, Term Commitment, Term B Commitment, Term B USD Commitments, Term B EUR Commitments, Term A Commitment, Specified Refinancing Debt constituting revolving facility commitment, Specified Refinancing Debt constituting term loan commitment, an Incremental Revolving Commitment (other than an Incremental Revolving Commitment that is an increase of an existing revolving commitment) or a commitment for Incremental Term Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given to such term in the Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties hereunder.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.10, the requirement that:

(a)        the Collateral Agent shall have received each Security Document required to be delivered (x) on the Closing Date pursuant to Section 4.01(a)(iv) or (y) pursuant to Section 5.10 at such time required by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(b)        all Obligations shall have been unconditionally guaranteed by each Restricted Subsidiary (other than any Excluded Subsidiary);

(c)        except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject to no Liens other than the Liens permitted under Section 6.02, in all Equity Interests of each wholly owned Material Subsidiary directly owned by the Parent Borrower or any Subsidiary Loan Party (which security interest, in the case of Equity Interests of any Foreign Subsidiary or any CFC Holdco shall be limited to 65% of the issued and outstanding Equity Interests of such Subsidiary or CFC Holdco, as the case may be), in each case other than any Excluded Equity Interests;

(d)        except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject to no Liens other than the Liens permitted under Section 6.02, in the Collateral, in each case, with the priority required by the Security Documents, to the extent required under, and subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents; and

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(e)        Subject to the time periods set forth in Section 5.10, the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Property, if any, delivered pursuant to Section 5.10 (the “Mortgaged Properties”), duly executed by the record owner of such Mortgaged Property (ii) a policy or policies of title insurance reasonably acceptable to the Collateral Agent, naming the Collateral Agent as the insured for the benefit of the Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 5.06(c), each of which shall (v) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (to the event available), (w) identify the addresses of each property located in a special flood hazard area, (x) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (y) provide that to the extent commercially available the insurer will give the Collateral Agent 45 days written notice of cancellation or non-renewal and (z) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets.

The Collateral Agent may grant extensions of time for the perfection of security interests in, or the delivery of any Mortgage and the obtaining of title insurance, surveys and opinions with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Parent Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

No actions required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any intellectual property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign intellectual property). No actions shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (other than in respect of Indebtedness for borrowed money (other than intercompany Indebtedness) owing to the Loan Parties evidenced by a note in excess of $5,000,000, Indebtedness of any non-Loan Party that is owing to any Loan Party (which shall be

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evidenced by the Global Intercompany Note and pledged to the Collateral Agent) and certificated Equity Interests of wholly owned Restricted Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the Security Agreement to the extent required under clause (c) above).

“Collateral Release Period” shall mean any period during which (i) the Applicable Credit Rating is at least BBB- (with stable or better outlook) from S&P and at least Baa3 (with stable or better outlook) from Moody’s, (ii) no Event of Default then exists and (iii) no Term B Loans or any other Indebtedness for borrowed money of the Parent Borrower or any of the Subsidiary Loan Parties (other than the Obligations) that is secured is then outstanding. Each Collateral Release Period shall (x) commence upon (a) the Parent Borrower’s satisfaction of the conditions set forth in the immediately preceding sentence and (b) certification by the Parent Borrower thereof and (y) shall terminate on the first date following the commencement of such Collateral Release Period on which the Parent Borrower ceases to satisfy any of the above conditions.

“Commitment” means a Revolving Commitment or the Term Commitment, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding (i) any extraordinary, non-recurring, non-operating gains, charges or losses and/or any non-cash gains, charges or losses (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Equity Interests or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business), and (ii) including or in addition to the above, the following:

(a)        the income (or loss) of any Unrestricted Subsidiary, any other Person that is not a Restricted Subsidiary but whose accounts would be consolidated with those of the Subject Person in the Subject Person’s consolidated financial statements in accordance with GAAP or any other Person (other than a Restricted Subsidiary) in which the Subject Person or a subsidiary has an ownership interest (including any joint venture); provided, however, that Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Subject Person or such subsidiary in the form of dividends or similar distributions;

(b)        the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Adjusted EBITDA to the extent provided in the definition thereof);

(c)        the cumulative effect of any change in accounting principles during such period;

(d)        any net gains, income, charges, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any

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accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

(e)        effects of adjustments (including the effects of such adjustments pushed down to the Subject Person) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof;

(f)        any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Agreements);

(g)        any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets;

(h)        any non-cash compensation charge, cost, expense, accrual or reserve, including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Transactions;

(i)        any fees, costs, commissions and expenses incurred or paid by the Subject Person (or any JAB Affiliate) during such period (including rationalization, legal, Tax and structuring fees, costs and expenses), or any amortization or write-off thereof for such period in connection with or pursuant to (i) the Transactions (including shared costs and Tax formation costs, in each case, relating solely to the consummation of the Transactions, whether incurred before or after the Closing Date) or the Loan Documents and (ii) any Investment (other than an Investment among the Parent Borrower and its Subsidiaries in the ordinary course of operations), Disposition (other than Dispositions of inventory or Dispositions among the Parent Borrower and its Subsidiaries in the ordinary course of operations), incurrence or repayment of Indebtedness (other than the incurrence or repayment of Indebtedness among the Parent Borrower and its Subsidiaries in the ordinary course of operations), issuance of Equity Interests, refinancing transaction or amendment, waiver or modification of any Indebtedness (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(j)        accruals and reserves that are established or adjusted within twelve (12) months after the Closing Date that are so required to be established or adjusted as a result of the Transactions, in accordance with GAAP or as a result of the adoption or modification of accounting policies;

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(k)        any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income (including currency re-measurements of Indebtedness, any applicable net gains or losses resulting from Swap Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness); and

(l)        unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Swap Agreements.

“Continuing Directors” means the directors of the Parent Borrower on the Closing Date and each other director, if such other director’s election to the board of the directors of the Parent Borrower is recommended by, or such other director’s election is approved by, at least a majority of the then Continuing Directors.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities” means the Revolving Facility and each Term Facility.

“Date of Full Satisfaction” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on each Loan (other than the contingent LC Exposure) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than the contingent LC Exposure and other contingent amounts for which no claim or demand has been made) shall have been paid in full in cash, (c) the Commitments shall have expired or been terminated, and (d) the contingent LC Exposure shall have been secured by: (i) the grant of a first priority, perfected Lien on cash or Cash Equivalents in an amount at least equal to 102% of the amount of such LC Exposure or other collateral which is reasonably acceptable to the applicable Issuing Bank or (ii) the issuance of a “back-to-back” letter of credit in form and substance reasonably acceptable to the applicable Issuing Bank with an original face amount at least equal to 102% of the amount of such LC Exposure.

“Declined Amount” has the meaning set forth in Section 2.11(h).

“Declining Lender” has the meaning set forth in Section 2.11(h).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided for in Section 8.01) would, unless cured or waived, become an Event of Default.

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“Defaulting Lender” means any Lender that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lender in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified a Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) immediately upon the delivery of such confirmation, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or, other than via an Undisclosed Administration, has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of any member of the Group, or any one of them, to any Lender or any Affiliate of any Lender which have been designated by the Parent Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral and which arise pursuant to any treasury, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfer, cash pooling, operation foreign exchange management or cash management services or arrangements (including in connection with any automated clearing

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house transfers of funds or any similar transactions between the Parent Borrower or any Restricted Subsidiary and any Lender, Affiliate of a Lender, Issuing Bank or the Administrative Agent) entered into by such Lender or Affiliate with the Group, or any member of the Group, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Group, or any one of them, to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Designated Equity Contribution” has the meaning set forth in Section 8.02(a).

“Designated Loans” has the meaning set forth in Section 2.06(c).

“Designating Lender” has the meaning set forth in Section 2.06(c).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-Cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disclosed Matters” means the actions, suits and proceedings and other matters disclosed (i) in the Parent Borrower’s Report on Form 10-K filed with the SEC for the annual period ending December 31, 2014, (ii) in the Parent Borrower’s Report on Form 10-Q filed with the SEC for the quarterly periods ending March 31, 2015 and June 30, 2015 and (iii) as disclosed on Schedule 3.06(a).

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Term B Loan Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent Borrower to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) provide that the Parent Borrower may not repurchase or redeem any such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless the Loan Obligations are fully satisfied simultaneously

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therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Term B Loan Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent Borrower or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Parent Borrower (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means competitors of the Parent Borrower or any of its Subsidiaries that are in the same or a similar line of business and, in each case, identified in writing to the Administrative Agent from time to time (each such entity, a “Competitor”) and Affiliates of Competitors to the extent such affiliates are clearly identifiable on the basis of such affiliates’ names or designated in writing by the Parent Borrower from time to time and to the extent such affiliates are not bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place; provided, however, that a list of Disqualified Institutions identified above shall be made available to all Lenders upon request by the Administrative Agent; provided, further that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate in effect on such date for the purchase of Dollars with such currency. The Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in an Alternative Currency shall be the amount most recently determined as provided in Section 1.06.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States of America or the District of Columbia.

“EBITDA” means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period:

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(a)        Consolidated Net Income; plus

(b)        any provision for (or less any benefit from) income or franchise Taxes included in determining Consolidated Net Income; plus

(c)        interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income; plus

(d)        amortization and depreciation expense deducted in determining Consolidated Net Income; plus

(e)        to the extent not disregarded in the calculation of Consolidated Net Income, non-cash charges; plus

(f)        the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters); plus

(g)        the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(h)        the amount of loss on sales of receivables and related assets to the Parent Borrower or any Restricted Subsidiary in connection with a permitted receivables financing; plus

(i)        proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating EBITDA for such fiscal quarters)); plus

(j)        any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Investment made in compliance with Section 6.04 or any Investment consummated prior to the Closing Date, which is paid or accrued during such period.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loans and/or Commitments to such Person under Section 10.04(b)); provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“EMU” means the Economic and Monetary Union of the European Union.

“EMU Legislation” means the legislative measures of the European Union relating to the EMU.

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“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, binding agreements or other legally enforceable requirements issued, promulgated or entered into by any Governmental Authority, regulating, relating in any way to or imposing standards of conduct concerning the environment, preservation or reclamation of natural resources, health and safety as it relates to environmental protection or to Hazardous Materials in products and associated labeling or packaging content restrictions relating to environmental attributes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standards with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a

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Multiemployer Plan; (j) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (k) with respect to any Foreign Benefit Plan, (A) the failure to make or remit any employer or employee contributions required by applicable Law or by the terms of such Foreign Benefit Plan; (B) the failure to register or loss of registration in good standing with applicable regulatory authorities of any such Foreign Benefit Plan required to be registered; or (C) the failure of such Foreign Benefit Plan to comply with any material provisions of applicable Law or regulations or with the material terms of such Foreign Benefit Plan.

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“Euro” or “€” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but does not include any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term “Alternate Base Rate.”

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, the sum (without duplication) of:

(a)        Consolidated Net Income of the Parent Borrower and the Restricted Subsidiaries; minus

(b)        the sum of the following: (i) an amount equal to the amount of all non-cash gains or credits included in arriving at Consolidated Net Income; (ii) mandatory prepayments pursuant to Section 2.11(c) (in each case, to the extent such proceeds increased Excess Cash Flow); (iii) the principal portion of required and voluntary repayments of Indebtedness (other than voluntary repayments on the Loans); (iv) cash used (or committed to be used pursuant to binding documentation) for Capital Expenditures, Permitted Acquisitions and other permitted Investments (including contracted Capital Expenditures, Investments and acquisitions so long as (A) such amounts are contractually committed by the last day of the fiscal year of the applicable Excess Cash Flow period, (B) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such Excess Cash Flow period and (C) any amounts not utilized during such fiscal year immediately following such Excess Cash Flow period shall be included in the calculation of Excess Cash Flow for such fiscal year) and all Restricted Payments due in respect of that period (whether or not paid) made under the permissions of Section 6.07 (other than (x) Restricted Payments made in reliance on the

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Available Amount (except if funded with amounts set forth under clause (b) of “Available Amount” generated during such fiscal year) and (y) solely to the extent paid to the Parent Borrower or one of its Restricted Subsidiaries) and, in each case, except to the extent financed with long-term indebtedness); (v) cash payments by the Parent Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower and its Restricted Subsidiaries other than Indebtedness; (vi) the aggregate amount of expenditures actually made by the Parent Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and pension contributions) to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted) during such period; (vii) the amount of cash taxes paid or payable in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; (viii) an amount equal to all expenses, charges and losses excluded in calculating Consolidated Net Income, in each case, to the extent paid or payable in cash; (ix) cash generated through the income of any Restricted Subsidiary (foreign or domestic) of any Borrower to the extent that the payment of such cash to the Loan Parties, whether by dividends or similar distributions, intercompany loan repayments or otherwise (1) is not at the time of calculation permitted by operation of any requirements of law applicable to that Restricted Subsidiary or (2) would at the time of calculation result in material adverse Tax consequences; provided, however, that to the extent such prohibition in clause (ix)(1) or material adverse Tax consequences in clause (ix)(2) does not exist at the time of any future calculation, any amounts deducted from Excess Cash Flow pursuant to clause (ix)(1) or (ix)(2), as applicable, which have not already been added to Excess Cash Flow pursuant to this proviso, shall be added to Excess Cash Flow at the time of such future calculation and (x) without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Borrowers, the aggregate consideration required to be paid in cash by the Borrowers or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or otherwise budgeted to be paid in cash, in either case, relating to Investments, Permitted Acquisitions, Capital Expenditures, capitalized software expenditures or acquisitions of intellectual property expected to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of cash actually utilized to finance such Investments, Permitted Acquisitions, Capital Expenditures, capitalized software expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration or amount otherwise budgeted for, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters. Expenditures shall be considered “un-financed” for purposes of this definition unless paid with the proceeds of long-term Indebtedness (other than revolving facilities including the Revolving Loans). Notwithstanding the foregoing, the Consolidated Net Income of, and deductions described in this clause (b) above related to SplitCo and its subsidiaries shall only be included in the calculation of “Excess Cash Flow” for purposes of the Applicable Fiscal Year occurring after the fiscal year in which the SplitCo Closing Date has occurred and for each Applicable Fiscal Year thereafter.

“Excluded Accounts” has the meaning given to such term in the Security Agreement.

“Excluded Assets” means:

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(a)        (x) any fee owned real property other than any Material Real Property and (y) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) or any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and (B) a security interest in such fixtures may not be perfected by a Uniform Commercial Code financing statement in the jurisdiction of organization of the applicable Borrower or Subsidiary Loan Party;

(b)        motor vehicles, aircraft and other assets subject to certificates of title;

(c)        commercial tort claims that, in the reasonable determination of the Parent Borrower, are not expected to result in a judgment in excess of $7,500,000;

(d)        letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a Uniform Commercial Code financing statement));

(e)        any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code);

(f)        assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable Law, rule or regulation, (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law, rule or regulation, or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code);

(g)        Excluded Equity Interest;

(h)        Excluded Accounts;

(i)        any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than any Borrower or a Restricted Subsidiary) or otherwise require consent thereunder (other than from Parent Borrower or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(j)        any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent;

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(k)        any intent-to-use application trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(l)         assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Lenders afforded thereby as reasonably determined between the Parent Borrower and the Administrative Agent; and

(m)       any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code).

“Excluded Contribution” means the Net Proceeds actually received in cash by the Parent Borrower from and after the Closing Date to such date from any capital contributions to, or the sale of Equity Interests of, the Parent Borrower (other than (a) Disqualified Equity Interests, (b) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (c) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than revolving loans), (d) Specified Equity Contributions and (e) amounts that have previously been (or are simultaneously being) applied to the Available Amount).

“Excluded Equity Interest” means (A) margin stock, (B) Equity Interests of any Person other than any Borrower or any wholly owned Material Subsidiary that is a Restricted Subsidiary directly owned by a Borrower or any Subsidiary Loan Party, (C) Equity Interests of any Material Subsidiary that is a wholly owned Foreign Subsidiary or CFC Holdco directly owned by a Borrower or any Subsidiary Party in excess of 65% of such Material Subsidiary’s issued and outstanding Equity Interests, (D) any Equity Interest to the extent the pledge thereof would be prohibited by any Law or contractual obligation (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code), (E) any Equity Interests with respect to which the Parent Borrower and the Administrative Agent have reasonably determined that the cost or other consequences (including material adverse Tax consequences) of pledging or perfecting a security interest in such Equity Interests are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, (F) the Equity Interests of any Excluded Subsidiary (other than any Foreign Subsidiary or CFC Holdco), and (G) any other Equity Interests that constitute Excluded Assets.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Parent Borrower, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary (i) that is a direct or indirect subsidiary of a CFC or (ii) that is a CFC Holdco, (d) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus

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restrictions, that is prohibited or restricted by applicable Law, accounting policies or by contractual obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by a Borrower or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition (including, for avoidance of doubt, in connection with the Merger), on the date such Subsidiary is so acquired) from providing a Guaranty, or if such Guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization, (e) any special purpose securitization vehicle (or similar entity), (f) any Captive Insurance Subsidiary, (g) any not for profit Subsidiary, (h) any Immaterial Subsidiary, (i) each Unrestricted Subsidiary, (j) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition with Indebtedness assumed pursuant to Section 6.01(g) to the extent such Restricted Subsidiary would be prohibited from providing the Guaranty, or consent would be required (that has not been obtained), pursuant to the terms of such Indebtedness, (k) any Subsidiary with respect to which the Guaranty would result in material adverse Tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent and (l) any other Subsidiary with respect to which the Administrative Agent and the Parent Borrower reasonably agree that the burden or cost of providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Specified Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes or similar Taxes imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which it is otherwise doing business, or in which it had a present or former connection (other than such connection arising solely from any Secured Party having executed, delivered, or performed its obligations or received a payment under, or enforced, any Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which a Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any United States withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender (including as a result of FATCA) pursuant to a law in effect on the date on which such Foreign Lender becomes a party

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to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) in the case of a non-Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any United States backup withholding Tax that is imposed on accounts payable to such non-Foreign Lender at the time such non-Foreign Lender becomes a party to this Agreement and (e) all liabilities, penalties and interest with respect to any of the foregoing.

“Existing Credit Agreements” has the meaning set forth in the recitals hereto.

“Existing Indebtedness Refinancing” has the meaning set forth in the recitals hereto.

“Existing L/C Issuer” means JPMorgan Chase Bank, N.A., in its capacity as issuer of the Existing Letters of Credit.

“Existing Letters of Credit” means those certain letters of credit issued in connection with and/or outstanding under the Existing Credit Agreements and outstanding on the Closing Date and listed on Schedule 1.01(B) hereto.

“Extended Revolving Commitments” has the meaning set forth in Section 2.24(b).

“Extended Term Loans” has the meaning set forth in Section 2.24(a).

“Extending Revolving Lender” has the meaning set forth in Section 2.24(c).

“Extending Term Lender” has the meaning set forth in Section 2.24(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.24 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.24(d).

“Extension Election” has the meaning set forth in Section 2.24(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter dated August 20, 2015 among the Parent Borrower and the Arrangers.

“Financial Covenant” means the covenant set forth in Section 7.01.

“Financial Covenant Event of Default” has the meaning set forth in clause (d) of Section 8.01.

“Financial Officer” means the chief financial officer, executive vice president of finance and administration, principal accounting officer, treasurer or controller of, unless otherwise noted, the Parent Borrower (or any other officer acting in substantially the same capacity of the foregoing).

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a)Total Indebtedness secured by a Lien on any asset or property of the Borrowers or any other Loan Party that is not subordinated to the Liens securing the Obligations minus unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Adjusted EBITDA for the most recently ended Test Period.

“Fixed Incremental Amount” has the meaning set forth in the definition of “Incremental Amount.”

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is sponsored, maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

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“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Galleria Business” shall have the meaning assigned to such term in the Transaction Agreement.

“Global Efficiency Plan” means the global efficiency plan publicly disclosed in the Parent Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

“Global Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit H executed by the Borrowers and each Restricted Subsidiary.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, commission, tribunal, department, supra-national body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Parent Borrower and the Restricted Subsidiaries.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation (including any monetary obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation (including any monetary obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means (x) on the Closing Date, each Restricted Subsidiary of the Parent Borrower (other than any such Restricted Subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each Restricted Subsidiary of the Parent Borrower that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Guaranty in accordance with the terms and provisions hereof and the other Loan Documents. For avoidance

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of doubt, the Parent Borrower may, in its sole discretion, cause any Restricted Subsidiary that is a Domestic Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein), and any such Restricted Subsidiary that is a Domestic Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit I and (b) each other guaranty agreement and guaranty supplement delivered pursuant to Section 5.10 in substantially the form attached as Exhibit I or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower.

“Hazardous Materials” means any material, substance or waste regulated pursuant to or that could give rise to liability under, or classified, characterized or regulated as “hazardous”, “toxic”, “radioactive” or a “pollutant” or contaminant under, Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, and infectious or medical wastes.

“Immaterial Subsidiary” means, any Restricted Subsidiary of the Parent Borrower designated by the Parent Borrower pursuant to written notice provided to the Administrative Agent as an “Immaterial Subsidiary”; provided, that no Additional Borrower may be designated as an Immaterial Subsidiary; provided, further, that for the most recently ended Test Period prior to such date, (a) the revenue of any Immaterial Subsidiary shall not exceed 5% of the revenue of the Parent Borrower and its Restricted Subsidiaries and (b) the gross assets of any Immaterial Subsidiary (after eliminating intercompany obligations) shall not exceed 5% or more of the Total Assets; provided, further, that for the most recently ended Test Period prior to such date, if the combined (a) revenue of all Immaterial Subsidiaries shall exceed 7.5% or more of the revenue of the Parent Borrower and its Restricted Subsidiaries or (b) gross assets of all Immaterial Subsidiaries (after eliminating intercompany obligations) shall exceed 7.5% or more of the Total Assets, the Parent Borrower shall redesignate one or more of such Restricted Subsidiaries to not be Immaterial Subsidiaries within ten (10) Business Days after delivery of the Compliance Certificate for such Test Period, such that only Restricted Subsidiaries as shall then have combined (i) revenue of 7.5% or less of the revenue of the Parent Borrower and its Subsidiaries or (ii) gross assets of 7.5% or less of the Total Assets, shall constitute Immaterial Subsidiaries.

“Increased Amount Date” has the meaning set forth in Section 2.20(a).

“Incremental Amount” means, at any time, (a) (i) prior to the SplitCo Closing Date $1,000,000,000 and (ii) following the SplitCo Closing Date, $1,500,000,000 plus (b) the aggregate principal amount of voluntary prepayments of Term Loans and Incremental Equivalent Debt, except to the extent (x) such prepayments were funded with the proceeds of long-term Indebtedness or (y) such Term Loans or Incremental Equivalent Debt were incurred pursuant to the Ratio Incremental Amount (together with clause (a), the “Fixed Incremental Amount”, which shall be reduced by previously used amounts of the Fixed Incremental Amount for Incremental Facilities and Incremental Equivalent Debt) plus (c) additional amounts if, after giving effect to the incurrence of any Incremental Facilities (which for this purpose will be deemed to include the full amount of any Incremental Revolving Facility assuming the full amount of such increase

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had been drawn and/or the full amount of such facility was drawn but excluding the cash proceeds thereof for the purposes of calculating such ratio) the Parent Borrower is in compliance, on a Pro Forma Basis, with a First Lien Net Leverage Ratio of not more than 3.50 to 1.00 (the “Ratio Incremental Amount”) as of the end of the most recent Test Period; provided that for purposes of clause (c), if the proceeds of the relevant Incremental Facility will be applied to finance a Limited Condition Acquisition, the Ratio Incremental Amount will be determined in accordance with Section 1.03; provided, further, that if the Parent Borrower incurs Indebtedness under an Incremental Facility using the Fixed Incremental Amount on the same date that it incurs Indebtedness using the Ratio Incremental Amount, the First Lien Net Leverage Ratio will be calculated without regard to any incurrence of Indebtedness under the Fixed Incremental Amount. It is understood and agreed that if the applicable incurrence test is satisfied on a Pro Forma Basis after giving effect to any Incremental Facility or Incremental Equivalent Debt in lieu thereof, such Incremental Facility or Incremental Equivalent Debt, as applicable, may be incurred under the Ratio Incremental Amount regardless of whether there is capacity under the Fixed Incremental Amount.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Equivalent Debt” has the meaning set forth in Section 6.01(y).

“Incremental Facility” means any facility established by the Lenders pursuant to Section 2.20.

“Incremental Facility Activation Notice” means a notice substantially in the form of Exhibit C.

“Incremental Revolving Commitment” means the Revolving Commitment, or if applicable, additional revolving commitments under this Agreement, of any Lender, established pursuant to Section 2.20, to make Incremental Revolving Loans (and other revolving credit exposure available) to a Borrower.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means the Revolving Loans made by one or more Lenders to a Borrower pursuant to Section 2.20.

“Incremental Term Lender” means each Lender which holds an Incremental Term Loan.

“Incremental Term Loans” means the Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other

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title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding (i) trade payables, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iii) expenses accrued in the ordinary course of business and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons; (f) all Capital Lease Obligations of such Person; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or other similar instruments; (h) all obligations of such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests; (i) all obligations of such Person under any Swap Agreement; (j) to the extent not otherwise included, Indebtedness or other similar obligations (including, if applicable, net investment amounts) pursuant to any Permitted Receivables Facility; and (k) all Guarantees by such Person in respect of the foregoing clauses (a) through (j); provided that, solely for purposes of determining compliance with Section 7.01, Indebtedness shall not include Escrow Debt until such time as the proceeds of such Escrow Debt have been released from the applicable escrow account. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP. For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable Law shall not constitute Indebtedness for purposes hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum, dated as of September 22, 2015 relating to the Parent Borrower and the Transactions.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement” means a Market Intercreditor Agreement to be entered into on or following the Merger Date among the Parent Borrower, SplitCo, the Administrative Agent and the SplitCo Administrative Agent.

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“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the applicable Borrower may elect or twelve (12) months if requested by the applicable Borrower and available to all applicable Lenders, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning set forth in the definition of “LIBO Rate.”

“Investment” has the meaning set forth in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (x) all Revolving Lenders and, with respect to any Revolving Lender in its capacity as an issuer of Letters of Credit hereunder, such Revolving Lender’s successors in such capacity as provided in Section 2.05(i) and (y) with respect to the Existing Letters of Credit, the Existing L/C Issuer. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank. In the event an Affiliate or other Revolving Lender issues a Letter of Credit hereunder under the terms of the foregoing sentence, the term “Issuing Bank” shall include any such Affiliate or Revolving Lender with respect to Letters of Credit issued by such Affiliate or Revolving Lender, as

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applicable. Notwithstanding the foregoing, no Issuing Bank shall be required to issue Letters of Credit if after giving effect thereto, such Issuing Bank’s Revolving Exposure would exceed its Revolving Commitment.

“JAB Affiliate” means (i) any JAB Entity and (ii) any Person that (a) is organized by a JAB Entity or an Affiliate of a JAB Entity, and (b), directly or indirectly, is Controlled by the JAB Entities, but excluding any operating portfolio companies of the foregoing.

“JAB Entity” means each of JAB Holding Company S.a.r.l and JAB Consumer Fund SCA SICAR.

“Junior Indebtedness” means Refinancing Junior Loans, any other contractually subordinated junior lien Indebtedness and any Indebtedness of the Parent Borrower or any Restricted Subsidiary that is by its terms subordinated or required to be subordinated in right of payment to any of the Obligations.

“Junior Indebtedness Documents” means the documentation governing any Junior Indebtedness.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any then existing Term Loan, Incremental Term Loan, Specified Refinancing Term Loan, Extended Term Loan, Revolving Commitment, Incremental Revolving Commitment, Specified Refinancing Revolving Commitment, Extended Revolving Commitment, Refinancing Note or Refinancing Junior Loan.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Obligations” means, at any time, with respect to any Issuing Bank, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers, issued by any Issuing Bank.

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“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Incremental Assumption Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Swap Obligations”, “Deposit Obligations” and “Secured Parties” only, shall include any Person who was a Lender or an Affiliate of a Lender at the time such Person entered into a Swap Obligation or Deposit Obligation with any Loan Party or any Restricted Subsidiary, and any Person who became a Lender or an Affiliate of a Lender on the Closing Date and had outstanding Swap Obligations or Deposit Obligations on the Closing Date with any Loan Party or any Restricted Subsidiary, in each case, even though, at a later time of determination, such Person or such Person’s Affiliate no longer holds any Commitments or Loans hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. As a result of clause (b) of this definition, the Swap Obligations and Deposit Obligations owed to a Lender or its Affiliates shall continue to be “Swap Obligations” and “Deposit Obligations”, respectively, entitled to share in the benefits of the Collateral and each Guaranty as herein provided, even though such Lender or such Lender’s Affiliate ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Letter of Credit” means (x) any letter of credit issued pursuant to this Agreement and (y) each Existing Letter of Credit.

“Letter of Credit Facility Amount” has the meaning set forth in Section 2.05(b).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) to the extent denominated in Dollars, the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters Screen, (ii) to the extent denominated in Euro, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen, (iii) to the extent denominated in Canadian Dollars, the CDOR Rate and (iv) to the extent denominated in any other Alternative Currency, the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on the applicable Reuters screen (or, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period (or with respect to Eurocurrency Borrowings denominated in Canadian Dollars or Pounds, on the day of the commencement of such Interest Period); provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the

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longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that (x) solely with respect to Term B Loans, the LIBO Rate shall not be less than 0.75% and (y) with respect to Term A Loans and Revolving Loans, the LIBO Rate shall not be less than 0.00%.

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, lien or charge of any kind in the nature of security (including any conditional sale agreement, title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Guaranty, the Security Documents that create or purport to create a Lien or Guarantee in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, the Intercreditor Agreement, any promissory note delivered pursuant to Section 2.09(e) and any other document or instrument designated by the Parent Borrower and the Administrative Agent as a “Loan Document.”

“Loan Modification” shall have the meaning specified in Section 10.02(b).

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Loan Parties, or any one of them, to the Administrative Agent, the Collateral Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Loan Parties to repay the Loans and the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means, with respect to any extensions of credit hereunder denominated in Dollars, New York time and with respect to any extensions of credit hereunder denominated in any Alternative Currency, London time.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

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“Material Acquisition” means any acquisition (including pursuant to a merger, consolidation, amalgamation or otherwise) (a) of at least a majority of the Equity Interests of a Person, all or substantially all of the assets of any other Person or all or substantially all of the assets of a division, line of business or branch of such Person (in each case, in one transaction or a series of transactions) and (b) involves the payment of consideration or assumption of Indebtedness by the Parent Borrower and its Restricted Subsidiaries in excess of $350,000,000; provided that the Merger, the Recapitalization and the other Transactions shall not constitute a Material Acquisition.

“Material Adverse Effect” means a material and adverse effect on (a) the business, assets, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) the rights of or remedies available to the Administrative Agent, the Collateral Agent or any of the Lenders under any Loan Document or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit but including, without limitation, obligations calculated on a mark to market basis in respect of one or more Swap Agreements) of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount.

“Material Real Property” means (i) any real property owned as of the Closing Date and set forth on Schedule 1.01 and (ii) any fee-owned real property located in the United States and acquired after the Closing Date by any Loan Party with a fair market value in excess of $10,000,000 at the time of acquisition.

“Material Subsidiary” means a Restricted Subsidiary that is not an Immaterial Subsidiary.

“Merger” means the merger by Merger Sub into SplitCo, with SplitCo as the surviving entity.

“Merger Date” means the date of the consummation of the Merger.

“Merger Sub” means Green Acquisition Sub Inc., a Delaware corporation, a wholly-owned Subsidiary of the Parent Borrower.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgaged Properties” has the meaning specified in clause (e) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws, and any other deeds of trust, trust deeds, hypothecs or mortgages executed and delivered pursuant to Sections 5.10 and 5.15.

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“Multicurrency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in Alternative Currencies at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of any of the Borrowers at such time. The Multicurrency LC Exposure of any Revolving Lender at any time shall be its USD/Multicurrency Applicable Percentage of the total Multicurrency LC Exposure at such time.

“Multicurrency Revolving Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the principal amount of the Multicurrency Revolving Loans outstanding at such time and (b) the Multicurrency LC Exposure outstanding at such time.

“Multicurrency Revolving Loans” means the revolving loans made by Lenders holding USD/Multicurrency Revolving Commitments under Section 2.01.

“Multicurrency Revolving Sublimit” means $1,500,000,000.

“Multiemployer Plan” means any Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Prepayment Event (or, for purposes of the Available Amount, the issuance of Equity Interests) (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Parent Borrower and the Restricted Subsidiaries in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the principal amount, premium or penalty, if any, interest, breakage, costs and other amounts on any Indebtedness (other than (A) Indebtedness under the Loan Documents and (B) in the case of any Incremental Equivalent Debt and any Refinancing Notes that are secured on an equal and ratable basis with the Obligations, any amounts in excess of the ratable portion (based on the then outstanding Term Loan Classes and any then outstanding Incremental Equivalent Debt and Refinancing Notes that are secured by Collateral on an equal and ratable basis with the Obligations) of such Incremental Equivalent Debt and Refinancing Notes) subject to mandatory prepayment as a result of such event, (iii) in the case of any Disposition, casualty, condemnation or similar event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) the amount of all Taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Restricted Subsidiaries, and (v) the amount of any reserves established by the Parent Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Parent Borrower).

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“Non-Consenting Lender” has the meaning set forth in Section 2.19(b).

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Obligations” means all Loan Obligations, the Swap Obligations and all Deposit Obligations.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document including any interest, additions to Tax or penalties applicable thereto.

“Owner Group” means the collective reference to the JAB Entities and their JAB Affiliates.

“P&G” means Procter & Gamble Company, an Ohio corporation.

“P&G Shareholders” has the meaning set forth in the definition of “Transactions”.

“Parent Borrower” has the meaning set forth in the preamble hereto.

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Requirements” means the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Property constituting Collateral, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the

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Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

“Permitted Ratio Debt” means Indebtedness of the Borrowers subject to the following conditions: (a) if such Permitted Ratio Debt shall be secured by a security interest in the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent and, if in the form of “Term B” loans secured on a pari passu basis with the Liens securing the Obligations, shall be subject to clause (vi) of Section 2.20(d) as if such Permitted Ratio Debt constituted Incremental Term Loans; (b) no Permitted Ratio Debt shall mature prior to the then applicable Latest Maturity Date or have a weighted average life to maturity that is less than the weighted average life to maturity of the Term Loans; (c) the borrower of the Permitted Ratio Debt shall be a Borrower of the Term Loans hereunder, or, if unsecured, the Parent Borrower; (d) such Permitted Ratio Debt shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (e) the Permitted Ratio Debt may not have guarantors, obligors or security in any case more extensive than the Credit Facilities; and (f) the Total Net Leverage Ratio is equal to or less than 5.50 to 1.00 on a Pro Forma Basis; provided that, if the proceeds of the Permitted Ratio Debt will be applied to finance a Limited Condition Acquisition, compliance with this clause (f) shall be determined in accordance with Section 1.03.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund (collectively, to “Refinance” or a “Refinancing”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the final maturity date of the Indebtedness being refinanced and the Permitted Refinancing Indebtedness shall not have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced thereby, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined by the Parent Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent permitted under Section 6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined by the Parent Borrower in good faith).

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“Permitted Receivables Facility” means any program for the transfer by the Parent Borrower or any of its Subsidiaries (other than the Receivables Subsidiary), to any buyer, purchaser or lender of interests in accounts receivable (including any Subsidiary of the Parent Borrower), so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such program shall not exceed $400,000,000 at any one time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or, with respect to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA only, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform.

“Prepayment Event” means:

(a)        any Disposition (including pursuant to a sale and leaseback transaction) of any asset of the Parent Borrower or any Restricted Subsidiary made outside the ordinary course of business under Sections 6.05(m), (s) or (y); or

(b)        any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent Borrower or any Restricted Subsidiary;

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Assets” means assets comprising a division or branch of the Parent Borrower or a Restricted Subsidiary disposed of in a transaction in accordance with this Agreement which would not make the seller a “Prior Company.”

“Prior Company” means any Restricted Subsidiary all of whose Equity Interests, or all or substantially all of whose assets have been disposed of, in a transaction in accordance with this Agreement.

“Prior Target” means all Targets acquired or whose assets have been acquired in a transaction permitted by Section 6.04.

“Pro Forma Basis”, “Pro Forma Compliance” or “Pro Forma Effect” means, with respect to any proposed Specified Transaction or other transaction requiring the calculation of a financial

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metric on a Pro Forma Basis, such financial metric calculated: (a) for the most recent four (4) fiscal quarter period then ended on a pro forma basis as if such Specified Transaction or other transaction as applicable, had occurred as of the first day of such period, (b) to include any Indebtedness incurred, assumed or repaid in connection therewith (assuming, to the extent such Indebtedness bears interest at a floating rate, the rate in effect at the time of calculation for the entire period of calculation) as if such indebtedness was incurred, assumed or repaid on the first day of such period, (c) based on the assumption that any sale of Subsidiaries or lines of business which occurred during such period occurred on the first day of such period, and (d) with respect to an acquisition or investment, as if the Target were a “Prior Target” for purposes of calculating Adjusted EBITDA.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c)(1) of the Code.

“Purchasing Borrower Party” means the Parent Borrower or any of its Subsidiaries that becomes an assignee pursuant to Section 10.04(e).

“Qualified Equity Interests” means any Equity Interest of a Person that is not a Disqualified Equity Interest.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Parent Borrower for the fiscal quarters ended September 30, 2014, December 31, 2014 and March 31, 2015.

“Ratio Incremental Amount” has the meaning set forth in the definition of “Incremental Amount.”

“Recapitalization” has the meaning set forth in the definition of “Transactions”.

“Receivables Subsidiary” means the special purpose entity established as a “bankruptcy remote” Subsidiary of the Parent Borrower for the purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.

“Refinance” or “Refinancing” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrowers, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

“Refinancing Junior Loans” means loans under credit or loan agreements that are (a) senior or subordinated and unsecured or (b) secured by the Collateral of the Loan Parties on a junior basis to the Credit Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Borrowers under the Credit Facilities; provided that, (i) if such Refinancing Junior Loans shall be secured by a security interest in the Collateral, then such Refinancing Junior Loans shall be issued subject to a Market Intercreditor Agreement that is reasonably

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satisfactory to the Administrative Agent; (ii) no Refinancing Junior Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced thereby; (iii) the borrower of the Refinancing Junior Loans shall be the Borrower with respect to the Indebtedness being refinanced; (iv) such Refinancing Junior Loans shall subject to clause (ii) above have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (v) the other terms and conditions (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Junior Loans shall either (x) be substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Junior Loans than, those applicable to the Loans being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement) or (y) reflective of market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Parent Borrower (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement); provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing Junior Loans, together with a reasonably detailed description of material terms and conditions of such Indebtedness or drafts of the documentation related thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (iv) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); (vi) the Refinancing Junior Loans may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Loans being so refinanced; and (vii) the Net Proceeds of such Refinancing Junior Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.11.

“Refinancing Junior Loans Agreements” means, collectively, the loan agreements, credit agreements or other similar agreements pursuant to which any Refinancing Junior Loans are incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Refinancing Notes” means one or more series of (a) senior unsecured notes or (b) senior secured notes secured by the Collateral of the Loan Parties (x) on an equal and ratable basis with the Credit Facilities or (y) on a junior basis to the Credit Facilities (to the extent then secured by such Collateral) in each case issued in respect of a refinancing of outstanding Indebtedness of Borrowers under the Credit Facilities; provided that, (i) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Administrative Agent; (ii) no Refinancing Notes shall mature prior to the date that is after the final maturity date of, or have a weighted average life to maturity that is less than the weighted average life to maturity of, in each case, the Indebtedness being refinanced; (iii) no Refinancing Notes shall be

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subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions); (iv) such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (v) the other terms and conditions (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Notes shall be either (x) substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Notes than, those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement) or (y) reflective of market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Parent Borrower (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement); provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of material terms and conditions of such Refinancing Notes or drafts of the documentation related thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); (v) the Refinancing Notes shall not have security in any case more extensive than that which applied to the applicable Indebtedness being so refinanced and shall not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being refinanced; and (vi) the Net Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Class of Term Loans being so refinanced in accordance with Section 2.11.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning set forth in Section 10.04(b)(v).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transactions under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar or euro-for-euro exchange, as applicable, therefor pursuant to an exchange offer registered with the SEC.

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“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Parent Borrower and its Restricted Subsidiaries on the Closing Date.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Parent Borrower or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers and employees of such Person and such Person’s Affiliates.

“Replacement Rating Agency” has the meaning set forth in the definition of “Applicable Credit Rating.”

“Reportable Event” means any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Repricing Transaction” means the voluntary prepayment, refinancing, substitution or replacement (pursuant to Section 2.11(a) or, solely in the case of a Prepayment Event arising from the incurrence of Indebtedness refinancing the Term B Loans, Section 2.11(c)) of all or a portion of the Term B Loans with the incurrence by the Parent Borrower or any of its Subsidiaries of any syndicated term loans with the primary purpose of having an All-In-Yield that is less than the effective All-In-Yield of such Term B Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the All-In-Yield of, such Term B Loans (in any case, other than in connection with a Change in Control or in connection with any acquisition or investment transaction to the extent that such transaction (x) would not be permitted under this Agreement without an amendment hereto or (y) would be permitted by the terms of this Agreement, but the terms of the Loan Documents would not provide the Parent Borrower and its Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by the Parent Borrower acting in good faith).

“Required Regulatory Dispositions” means any disposition required by a Governmental Authority, or which is otherwise necessary, to obtain the relevant Governmental Authority’s approval of the consummation of the Transactions.

“Required Lenders” means, at any time, Lenders having more than 50% of the sum of (a) the total Revolving Exposures, (b) the Term Loans, (c) the unused Term Commitments and (d) the unused Total Revolving Commitments; provided that with respect to the determination of Required Lenders, (x) the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded and (y) the Loans of any Affiliated Lender shall in each case be excluded unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

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“Required Revolving Lenders” means, at any time, Lenders having more than 50% in the aggregate of (a) the Revolving Commitments or (b) after the termination of the Revolving Commitments, the Revolving Exposure: provided that with respect to the determination of Required Revolving Lenders, (x) the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded and (y) the Loans of any Affiliated Lender shall in each case be excluded unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required TLA Lenders” means, at any time, Lenders having Term A Loans and unused Commitments in respect thereof representing more than 50% of the sum of the total outstanding Term A Loans and unused Commitments in respect thereof at such time; provided that with respect to the determination of Required TLA Lenders, (x) the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded and (y) the Loans of any Affiliated Lender shall in each case be excluded unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required TLB Lenders” means, at any time, Lenders having Term B Loans and unused Commitments in respect thereof representing more than 50% of the sum of the total outstanding Term B Loans and unused Commitments in respect thereof at such time; provided that with respect to the determination of Required TLB Lenders, (x) the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded and (y) the Loans of any Affiliated Lender shall in each case be excluded unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer or Secretary of the Parent Borrower (or such other entity to which such reference relates).

“Restricted Indebtedness” has the meaning set forth in Section 6.07(b).

“Restricted Joint Venture Amount” has the meaning set forth in Section 2.11(e).

“Restricted Lender” has the meaning set forth in Section 1.09.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent Borrower or any Restricted Subsidiary.

“Restricted Subsidiaries” means the Subsidiary Loan Parties and each other Subsidiary of any Borrower that is not an Unrestricted Subsidiary.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit and any other amount received or realized in respect thereof.

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“Revaluation Date” has the meaning set forth in Section 1.06(e).

“Revolver Extension Request” has the meaning set forth in Section 2.24(b).

“Revolver Extension Series” has the meaning set forth in Section 2.24(b).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means the USD/Multicurrency Revolving Commitment. The aggregate amount of the Lenders’ Revolving Commitment as of the Closing Date is $1,500,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time that are denominated in Dollars, plus (b) the Dollar Equivalent at such time of the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time that are denominated in Alternative Currencies, plus (c) such Lender’s LC Exposure at such time, plus (d) such Lender’s Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clauses (e) or (f) of Section 2.01, an Incremental Revolving Loan made under the Revolving Facility or any Loan made pursuant to any Extended Revolving Commitments, as the context may require.

“Revolving Maturity Date” means the date that is five (5) years from the Closing Date or, with respect to any Extended Revolving Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders.

“S&P” means Standard & Poor’s Financial Services, LLC, or any successor to the ratings agency business thereof.

“Sanctions” means economic or financial sanctions or trade embargoes restrictive measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

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“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person, located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness secured by a Lien on any asset or property of the Borrowers or any other Loan Party minus unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Adjusted EBITDA for the most recently ended Test Period.

“Secured Obligations” has the meaning given to such term in the Security Agreement.

“Secured Parties” means the (a) Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) the Issuing Banks, (e) each provider of arrangements the obligations under which constitute Deposit Obligations and (f) each counterparty to any Swap Agreement the obligations under which constitute Swap Obligations.

“Security Agreement” means that certain Security Agreement, dated the date hereof, among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit J.

“Security Documents” means the Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 to secure any of the Obligations.

“Specified Equity Contribution” means any cash contribution to the common equity of the Parent Borrower and/or any purchase or investment in an Equity Interest of the Parent Borrower the proceeds of which are used solely in accordance with Section 8.02.

“Specified Obligations” means Obligations consisting of the principal and interest on Loans, reimbursement obligations in respect of LC Disbursements and fees.

“Specified Refinancing Debt” has the meaning set forth in Section 2.22(a).

“Specified Refinancing Revolving Commitments” means Specified Refinancing Debt constituting revolving commitments.

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” means those representations and warranties made by the Borrowers in Sections 3.01(a) (with respect to the organizational existence of the Loan Parties only), 3.02, 3.03(b)(ii), 3.08, 3.14, 3.15, 3.16 (as it relates to the creation, validity and perfection

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of the security interests in the Collateral) and 3.17 (as it relates to the use of proceeds of the Loans).

“Specified Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation”.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrowers, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrowers or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment, Subsidiary designation, Incremental Term Facility, Incremental Revolving Facility or other event that by the terms of this Agreement requires Adjusted EBITDA or a financial ratio or test to be calculated on a “Pro Forma Basis.”

“SplitCo” means Galleria Co., a Delaware corporation.

“SplitCo Closing Date” means the date of the initial funding under the SplitCo Facilities.

“SplitCo Commitment Letter” means the “Galleria Commitment Letter” (as defined in the Transaction Agreement), as amended and restated on August 14, 2015.

“SplitCo Credit Documentation” means the credit agreement and related agreements and documents as contemplated by the SplitCo Commitment Letter, the terms and conditions of which shall be substantially consistent in all material respects with the SplitCo Commitment Letter without any amendments, supplements or other modifications that would be materially adverse to the Lenders or shall otherwise be on terms and conditions no less favorable to the Lenders than those set forth in the SplitCo Commitment Letter, in each case unless written consent of the Administrative Agent has been obtained (such consent not to be unreasonably withheld, delayed or conditioned).

“SplitCo Facilities” means the credit facilities described in the SplitCo Commitment Letter.

“Spot Rate” means, on any day, with respect to any currency in relation to Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of such currency for delivery two (2) Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the

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Administrative Agent, after consultation with the Parent Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for euro currency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute euro currency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Person” has the meaning set forth in the definition of “Consolidated Net Income.”

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless otherwise specified, any subsidiary of the Parent Borrower.

“Subsidiary Loan Party” means each Restricted Subsidiary that has become a party to the Guaranty.

“Substitute Affiliate Lender” has the meaning set forth in Section 2.06(c).

“Substitute Facility Office” has the meaning set forth in Section 2.06(c).

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current, former or future directors, officers, members of management, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means all obligations, indebtedness, and liabilities (other than Excluded Swap Obligations) of the Group, or any member of the Group, to any Lender or any Affiliate of any Lender which arise pursuant to any Swap Agreements with the Group, or any member of the Group, whether now existing or hereafter arising, whether direct, indirect, related,

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unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in such Swap Agreements.

“Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage.

“Swingline Lender” means JPMorgan Chase Bank, N.A. or any other Revolving Lender who agrees in writing to act as the Swingline Lender hereunder, in each case in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Target” means the Person that is to be acquired, in whose Equity Interests an Investment is to be made or whose (or whose business unit’s, line’s or division’s) assets are to be acquired in an acquisition permitted by clauses (k), (l), (q), (v), (z), (cc) or (dd) of Section 6.04.

“Taxes” means all present or future taxes, levies, imposts, duties (including customs, stamp or mortgage duties), deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term A Loans hereunder, expressed as an amount representing the maximum principal amount of the Term A Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) established or increased from time to time pursuant to an Incremental Assumption Agreement and (d) as established from time to time pursuant to an Extension Amendment. The initial amount of each Lender’s Term A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term A Commitment, as applicable. The initial aggregate amount of the Lenders’ Term A Commitments is $1,750,000,000.

“Term A Facility” means the Term A Commitments and the extensions of credit made thereunder.

“Term A Lender” means a Lender with a Term A Commitment or an outstanding Term A Loan.

“Term A Loan Maturity Date” means the date that is five (5) years from the Closing Date or, with respect to any applicable Extended Term Loans consisting of Term A Loans, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders.

“Term A Loans” means a Loan made pursuant to clause (a) of Section 2.01 or an Incremental Term Loan designated as a Term A Loan and denominated in Dollars.

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“Term B Commitment” means the Term B USD Commitment and the Term B EUR Commitment.

“Term B EUR Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term B EUR Loans hereunder, expressed as an amount representing the maximum principal amount of the Term B EUR Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) established or increased from time to time pursuant to an Incremental Assumption Agreement and (d) as established from time to time pursuant to an Extension Amendment. The initial amount of each Lender’s Term B EUR Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term B EUR Commitment, as applicable. The initial aggregate amount of the Lenders’ Term B EUR Commitments is €665,000,000.

“Term B EUR Facility” means the Term B EUR Commitments and the extensions of credit made thereunder.

“Term B EUR Lender” means a Lender with a Term B EUR Commitment or an outstanding Term B EUR Loan.

“Term B EUR Loans” means a Loan made pursuant to clause (d) of Section 2.01 or an Incremental Term Loan designated as a Term B EUR Loan and denominated in Euro.

“Term B Facility” means the Term B Commitments and the extensions of credit made thereunder.

“Term B Lender” means a Lender with a Term B Commitment or an outstanding Term B Loan.

“Term B Loan Maturity Date” means the date that is seven (7) years from the Closing Date or, with respect to any applicable Extended Term Loans consisting of Term B Loans, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders.

“Term B Loans” means a Term B USD Loan or a Term B EUR Loan.

“Term B USD Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term B USD Loans hereunder, expressed as an amount representing the maximum principal amount of the Term B Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) established or increased from time to time pursuant to an Incremental Assumption Agreement and (d) as established from time to time pursuant to an Extension Amendment. The initial amount of each Lender’s Term B USD Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term B USD Commitment, as

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applicable. The initial aggregate amount of the Lenders’ Term B USD Commitments is $500,000,000.

“Term B USD Facility” means the Term B USD Commitments and the extensions of credit made thereunder.

“Term B USD Lender” means a Lender with a Term B USD Commitment or an outstanding Term B USD Loan.

“Term B USD Loans” means a Loan made pursuant to clause (c) of Section 2.01 or an Incremental Term Loan designated as a Term B USD Loan and denominated in Dollars.

“Term Commitment” means the Term B Commitment and the Term A Commitment.

“Term Facility” means the Term B Commitments and the Term A Commitments and the extensions of credit made thereunder.

“Term Lender” means, as of any date of determination, each Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means a Term A Loan, a Term B Loan, an Incremental Term Loan, Specified Refinancing Term Loan or an Extended Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.24(a).

“Term Loan Extension Series” has the meaning provided in Section 2.24(a).

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Parent Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or (b); provided, further, that for the purposes of the Financial Covenant, Test Period shall mean the latest four consecutive fiscal quarters of the Parent Borrower ending on such date.

“Threshold Amount” means $100,000,000.

“Total Assets” means, at any time, the total assets of the Parent Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrowers.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Parent Borrower and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Capital Lease Obligations and purchase money indebtedness; plus (c) unreimbursed obligations in respect of drawn letters of credit, bankers acceptances or similar instruments (provided that cash collateralized amounts under drawn letters of credit, bankers acceptances and similar instruments shall not be counted as Total Indebtedness); provided that Total Indebtedness shall not include Indebtedness in respect of (i) unreimbursed obligations in respect of drawn letters of credit until five (5) days after such amount is drawn, (ii) obligations under Swap

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Agreements and (iii) if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of unrestricted cash.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Total Indebtedness minus (ii) unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Adjusted EBITDA for the most recently ended Test Period.

“Total Revolving Commitments” means, at any time, the aggregate of the Revolving Commitments of all Lenders (or their respective Affiliates) at such time.

“Transaction Agreement” means that certain Transaction Agreement, dated July 8, 2015, among P&G, SplitCo, the Parent Borrower and Merger Sub.

“Transactions” means:

(a)        the execution and delivery of this Agreement and the other Loan Documents and the funding of the Loans on the Closing Date;

(b)        the Existing Indebtedness Refinancing;

(c)        the execution and delivery of the SplitCo Credit Documentation and the funding of the SplitCo Facilities on or before the date of the consummation of the Merger;

(d)        (i) the contribution by P&G and/or its subsidiaries of a portion of the Galleria Business to SplitCo in exchange for common equity interests of SplitCo and, potentially, cash (the “Recapitalization”), (ii) the contribution or loan of cash or transfer of a portion of the Galleria Business by SplitCo to one or more newly-formed subsidiaries of SplitCo, (iii) the sale or other transfer by P&G and/or its subsidiaries of a portion of the Galleria Business to the SplitCo or its subsidiaries, (iv) the distribution by P&G and its subsidiaries of all of the common Equity Interests of SplitCo to the shareholders of P&G (the “P&G Shareholders”) in accordance with the Transaction Agreement, (v) the consummation of the Merger and the conversion of the common Equity Interests of SplitCo into common Equity Interests of the Parent Borrower and (vi) consummation of any other transactions described or contemplated by the Transaction Documents, including any actions necessary to effectuate the movement and transfer of legal entities, assets and liabilities (including assets and liabilities that will remain with the Galleria Business and assets and liabilities that will remain with P&G, in each case, as contemplated by the Transaction Agreement) and any activities as reasonably necessary to achieve the structure of the Galleria Business contemplated by the Transaction Agreement on or prior to the Merger Date; and

(e)        the transactions related to the foregoing, including the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Undisclosed Administration” means in relation to a Lender or a parent company of such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed

“Unrestricted Subsidiaries” means each Subsidiary of the Parent Borrower (other than a Borrower) designated by the Parent Borrower as an “Unrestricted Subsidiary” pursuant to Section 5.13.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USD/Multicurrency Applicable Percentage” means, with respect to any USD/Multicurrency Revolving Lender, subject to Section 2.21, the percentage of the total USD/Multicurrency Revolving Commitments represented by such Lender’s USD/Multicurrency Revolving Commitment. If the USD/Multicurrency Revolving Commitments have terminated or expired, the USD/Multicurrency Applicable Percentages shall be determined based upon the USD/Multicurrency Revolving Commitments most recently in effect, giving effect to any assignments.

“USD/Multicurrency Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make USD/Multicurrency Revolving Loans and to acquire participations in Letters of Credit denominated in Alternative Currencies hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) as established or increased from time to time pursuant to an Incremental Assumption Agreement, (d) as established from time to time pursuant to a Refinancing Amendment and (e) as established from time to time pursuant to an Extension Amendment. The amount of each Lender’s USD/Multicurrency Revolving Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ USD/Multicurrency Revolving Commitments as of the Closing Date is $1,500,000,000.

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“USD/Multicurrency Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s (or its Affiliate’s) USD/Multicurrency Revolving Loans and its Multicurrency LC Exposure at such time.

“USD/Multicurrency Revolving Facility” means the USD/Multicurrency Revolving Commitments and the extensions of credit made thereunder.

“USD/Multicurrency Revolving Lender” means, as of any date of determination, each Lender with a USD/Multicurrency Revolving Commitment or, if the USD/Multicurrency Revolving Commitments have terminated or expired, a Lender with USD/Multicurrency Revolving Exposure.

“USD/Multicurrency Revolving Loan” means a Loan made pursuant to clause (e) of Section 2.01 or an Incremental Revolving Loan made under the USD/Multicurrency Revolving Facility.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Yearly Limit” has the meaning provided in Section 6.07(a)(v).

Section 1.02        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term B Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Term B Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term B Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or “Eurocurrency Term B Loan Borrowing”).

Section 1.03        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications set forth herein), (b) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any Loan Document to Articles,

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Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, and (e) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 and 6.08, in the event that any Indebtedness, Lien, payment with respect to Junior Indebtedness restricted by Section 6.07(b), Restricted Payment, contractual restriction, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 and 6.08, the Parent Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio), such financial ratio or test shall, except as expressly permitted under this Agreement, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, payment with respect to Junior Indebtedness restricted by Section 6.07(b), Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Liens, Restricted Payments, payments with respect to Junior Indebtedness, Investments, Dispositions or Affiliate transactions under Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.08, respectively, but may instead be permitted in part under any combination thereof (it being understood that compliance with each such section is separately required).

Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test or and the amount of Total Assets or the amount of Adjusted EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis; provided that notwithstanding the foregoing, the absence of an Event of Default under Sections 8.01(a), (b), (g), (h) or (i) shall be a condition to the consummation of any such Limited Condition Acquisition and incurrence of Indebtedness. In addition, if the proceeds of an

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Incremental Facility are to be used to finance a Limited Condition Acquisition, then at the option of the Parent Borrower and subject to the agreement of the lenders providing such financing may be subject to customary “SunGard” or “certain funds” conditionality.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

Section 1.04        Accounting Terms; GAAP. If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Parent Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

Notwithstanding the foregoing, (a) Capital Lease Obligations shall be excluded from (i) for the purposes of calculating the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and Secured Net Leverage Ratio, Total Indebtedness, (ii) for the purposes of Section 6.01, Indebtedness and (iii) Section 6.04(o) (to the extent recharacterized as a Capital Lease Obligation after such lease is entered into), in each case, to the extent such Capital Lease Obligations would have been characterized as operating leases based on GAAP as of the Closing Date and (b) for purposes of determining compliance with any covenant (including the computation of the Financial Covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be determined without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or

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effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

Section 1.05        Business Days; Payments. If any payment or performance under any Loan Document shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06        Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, any amounts specified in this Agreement shall be in Dollars.

(a)        The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans and Letters of Credit denominated in an Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between any Alternative Currency and Dollars until the next Revaluation Date to occur.

(b)        The Administrative Agent shall determine the Dollar Equivalent of any Foreign Currency Letter of Credit or Borrowing not denominated in Dollars in accordance with the terms set forth herein, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Borrower in any document delivered to the Administrative Agent.

(c)        The Administrative Agent shall determine the Dollar Equivalent of any Foreign Currency Letter of Credit as of (i) a date on or about the date on which the applicable Issuing Bank receives a request from the applicable Borrower for the issuance of such Letter of Credit, (ii) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Foreign Currency Letter of Credit shall be increased, (iii) March 31 and September 30 in each year and (iv) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, in each case using the Spot Rate in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.06(c).

(d)        The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of (i) a date on or about the date on which the Administrative Agent receives a Borrowing Request in respect of such Borrowing using the Spot Rate in effect on the date of determination, (ii) as of the date of the commencement of each Interest Period after the initial Interest Period therefor and (iii) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, using the Spot Rate in effect (x) in the case of clauses (i) and (ii) above, on the date that is three Business Days prior to the date of the Borrowing or on which the applicable Interest Period shall commence, and (y) in the case of clause (iii) above, on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.06(d).

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(e)        The Administrative Agent shall notify the Parent Borrower, the Lenders and the applicable Issuing Bank of each such determination (such date, a “Revaluation Date”) and revaluation of the Dollar Equivalent of each Foreign Currency Letter of Credit and Borrowing.

(f)        The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.06 to the nearest higher or lower amount in whole Dollars to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, as may be necessary or appropriate.

(g)        Unless otherwise provided, Dollar Equivalent amounts set forth in Articles II or VIII may be exceeded by a percentage amount equal to 5% of such amount; provided, that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such determinations were made and, in any such cases, the applicable limits set forth in Articles II or VIII, as applicable, will not be deemed to have exceeded solely as a result of such fluctuations in currency exchange rates. For the avoidance of doubt, in no event shall a prepayment be required under Section 2.11(b) if the Dollar Equivalent of the relevant amounts set forth therein does not exceed 5% of such relevant amounts solely as a result of fluctuations in currency exchange rates.

(h)        For purposes of any determination under Article V, Article VI (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VIII with respect to the amount of any Indebtedness, Lien, Restricted Payment, debt prepayment, Investment, Disposition, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “subject transaction”), in a currency other than Dollars, (i) the Dollar Equivalent of a subject transaction in a currency other than Dollar shall be calculated based on the rate of exchange quoted on the applicable Reuters World Currency Page (or any successor page thereto, or in the event such rate does not appear on any Reuters Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower) for such foreign currency, as in effect at 12:00 noon (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollar, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement and (y) additional amounts permitted to be

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incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Article VII and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable, for the most recently ended Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness.

Section 1.07        Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Extended Term Loans, or Loans in connection with any Specified Refinancing Debt or Loan Modification or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.08        Pro Forma Calculations.

(a)        Notwithstanding anything to the contrary herein, Adjusted EBITDA, EBITDA, Consolidated Net Income and any financial ratios or tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating the Total Net Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance, compliance on a Pro Forma Basis or determining compliance giving Pro Forma Effect to a transaction) with Section 7.01, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

(b)        For purposes of calculating Adjusted EBITDA, EBITDA, Consolidated Net Income and any financial ratios or tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to clause (d) of this Section 1.08) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of Adjusted EBITDA, EBITDA, Consolidated Net Income or any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Adjusted EBITDA, EBITDA, Consolidated

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Net Income and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.

(c)        Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Parent Borrower and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies described in clause (g) of “Adjusted EBITDA”; provided that (A) such amounts are reasonably identifiable and factually supportable (in the good faith determination of the Parent Borrower), (B) such actions are taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Adjusted EBITDA or EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) it is understood and agreed that, subject to compliance with the other provisions of this Section 1.08(c), amounts to be included in pro forma calculations pursuant to this Section 1.08(c) may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given Pro Forma Effect pursuant to Section 1.08(b).

(d)        In the event that the Parent Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness). Interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Parent Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Borrower may designate.

(e)        On and after the date Pro Forma Effect is to be given to a Limited Condition Acquisition and on which the Parent Borrower or any Restricted Subsidiary is incurring or deemed to be incurring Indebtedness, which Limited Condition Acquisition has yet to be consummated but for which a definitive agreement governing such Limited Condition Acquisition has been executed and remains in effect, any ratio based conditions

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and baskets (including baskets that are determined on the basis of Adjusted EBITDA) shall be required to be satisfied assuming both that such Limited Condition Acquisition has been consummated and the related Indebtedness incurred and that such Limited Condition Acquisition has not been consummated and the related Indebtedness has not been incurred, in each case until such Limited Condition Acquisition is consummated or such definitive agreement is terminated.

Section 1.09        Restricted Lenders. With respect to each Lender that qualifies as a resident party domiciled in Germany within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsverordnung) (each a “Restricted Lender”), Section 3.17, Section 5.14 and Section 6.12 shall only apply to the extent that these provisions would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade Act (Außenwirtschaftsverordnung) or a similar anti-boycott statute.  In connection with any amendment, waiver, determination or direction relating to any part of Section 3.17, Section 5.14 and/or Section 6.12 of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.

Article II

The Credits

Section 2.01        Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make a Term A Loan in Dollars to the Parent Borrower on the Closing Date in an aggregate principal amount not exceeding its Term A Commitment, (b) [reserved], (c) to make Term B USD Loans in Dollars to the Parent Borrower on the Closing Date in an aggregate principal amount not exceeding its Term B USD Commitment, (d) to make Term B EUR Loans in Euro to the Parent Borrower on the Closing Date in an aggregate principal amount not exceeding its Term B EUR Commitment and (e) to make USD/Multicurrency Revolving Loans in Dollars or Alternative Currencies to the Parent Borrower and any Additional Borrowers, from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of such Lender’s USD/Multicurrency Revolving Exposure exceeding such Lender’s USD/Multicurrency Revolving Commitment, (ii) the aggregate Dollar Equivalent of the USD/Multicurrency Revolving Exposure of all Lenders exceeding the aggregate USD/Multicurrency Revolving Commitment of all Lenders or (iii) the Dollar Equivalent of the aggregate Multicurrency Revolving Exposure exceeding the Multicurrency Revolving Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

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Section 2.02        Loans and Borrowings.

(a)        Loans Made Ratably. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Initial Type of Loans. Subject to Section 2.14, (i) each Term Borrowing denominated in Euro shall be comprised entirely of Eurocurrency Loans and each Term Borrowing in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Parent Borrower may request in accordance herewith and (ii) each Revolving Borrowing by any Borrower (a) in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans and (b) in any Alternative Currency shall be composed solely of Eurocurrency Loans as the relevant Borrower may request in accordance herewith. Each Swingline Loan shall be denominated in Dollars and shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)        Minimum Amounts; Limitation on Eurocurrency Borrowings. At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 ((or in the Dollar Equivalent thereof) with respect to Loans denominated in any Alternative Currency other than Euro) or €1,000,000 and not less than €5,000,000 (with respect to Loans denominated in Euro). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that Revolving Borrowings may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $500,000 ((or in the Dollar Equivalent thereof) with respect to Loans denominated in any Alternative Currency other than Euro) or €1,000,000 and not less than €500,000 (with respect to Loans denominated in Euro). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eighteen (18) Revolving Eurocurrency Borrowings outstanding and four Term Eurocurrency Borrowings outstanding.

(d)        Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurocurrency Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date in the case of a Revolving Loan, the Term A Loan Maturity Date, in the case of a Term A Loan, or the Term B Loan Maturity Date, in the case of a Term B Loan, as applicable.

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Section 2.03        Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall provide written notice to the Administrative Agent of such request by (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)        whether the requested Borrowing is to be a Revolving Borrowing, or a Term Borrowing (and, as applicable, the Class of such Borrowing);

(b)        the identity of the Borrower and the aggregate amount and currency of such Borrowing, subject to the limitations set forth herein;

(c)        the date of such Borrowing, which shall be a Business Day;

(d)        whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, if applicable;

(e)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)        the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of a Borrowing by the Parent Borrower in Dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04        Swingline Loans.

(a)        Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Borrower from time to time during the Revolving Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $80,000,000, (ii) the Dollar Equivalent of the total Revolving Exposures exceeding the total Revolving Commitments, (iii) [reserved] or (iv) the Dollar Equivalent of the aggregate Multicurrency Revolving Exposure exceeding the

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Multicurrency Revolving Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Borrower may borrow, prepay and reborrow Swingline Loans.

(b)        Borrowing Procedure. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email), not later than 12:00 noon, Local Time on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the name of the Borrower, the requested date (which shall be a Business Day) and the amount and currency of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender or by wire transfer, automated clearinghouse debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)        Revolving Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans in Dollars. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly

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remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower (or such other Person) for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

Section 2.05        Letters of Credit.

(a)        General. Subject to the terms and conditions set forth herein, the any Borrower may request the issuance of Letters of Credit denominated in Dollars or Alternative Currencies for such Borrower’s own account (or the account of any of its Restricted Subsidiaries), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section)), the applicable Borrower shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.05), the amount and proposed currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit (but any default or breach under such application and not hereunder shall not give rise to a Default or Event of Default hereunder). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Dollar Equivalent of the LC Exposure shall not exceed $80,000,000 (the “Letter of Credit Facility Amount”), (ii) the Dollar Equivalent of the total Revolving Exposures shall not exceed the total Revolving Commitments, (iii) [reserved], (iv) to the

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extent a Letter of Credit has been requested to be issued, amended, renewed or extended in an Alternative Currency, the USD/Multicurrency Revolving Exposure shall not exceed the USD/Multicurrency Revolving Commitment and (v) to the extent a Letter of Credit has been requested to be issued, amended, renewed or extended in an Alternative Currency, the Dollar Equivalent of the aggregate Multicurrency Revolving Exposure shall not exceed the Multicurrency Revolving Sublimit; provided that no Issuing Bank shall have any obligation to (x) issue trade or commercial Letters of Credit without its consent or (y) issue Letters of Credit in an amount in excess of its Applicable Percentage of the Letter of Credit Facility Amount (it being understood and agreed that any Issuing Bank may issue Letters of Credit in excess of such amount in its sole discretion upon request of the Borrower); provided, further that no Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it.

(c)        Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) (provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods not to extend past the date in clause (ii) below unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank with respect to cash collateralizing or backstopping such Letter of Credit.

(d)        Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage (or in the case of a Letter of Credit denominated in an Alternative Currency, the USD/Multicurrency Applicable Percentage) of the aggregate amount available to be drawn under such Letter of Credit; provided that no Revolving Lender shall be obligated to participate in any Letter of Credit if, as of the date of issuance of such Letter of Credit (after giving effect to such issuance), such Revolving Lender’s Revolving Exposure would exceed its Revolving Commitment. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay (in Dollars, which in the case of a Letter of Credit not denominated in Dollars shall be determined based on the Dollar Equivalent, using the applicable Spot Rate in effect on the date such payment is required) to the

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Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage (or in the case of a Letter of Credit denominated in an Alternative Currency, such Lender’s USD/Multicurrency Applicable Percentage) of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in clause (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Notwithstanding anything herein to the contrary, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities outstanding hereunder; it being understood that, subject to the preceding sentence, Dollar denominated Letters of Credit shall be allocated (and participated in and paid) under the Revolving Facility in accordance with the Lenders’ respective Revolving Commitments. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the relevant currency not later than 4:00 p.m., Local Time, on the first Business Day after such LC Disbursement is made if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on the date such LC Disbursement is made, or, if such notice has not been received by the applicable Borrower prior to such time on such date such notice shall be deemed received on the next day and then not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the applicable Borrower is deemed to have received such notice; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing (in the case of a payment in Dollars), a Eurocurrency Borrowing (in the case of a payment in an Alternative Currency) or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting applicable Borrowing, or, if applicable, Swingline Loan. If the applicable Borrower fails to make such payment when due, then (A) if such payment relates to a Foreign Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the applicable Spot Rate on the date when such payment was due, of such LC Disbursement and (B) in the case of each LC Disbursement the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage (or in the case of a Letter of Credit denominated in Alternative Currency, the USD/Multicurrency Applicable Percentage) thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage (or in the case of a Letter of Credit denominated in Alternative Currency, the USD/Multicurrency Applicable Percentage) of the payment then

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due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans (in the case of a payment in Dollars), Eurocurrency Revolving Loans (in the case of an Alternative Currency) or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement in accordance with this Section 2.05(e).

(f)        Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank or its Related Parties from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable Law) suffered by the applicable Borrowers that are caused by such Issuing Bank’s gross negligence, willful misconduct or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of, or material breach of the terms of the Loan Documents by, the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree

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that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy or email) of such demand for payment and whether the such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)        Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of LC Disbursements made in Dollars, and at all times following the conversion to Dollars of an LC Disbursement made in an Alternative Currency pursuant to clause (e) above, at the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of LC Disbursements made in Alternative Currency, and at all times prior to their conversion to Dollars pursuant to clause (e) above, at the rate applicable to Eurocurrency Loans denominated in such Alternative Currency with an Interest Period of one (1) month’s duration determined on the date such LC Disbursement is made; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)        Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such retiring Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing

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Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)        Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars or, if applicable, Alternative Currency equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Section 8.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the relevant Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the relevant Borrowers for the LC Exposure at such time, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the relevant Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days following a request to do so after all Events of Default have been cured or waived.

(k)        Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 8.01, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to clause (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to clause (e) of this Section 2.05 in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the

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applicable Spot Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this clause (k) shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(l)        Applicability of ISP.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

Section 2.06        Funding of Borrowings.

(a)        By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)        Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans, or if applicable for Borrowings denominated in an Alternative Currency, a rate determined in a customary manner in good faith by the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such

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period. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a lender that shall have failed to make such payment to the Administrative Agent.

(c)        Affiliate Loans. In respect of a Loan or Loans to a particular Borrower (“Designated Loans”) a Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Agents and the Parent Borrower) (i) a substitute office from which it will make Designated Loans (a “Substitute Facility Office”) or (ii) nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”). In furtherance of the foregoing:

(i)        A notice to nominate a Substitute Affiliate Lender shall be substantially in the form of Exhibit G hereto and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(ii)        The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Agents and the Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Substitute Facility Office or the Substitute Affiliate Lender, as applicable. For the avoidance of doubt, the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.

(iii)        Other than as specified in clause (ii) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(iv)        A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agents and the Parent Borrower; provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender, the Designating Lender will automatically assume (and be deemed to assume without further action by any Person) all rights and obligations previously vested in the Substitute Affiliate Lender.

(v)        If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Section 2.06(c), any Substitute Affiliate Lender shall be treated for the purposes of Section 2.17 as having become a Lender on the date of this Agreement.

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Section 2.07        Interest Elections.

(a)        Conversion and Continuation. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing may elect Interest Periods therefor, all as provided in this Section 2.07. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)        Delivery of Interest Election Request. To make an election pursuant to this Section 2.07, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c)        Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether, in the case of Loans denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, if applicable; and

(iv)        if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

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(d)        Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        Automatic Conversion. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the third Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, in the case of Borrowings denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or, in the case of Borrowings denominated in Alternative Currencies, a Eurocurrency Borrowing with an Interest Period of one (1) month’s duration, respectively.

(f)        Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower in writing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Borrowing denominated in an Alternative Currency will, at the expiration of the then current Interest Period each such Borrowing, be automatically continued as a Borrowing of Eurocurrency Loans with an Interest Period of one (1) month.

Section 2.08        Termination and Reduction of Commitments.

(a)        Termination Date. Unless previously terminated, (i) the Term Commitments shall terminate upon the making of the Term Loans on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)        Optional Termination or Reduction. The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the relevant Commitments) and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment, (B) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders, (C) [reserved] or (D) the aggregate USD/Multicurrency Revolving Exposure of all Lenders exceeds the aggregate USD/Multicurrency Revolving Commitments of all Lenders or (E) the Dollar Equivalent of the aggregate Multicurrency Revolving Exposure exceeds the Multicurrency Revolving Sublimit, in each case, calculated based on the Dollar Equivalent amount as of such date of termination or reduction.

(c)        Notice of Termination or Reduction. The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section 2.08 at least three (3) Business Days, or such shorter period

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as may be agreed by the Administrative Agent, prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09        Repayment of Loans; Evidence of Debt.

(a)        Promise to Pay. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender made to such Borrower as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the day that is ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)        Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time hereunder.

(c)        Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders from each Borrower and each Lender’s share thereof.

(d)        Prima Facie Evidence. The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between such accounts of the Administrative Agent and any Lender’s records, the Administrative Agent’s accounts shall govern.

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(e)        Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note; provided that any such promissory notes to be issued on the Closing Date shall be requested by the relevant Lender at least three (3) Business Days prior to the Closing Date. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns); provided that in the event of any assignment of Loans evidenced by a promissory note, the applicable Borrower shall not be obligated to execute and deliver a promissory note to the assignee of such Loans unless and until the assignor Lender has returned its promissory note to the relevant Borrower or the relevant Borrower has received a lost note affidavit and indemnity from the assigning Lender in form and substance reasonably acceptable to the relevant Borrower.

Section 2.10        Amortization of Term Loans.

(a)        Term A Loans. The Parent Borrower shall repay the Term A Loans in the applicable currency of such Term A Loans in quarterly principal installments as follows:

(i)        in the amount of 1.25% of the aggregate principal amount of the Term A Loans made on the Closing Date, due and payable on the last day of each March, June, September and December, of each year commencing on the last day of such month falling on or after the last day of the second full fiscal quarter of the Parent Borrower following the Closing Date and continuing until the last day of such quarterly period ending immediately prior to the Term A Loan Maturity Date; and

(ii)        one final installment in the amount of the relevant Term A Loans then outstanding, due and payable on the Term A Loan Maturity Date;

(b)        Term B Loans. Each Borrower shall repay the Term B Loans made by it in the applicable currency of such Term B Loans in quarterly principal installments as follows:

(i)        in the amount of 0.25% of the aggregate principal amount of the Term B Loans made on the Closing Date, due and payable on the last day of each March, June, September and December, of each year commencing on the last day of such month falling on or after the last day of the second full fiscal quarter of the Parent Borrower following the Closing Date and continuing until the last day of such quarterly period ending immediately prior to the Term B Loan Maturity Date; and

(ii)        one final installment in the amount of the relevant Term B Loans then outstanding, due and payable on the Term B Loan Maturity Date;

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Prior to any repayment of any Term Borrowings, the Parent Borrower shall select the Class and Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, three (3) Business Days before the scheduled date of such repayment; provided that to the extent the Parent Borrower does not specify in such notice the Borrowing or Borrowings to be repaid the Administrative Agent shall apply such amounts on a pro rata basis between all applicable Classes and Borrowings. Each repayment of a Class and Borrowing shall be applied ratably to the Loans included in the repaid Class and Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(c)        Incremental Term Loans. In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid by each applicable Borrower thereunder in the amounts and on the dates set forth in the Incremental Assumption Agreement with respect thereto and on the applicable maturity date thereof.

(d)        Extended Term Loans. In the event any Extended Term Loans are made, such Extended Term Loans shall be repaid by each applicable Borrower in the amounts and on the dates set forth in the Extension Amendment with respect thereto and on the applicable maturity date thereof.

Section 2.11        Prepayment of Loans.

(a)        Optional Prepayment. The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part without prepayment penalty or premium, subject to the requirements of this Section 2.11 and Section 2.16; provided that in the event that, from the Closing Date until the date that is six (6) months following the Closing Date, the Parent Borrower (x) prepays, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.22 that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the relevant Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (1) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (2) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment.

(b)        Mandatory Prepayment of Revolving Loans. In the event and on such occasion that (i) such Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment, (ii) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Total Revolving Commitment of all Lenders, (iii) [reserved], (iv) the aggregate USD/Multicurrency Revolving Exposure of all Lenders exceeds the aggregate USD/Multicurrency Revolving Commitment of all Lenders or (v) the aggregate Multicurrency Revolving Exposure exceeds the Multicurrency Revolving Sublimit, in each case calculated based on the Dollar Equivalent amount as of the applicable date of determination, the applicable Borrower shall prepay Revolving Borrowings or Swingline

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Borrowings or cash collateralize any Letters of Credit in an aggregate amount to eliminate such excess.

Upon the incurrence by the Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Borrowers shall prepay Revolving Loans and terminate Revolving Commitments in an aggregate principal amount equal to 100% of all Net Proceeds received therefrom immediately upon receipt thereof by the Parent Borrower or such Restricted Subsidiary.

(c)        Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf the Parent Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Parent Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay or cause to be prepaid Term Borrowings (on a ratable basis among any outstanding Term A Loans, Term B USD Loans and Term B EUR Loans based on the outstanding principal amounts thereof) in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that:

(i)        subject to the terms of clause (iii) below, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event”, if the Secured Net Leverage Ratio as calculated as of the last day of the most recent Test Period is less than or equal to (x) 2.75 to 1.00, then the Parent Borrower shall only prepay or cause to be prepaid Term Borrowings in an aggregate amount equal to 50% of the Net Proceeds and (y) 2.25 to 1.00, then no prepayment will be required under this clause (c) for such fiscal year;

(ii)        subject to the terms of clause (iii) below, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event”, if the Parent Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Parent Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within twelve (12) months after receipt of such Net Proceeds, to acquire or replace assets (other than ordinary course current assets, it being understood such limitation shall not apply to the acquisition of any Person or all or substantially all of the assets of a division or branch of such Person) or repair, improve or maintain assets to be used in the business of, or otherwise useful in the operations of, the Parent Borrower and the Restricted Subsidiaries, then no prepayment shall be required pursuant to this clause (c) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within twelve (12) months (or in the case of a binding commitment in respect of an application within such twelve (12) months, eighteen (18) months) after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided, however, that such reinvestment rights shall not apply to the Net Proceeds of Required Regulatory Dispositions in excess of $500,000,000 and

(iii)        Net Proceeds from any Prepayment Event shall not be required to be used to prepay Term Borrowings under this clause (c) if (A) the aggregate amount of Net Proceeds received from any such individual Prepayment Event,

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together with any other Prepayment Events which are in connection with the same transaction or related series of transactions, do not exceed $7,500,000 and (B) the aggregate amount of Net Proceeds received from all Prepayment Events in any fiscal year would not exceed $7,500,000; provided that, after the first anniversary of the Merger Date, any prepayment otherwise required under this clause (c) shall be applied on a pro rata basis with any mandatory prepayment under the corresponding provision of the SplitCo Credit Documentation to the extent required thereunder.

(d)        Excess Cash Flow Prepayment. Following the end of each Applicable Fiscal Year, the Parent Borrower shall prepay Term Loans (ratably in accordance with the outstanding amount of each Class thereof) in an aggregate amount equal to the sum of: (i) 50% of Excess Cash Flow for such Applicable Fiscal Year; minus (ii) the aggregate amount of voluntary prepayments made on the Term Loans during such Applicable Fiscal Year or on or prior to the date such Excess Cash Flow payment is due (other than prepayments funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and without duplication for any deduction of any such prepayment in respect of the prior fiscal year but including Loans repurchased pursuant to Dutch auctions or open market purchases in an amount equal to the discounted purchase price of such Loans paid in respect of such Loans pursuant to such Dutch auction or open market purchase); minus (iii) the aggregate amount of voluntary prepayments made on the Revolving Loans during such Applicable Fiscal Year or on or prior to the date such Excess Cash Flow payment is due (and without duplication for any deduction of any such prepayment in respect of the prior fiscal year) that were accompanied by a permanent reduction of the Revolving Commitments. Each prepayment pursuant to this clause (d) shall be made within five (5) Business Days after the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the Applicable Fiscal Year for which Excess Cash Flow is being calculated; provided that if the Secured Net Leverage Ratio as calculated as of the last day of the relevant Applicable Fiscal Year is (x) less than or equal to 2.75 to 1.00, then the 50% threshold above shall be reduced to 25% and (y) less than or equal to 2.25 to 1.00, no prepayment will be required under this clause (d) for such fiscal year and provided, that no prepayment will be required under this clause (d) for such fiscal year if the aggregate amount of such prepayment would not exceed $10,000,000. As used in this clause, the term “Applicable Fiscal Year” means each fiscal year, beginning with the first full fiscal year ending after the SplitCo Closing Date (or, if the SplitCo Closing Date has not occurred prior to June 30, 2017, the fiscal year ending June 30, 2017); provided that, after the first anniversary of the Merger Date, any prepayment otherwise required under this clause (d) shall be applied on a pro rata basis with any mandatory prepayment under the corresponding provision of the SplitCo Credit Documentation to the extent required thereunder.

(e)        Repatriation Considerations. Notwithstanding any other provisions of Sections 2.11(c) and (d), (i) to the extent that (and for so long as) any of or all the Net Proceeds of any Prepayment Event giving rise to a mandatory prepayment pursuant to Sections 2.11(c) and (d) are prohibited or restricted by applicable local Law from being repatriated to the jurisdiction of organization of the Parent Borrower, taking into account matters such as financial assistance, corporate benefit restrictions and the fiduciary and statutory duties of the directors of the Parent Borrower and its Subsidiaries, an amount equal

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to the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05(c) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law will not permit such repatriation to the Parent Borrower (the Parent Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take commercially reasonable actions available under applicable local Law to permit such repatriation or a part thereof if full repatriation is not permitted) or such conflict or risk exists, and if such repatriation of any such affected Net Proceeds is permitted under the applicable local Law and such conflict or risk no longer exists, an amount equal to such Net Proceeds not previously paid will be promptly applied to the Term Loans pursuant Section 2.11(c) and Section 2.11(d) and (ii) to the extent that the Parent Borrower has determined in good faith that repatriation of any of or all of the Net Proceeds of any Prepayment Event to the jurisdiction of organization of the Parent Borrower would have a material adverse Tax consequence with respect to such Net Proceeds (taking into account any foreign tax credit or benefit that would be realized in connection with such repatriation), the Net Proceeds so affected will not be required to be applied to repay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Restricted Subsidiary until such time as it may repatriate such amount without incurring such material adverse Tax consequences (at which time such amount shall be repatriated to the Parent Borrower and applied to repay the Term Loans to the extent provided herein).

(f)        Notice of Prepayment; Application of Prepayments. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or email) of any optional prepayment under Section 2.11(a) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, (or such later time as the Administrative Agent may agree), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Prepayments of Term Loans shall be applied (i) in the case of prepayments pursuant to Section 2.11(a), to each Class of Term Loans as directed by the Parent Borrower (and absent any such direction, pro rata among all Classes of Term Loans), to the scheduled installments thereof in the manner specified by the applicable Borrower and (ii) in the case of

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prepayments pursuant to Section 2.11(c) or (d), pro rata among all Classes of Term Loans, in direct order of maturity of remaining amortization payments; provided, that, notwithstanding anything else set forth in this Section to the contrary, any other Indebtedness permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral that is permitted under Section 6.02, may participate in mandatory prepayments pursuant to Section 2.11(c) or (d) on a pro rata or less than pro rata basis to the extent such Indebtedness is required to be prepaid or redeemed with the Net Proceeds from such mandatory prepayment event.

(g)        Refinancing Debt. Upon the incurrence or issuance by the Parent Borrower or any Restricted Subsidiary of any (x) Indebtedness not permitted under this Agreement or (y) Refinancing Notes, any Specified Refinancing Term Loans or any Refinancing Junior Loans, the Borrowers shall prepay an aggregate principal amount of the Class of Term Loans and/or Revolving Loans being refinanced in an amount equal to 100% of all Net Proceeds received therefrom immediately upon receipt thereof by the Parent Borrower or such Restricted Subsidiary in a manner consistent with clause (f) above.

(h)        Declined Amount. Other than with respect to repayments pursuant to clause (g) above, the applicable Lenders may elect not to accept any mandatory prepayment (each such Lender, a “Declining Lender”). Any prepayment amount declined by the Declining Lenders (the “Declined Amount”) shall be retained by the Parent Borrower.

Section 2.12        Fees.

(a)        Commitment Fees. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that the commitment fee shall accrue at a rate per annum equal to (x) 0.375% if the Total Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements were delivered pursuant to Section 5.01(a) or (b) is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00 and (y) 0.25% if the Total Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements were delivered pursuant to Section 5.01(a) or (b) is less than or equal to 2.00 to 1.00. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the date which is three (3) Business Days following the last day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)        Letter of Credit Fees. The Parent Borrower agrees to pay:

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(i)        Participation Fee. To the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate for Eurocurrency Borrowings on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure;

(ii)        Letter of Credit Fronting Fees. To each Issuing Bank a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which fee shall equal the product of a percentage to be agreed between the Parent Borrower and the relevant Issuing Bank (but in any event not to exceed 0.125% unless otherwise agreed by the Parent Borrower) of the initial stated amount of such Letter of Credit multiplied by a fraction, the numerator of which is the number of days included in the term of such Letter of Credit and whose denominator is 360; and

(iii)        Issuing Bank Standard Fees. Each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Participation fees and standby Letter of Credit fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that: (A) all such fees shall be payable on the date on which the Revolving Commitments terminate; (B) any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand; and (C) all fronting fees payable with respect to commercial Letters of Credit shall be payable on the date of the issuance thereof. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and standby Letter of Credit fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        Administrative Agent Fees. The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d)        Other Fees. The Parent Borrower agrees to pay to the other fees set forth in the Fee Letter as and when required pursuant to the terms of such Fee Letter.

(e)        Payment of Fees. All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Collateral Agent or any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

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Section 2.13        Interest.

(a)        ABR Borrowings/Swingline Borrowings. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall be denominated in Dollars and shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings.

(b)        Eurocurrency Borrowings. The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurocurrency Borrowings.

(c)        Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the applicable Borrower hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% per annum plus the rate then applicable to ABR Revolving Loans (in the case of amounts owing in Dollars) or Eurocurrency Loans with an Interest Period of one (1) month’s duration determined on the date such amounts were due and then on each monthly anniversary thereof (in the case of amounts owing in an Alternative Currency), in each case as provided in clause (a), or if applicable, clause (b), of this Section 2.13.

(d)        Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan occurring after the Closing Date and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)        Computation. All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or other applicable “prime rate” which shall be computed on the basis of a year of 365 days (or 366 in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

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(a)        the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)        the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be given promptly after the Administrative Agent obtains notice from the Required Lenders of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as an ABR Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) any Interest Election Request or Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as or Borrowing of, a Borrowing denominated in an Alternative Currency, a Eurocurrency Borrowing, shall be ineffective and such Borrowing shall be maintained or made, as applicable, at a rate determined in a customary manner in good faith by the Administrative Agent and the Borrowers.

Section 2.15        Increased Costs.

(a)        Change In Law. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)        subject any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, loan principal, Letters of Credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto

(iii)        impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement, Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or

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receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law regarding capital adequacy, insurance or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy, insurance or liquidity), then from time to time upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)        Delivery of Certificate. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts in good faith necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)        Limitation on Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)        Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.15 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities as a matter of general practice and policy.

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(f)        Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.16.

Section 2.16        Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to or from, continue as or prepay any Eurocurrency Revolving Loan, Eurocurrency Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the reallocation of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the actual loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency and of a comparable amount and period from other banks in the Eurocurrency market it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Parent Borrower that sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof. Notwithstanding anything contained in the forgoing provisions, no Lender shall be entitled to any compensation from the applicable Borrower under this Section 2.16 unless such Lender is generally charging the

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relevant amounts to similarly situated borrowers under comparable syndicated credit facilities as a matter of general practice and policy.

Section 2.17        Taxes.

(a)        Gross Up. Except as required by applicable Law, any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the applicable Withholding Agent shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the applicable Withholding Agent shall make such deductions and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)        Payment of Other Taxes. Without duplication of any Tax paid under Section 2.17(a), each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of Other Taxes.

(c)        Tax Indemnification. Each Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document or in connection with any registration or presentation of a Loan Document with any authority or court (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Receipts. As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Administrative Agent Indemnity. Each Lender shall indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but

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only to the extent that a Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)         Status of Lenders.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. borrower, (A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (B) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) in the case of a non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of

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interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (2) executed originals of IRS Form W-8ECI, (3) in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E or (4) to the extent a non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-3 or Exhibit D-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 on behalf of each such direct and indirect partner and (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the applicable Borrower(s) or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall, upon request from the Parent Borrower

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update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)        Refund. If the Administrative Agent or a Lender receives or benefits from a credit or refund of any Indemnified Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund or credit amount to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h)        [Intentionally Omitted.]

(i)        Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment, satisfaction, or discharge of the Loans and all other amounts payable hereunder.

(j)        Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank, any Agent and any Arranger, and the term “applicable law” includes FATCA.

Section 2.18        Payments Generally; Pro Rata Treatment; Sharing of Payments; Proceeds of Collateral.

(a)        Payments Generally. Unless otherwise specified herein, each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly

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to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document of (i) principal and interest in respect of any Loan shall be made in the currency in which such Loan is denominated and (ii) any other amount shall be made in Dollars.

(b)        Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        Sharing of Payments. If any Lender shall obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans, including by way of exercising any right of set-off or counterclaim or otherwise, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law but subject to Section 10.08, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)        Payments from Borrowers Assumed Made. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to

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the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate (or in the case of amounts not denominated in Dollars, the Administrative Agent’s cost of funds) and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        Set-Off Against Amounts Owed Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)        Application of Proceeds of Collateral and Guaranty. Subject to the terms of the Intercreditor Agreement and any other intercreditor arrangements entered into by the Agents in accordance with Section 9.09(f), all amounts received under the Guaranty and all proceeds received by the Collateral Agent from the sale or other liquidation of the Collateral when an Event of Default has occurred and is continuing shall first be applied as payment of the accrued and unpaid fees of the Agents hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.03) owing to each Agent in its capacity as an Agent only, and then any remaining amount of such proceeds shall be distributed:

(i)         first, to an account at the Administrative Agent over which the Administrative Agent shall have control in an amount equal to 102% of the LC Exposure then outstanding;

(ii)        second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Loan Obligations and Swap Obligations, until all the Loan Obligations and Swap Obligations have been paid and satisfied in full or cash collateralized;

(iii)       third, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the Deposit Obligations, until all Deposit Obligations have been paid and satisfied in full or cash collateralized;

(iv)       fourth, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations; and

(v)        fifth, to the Person entitled thereto as directed by the Parent Borrower or as otherwise determined by applicable Law or applicable court order.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets.

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(g)        Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Collateral Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Collateral Agent to be distributed and shared pursuant to this Section 2.18 are in a form other than immediately available funds, the Collateral Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by clause (f) of this Section 2.18. The Secured Parties shall receive the applicable portions (in accordance with the foregoing clause (f)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Collateral Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Collateral Agent pursuant to this clause (g), the Collateral Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(h)        Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Collateral Agent hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Collateral Agent.

Section 2.19        Mitigation Obligations; Replacement of Lenders.

(a)        Mitigation. If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder pursuant to and in accordance with Section 2.06(c) or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement. If (i) a Lender requests compensation under Section 2.15, (ii) a Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.17, (iii) a Lender is a Defaulting Lender, or (iv) a Lender shall become a Non-Consenting Lender (as defined below), then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations in one or more Classes (as the Parent Borrower shall elect)

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under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent to such assignee Lender to the extent required by Section 10.04, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans of the relevant Class or Classes (and participations in LC Disbursements and Swingline Loans, to the extent applicable) accrued interest thereon, accrued fees and all other amounts (including, for the avoidance of doubt, any prepayment premium that would have been payable by the relevant Borrower to such Non-Consenting Lender under Section 2.11(a) if such assigning Lender had consented to any Repricing Transaction, in any case, occurring prior to the six-month anniversary of the Closing Date and giving rise to its status as a Non-Consenting Lender (assuming that such Repricing Transaction has occurred on the date of the effectiveness of such assignment and assumption) payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that (i) the Parent Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or all directly affected Lenders) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-Consenting Lender.”

Section 2.20        Incremental Facilities.

(a)        The Parent Borrower may, by written notice to the Administrative Agent at any time, on one or more occasions, request to (i) add one or more new Classes of term facilities and/or increase the principal amount of any Class of Term Loans, any Incremental Term Loans or any Specified Refinancing Term Loans by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the principal amount of any Class of Revolving Commitments, any Incremental Revolving Commitments or any Specified Refinancing Revolving Commitments and/or add one or more new Classes of incremental revolving facilities (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate amount not to exceed the Incremental Amount;. Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (x) with respect to Incremental

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Facilities denominated in Dollars, in an aggregate principal amount of not less than $10,000,000, and $5,000,000 increments in excess thereof, (y) with respect to Incremental Facilities denominated in an Alternative Currency, in an aggregate principal amount of not less than an amount in such Alternative Currency equal to the Dollar Equivalent of $10,000,000, and $5,000,000 increments in excess thereof or (z) equal to the remaining Incremental Amount) and (ii) the date, which shall be a Business Day, on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”) pursuant to an Incremental Facility Activation Notice. Any Incremental Revolving Facility may provide for the ability to permanently repay and terminate incremental revolving commitments on a pro rata basis or less than a pro rata basis (but not greater than pro rata basis) with the Revolving Facility.

(b)        Incremental Loans may be provided by any existing Lender (it being understood each existing Lender shall have no obligation to participate in any Incremental Facility), or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Facilities if such consent would be required under Section 10.04(b) for an assignment of Loans to such Additional Lender.

(c)        The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Facility or Incremental Loan.

(d)        The applicable Borrower and each Lender or Additional Lender providing a portion of the Incremental Facilities shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Facilities of such Lender or Additional Lender. The applicable Borrower and each Lender or Additional Lender providing a portion of the Incremental Facilities shall determine the terms of the Incremental Term Loans and/or Incremental Revolving Commitments to be set forth in the respective Incremental Assumption Agreement; provided that (i) the final maturity date of any Incremental Term Loan (x) that is a “term loan A” shall be no earlier than the Latest Maturity Date with respect to Term A Loans and (y) that is a “term loan B” shall be no earlier than the Latest Maturity Date with respect to Term B Loans, (ii) the weighted average life to maturity of any Incremental Term Loan (x) that is a “term loan A” shall be no shorter than the then longest remaining weighted average life to maturity of the then-existing Term A Loans and (y) that is a “term loan B” shall be no shorter than the then longest remaining weighted average life to maturity of the then-existing Term B Loans, in each case calculated as of the date of making such Incremental Term Loan, (iii) such Incremental Facilities shall be secured on a pari passu basis with respect to the Loans outstanding as of (or made on) the Increased Amount Date and/or pari passu or subordinated in right of security with respect to such Loans (and to the extent so subordinated, the holders of such indebtedness or a representative thereof will enter into a Market Intercreditor Agreement that is reasonably acceptable to the Administrative Agent with the Loan Parties and the Administrative Agent evidencing such subordination) or may be unsecured (it being understood any such

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Indebtedness incurred in reliance on the Incremental Amount shall be deemed to be “Total Indebtedness secured by a Lien that is not subordinated to the Liens securing the Obligations” for purposes of calculating the First Lien Net Leverage Ratio set forth therein, regardless of whether secured or unsecured), (iv) any mandatory prepayment (other than scheduled amortization payments) of Incremental Term Loans shall be made on a pro rata basis with all then existing Term Loans (and all other then-existing Incremental Term Loans and Specified Refinancing Term Loans requiring ratable prepayment), except that the applicable Borrower and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis), (v) the maturity date or commitment reduction date of any Incremental Revolving Loan shall be no earlier than the Latest Maturity Date with respect to then existing Revolving Commitments, (vi) with respect to any Incremental Term Loans incurred under the Ratio Incremental Amount designated as Term B Loans that rank pari passu in right of payment and security with the Obligations, if the All-In-Yield applicable to such Incremental Term Loans exceeds the All-In-Yield for the initial Term B Facility by more than 50 basis points, the Applicable Rate for the initial Term B Facility shall be increased (without any further action by any party or any amendment hereto) so that the initial All-In-Yield in respect of such Incremental Term Loans is no more than 50 basis points higher than the All-In-Yield for the initial Term B Facility, (vii) to the extent an Incremental Revolving Facility is structured as an additional revolving facility under this agreement and not as an increase to the existing Revolving Commitment hereunder, (x) no more than three (3) revolving facilities (including any revolving facility constituting Specified Refinancing Debt) shall be outstanding hereunder at any one time, (y) the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and any participations therein between any revolving facilities; and (viii) no Incremental Term Loan will be guaranteed by any Person that is not a Subsidiary Loan Party. All terms and documentation with respect to Incremental Facilities which differ from those with respect to the Loans under the existing applicable Credit Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent (i) permitted by clauses (i) through (vii) above, (ii) applicable only to periods after the Latest Maturity Date applicable to (x) in the case of any Incremental Term Facility, any then-existing Term Facility or (y) in the case of any Incremental Revolving Facility, any then-existing Revolving Facility or (iii) in the case of any financial maintenance covenant added for the benefit of any Incremental Facility, such financial covenant is added also for the benefit of (x) in the case of any Incremental Term Facility, any then-existing Term Facility or (y) in the case of any Incremental Revolving Facility, any then-existing Revolving Facility); it being understood and agreed that any Incremental Revolving Facility structured as an increase shall have the same terms as the existing Revolving Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 2.20. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Parent Borrower’s consent (not to be unreasonably withheld) but without the consent of any other Lenders, and furnished to the other parties hereto.

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(e)        Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 2.20 unless (i) subject to Section 1.03, on the date on which such Loan is made or of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied (it being understood that all references to “the occasion of any Borrowing” in Section 4.02 shall be deemed to refer to the Increased Amount Date), (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and generally consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(f)        On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the relevant Issuing Bank and the Parent Borrower.

Section 2.21        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)        Suspension of Voting. The Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Lender shall not be included in determining whether Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or which would extend the final maturity of amounts owed to such Lender or reduce the amount thereof or would increase the amount or extend the expiration of such Lender’s commitments shall require the consent of such Defaulting Lender;

(c)        Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)        Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (or in the case of LC Exposure denominated in an Alternative Currency, its USD/Multicurrency Applicable Percentage) but only to the extent (w) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, the sum of all non-Defaulting Lenders’ USD/Multicurrency Revolving Exposures plus the allocable portion of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-

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Defaulting Lenders’ USD/Multicurrency Revolving Commitments and (z) no Event of Default then exists;

(ii)         Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding or cannot be reallocated pursuant to clause (i) (it being understood that such amount (to the extent not applied as aforesaid) shall be returned in accordance with the procedures set forth in Section 2.05(j));

(iii)        Suspension of Letter of Credit Fee. If the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        Reallocation of Fees. If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages (or in the case of fees arising from Revolving Exposure denominated in an Alternative Currency, such Lenders’ USD/Multicurrency Applicable Percentages); and

(v)         Issuing Bank Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)        Suspension of Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless (i) it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, (ii) cash collateral will be provided by the applicable Borrower in accordance with Section 2.21(c), and/or (iii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)        Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and

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including any mandatory or voluntary prepayment and any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, after termination of the Commitments to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrowers, any applicable Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage and/or USD/Multicurrency Applicable Percentage, as applicable.

Notwithstanding the above, the Borrowers’ right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrowers against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.22        Specified Refinancing Debt.

(a)        The Borrowers may from time to time, add one or more new term loan facilities and new revolving credit facilities to the Credit Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers, to refinance (i) all or any portion of any Class of

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Term Loans then outstanding under this Agreement and (ii) all or any portion of any Class of Revolving Loans (and the unused Revolving Commitments with respect to such Class of Revolving Loans) then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than three Classes of revolving commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Credit Facilities; (iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu or junior basis with the Obligations pursuant to a Market Intercreditor Agreement that is reasonably satisfactory to the Administrative Agent; (iv) will have such pricing and optional prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof and for the avoidance of doubt, Section 2.20(d)(vi) shall not apply; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Revolving Maturity Date of the Revolving Commitment being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a weighted average life to maturity that is not shorter than the weighted average life to maturity of, the Loans being refinanced; (vi) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.11 (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Term Loans); (vii) each Revolving Borrowing (including any deemed Revolving Borrowings made pursuant to Section 2.04 or 2.05) shall be allocated pro rata among the Classes of Revolving Commitments (it being agreed that notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities); (viii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are either (x) substantially similar to, or (when taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans or commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing) or (y) reflective of market terms and conditions at the time of incurrence thereof, in each case, as determined in good faith by the Parent Borrower (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing); provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of material terms and conditions of such Specified Refinancing Debt or drafts of the documentation related thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (viii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (ix) the Net

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Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Section 2.08 and 2.11, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Parent Borrower and the lenders thereof and applicable only during periods after the Latest Maturity Date of any of the Loans (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (excluding accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses).

(b)        The Parent Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders are not required to provide such proposed Specified Refinancing Debt) or, subject to the approval of the Administrative Agent and, with respect to revolving commitments, the Issuing Banks (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Parent Borrower may elect.

(c)        The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 4.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents providing for such Specified Refinancing Debt to be secured thereby, generally consistent, where applicable, with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.

(d)        Each Class of Specified Refinancing Debt incurred under this Section 2.22 shall be in an aggregate principal amount that is (i) (x) with respect to Specified Refinancing Debt denominated in Dollars, not less than $5,000,000, or $1,000,000 increments in excess thereof or (y) with respect to Specified Refinancing Debt denominated in an Alternative Currency, not less than an amount in such Alternative Currency equal to the Dollar Equivalent of $5,000,000, and $1,000,000 increments in excess thereof or (ii) the amount required to refinance all of the applicable Class of Loans and/or Commitments. Any Refinancing Amendment may provide for the making of Specified Refinancing Revolving Loans to, or the issuance of Letters of Credit for the account of, the Borrowers or any Subsidiary, or the provision to the Borrowers of Swingline Loans, pursuant to any revolving

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credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments.

(e)        The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Credit Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrowers, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 2.22. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding refinancing revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

Section 2.23        [Reserved].

Section 2.24        Extension of Term Loans; Extension of Revolving Loans.

(a)        Extension of Term Loans. Any Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Term Loans, the relevant Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical in all material respects to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments, if any, of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the interest rates (including

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through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolver Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the item contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the relevant Borrower and the Lenders thereof; provided, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (B) the weighted average life to maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining weighted average life to maturity of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than (x) $10,000,000 in the case of Extended Term Loans denominated in Dollars or (y) in the case of Extended Term Loans denominated in Alternative Currencies, an amount in such Alternative Currency equal to the Dollar Equivalent of $10,000,000.

(b)        Extension of Revolving Commitments. Any Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Revolving Commitments, the relevant Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as

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offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical in all material respects to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolver Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the item contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iii) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the maturity date of the non-extending Revolving Commitments); provided, that (A) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended and (B) that all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $5,000,000 or, in the case of Extended Revolving Commitments denominated in Alternative Currencies, an amount in such Alternative Currency equal to the Dollar Equivalent of $5,000,000.

(c)        Extension Request. The relevant Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an

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Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)        Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the relevant Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.24(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and Section 4.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, generally consistent, where applicable, with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to effect any Extension Amendment and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the relevant Borrower in connection with the establishment of such Extension Amendment, in each case on terms consistent with and/or to effect the provisions of this Section 2.24. In addition, if so provided in the relevant Extension Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such

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Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(e)        No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Article III

Representations and Warranties

Each Borrower party hereto represents and warrants on behalf of itself and its Restricted Subsidiaries to the Lenders on the Closing Date and each other date required pursuant to Section 4.02(a) that:

Section 3.01        Organization; Powers. Each Borrower and each of its Restricted Subsidiaries (a) is validly existing under the laws of the jurisdiction of its organization or formation, except, in the case of a Restricted Subsidiary, where the failure to be so could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted, except, in the case of a Restricted Subsidiary, where the failure to have such could not reasonably be expected to result in a Material Adverse Effect and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, its jurisdiction of organization or formation and every other jurisdiction where such qualification is required.

Section 3.02        Authorization; Enforceability. Each Borrower and each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by the Borrowers party hereto, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Administrative Agent in connection with the Loan Documents.

Section 3.03        Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents: (a) do not require any consent or approval of, registration

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or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for consents, approvals, registrations, filing or other actions, the failure of which to obtain or make would not necessarily be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate (i) any applicable Law or regulation or (ii) in any material respect, the charter, by-laws or other organizational documents of such Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority binding on such Person, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any material Lien on any asset of the Parent Borrower or any of its Restricted Subsidiaries, except Liens created under and Liens permitted by the Loan Documents, and except to the extent such violation or default referred to in clause (b)(i) or (c) above could not reasonably be expected to result in a Material Adverse Effect.

Section 3.04        Financial Condition; Projections; No Material Adverse Effect.

(a)        Financial Statements. The Parent Borrower has heretofore furnished to the Lenders the Annual Financial Statements and the Quarterly Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)        Projections. The consolidated forecasted statements of financial position, consolidated income statement, consolidated statements of comprehensive income and cash flows of the Parent Borrower and its Subsidiaries most recently delivered to the Lenders pursuant to Section 5.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Parent Borrower to be reasonable at the time such projections were furnished; it being understood by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may significantly differ from the projected results and such differences may be material.

(c)        No Material Adverse Effect. Since June 30, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05        Properties.

(a)        Title. Each Borrower and its Restricted Subsidiaries is the legal and beneficial owner of, and has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their

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intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect, and none of the assets of such Borrower or any such Restricted Subsidiary is subject to any Lien (or the interest of any other person) except Liens permitted by Section 6.02.

(b)        Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, service names, domain names, copyrights, patents and other intellectual property rights to its knowledge is reasonably necessary for its business as presently conducted and (ii) to the knowledge of such Person, the use of any such intellectual property by such Person does not infringe upon the rights of any other Person and the intellectual property owned by any Loan Party is not being infringed by any other Person.

Section 3.06        Litigation and Environmental Matters.

(a)        Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Borrower or any of its Restricted Subsidiaries which are reasonably likely to be adversely determined and, if so determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance cover in respect thereof) other than Disclosed Matters.

(b)        Environmental Matters. Except as could not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance cover in respect thereof), no Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability or has knowledge of any event or circumstance that could reasonably be expected to give rise to such a claim, (iv) knows of any basis for, or that could reasonably be expected to give rise to, any Environmental Liability, or (v) has assumed or retained by contract or operation of law any obligations under Environmental Law or relating to Hazardous Materials.

Section 3.07        Compliance with Laws. Each Borrower and each of its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08        Investment Company Act Status. No Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09        Taxes. Each Borrower and each of its Restricted Subsidiaries has (i) timely filed or caused to be filed all Tax returns and reports required to have been filed and has

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paid all Taxes that are required to have been paid by it, except (a) Taxes not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the best of its knowledge, no material proposed Tax deficiency or assessment has been asserted against any Loan Party.

Section 3.10        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the fair market value of the assets of each Pension Plan was not materially less than the present value of the accumulated benefit obligation under such Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) as of the close of the most recent plan year, as reported in the most recent financial statements reflecting such amounts. If all of the Pension Plans were terminated (disregarding any Pension Plans with surpluses), the unfunded liabilities with respect to the Pension Plans, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11        Disclosure. As of the Closing Date, neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information (with respect to such information and data relating to the Galleria Business, to the best of any Loan Party’s knowledge) furnished by or on behalf of any Loan Party to the Administrative Agent (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections may vary from actual results and that such variances may be material).

Section 3.12        Subsidiaries. As of the Closing Date (after giving effect to the Transactions to occur on the Closing Date), the Parent Borrower has no Subsidiaries other than those listed on Schedule 3.12 hereto. Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Parent Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Parent Borrower and the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, and no outstanding securities or instruments convertible into any Equity Interests of any Restricted Subsidiary.

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Section 3.13        Labor Matters. As of the Closing Date, except as disclosed on Schedule 3.13, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Parent Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened in writing, that would have a material impact on the operations of the Parent Borrower and its Restricted Subsidiaries and (b) the hours worked by and payments made to employees of the Parent Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or other applicable Law dealing with such matters.

Section 3.14        Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date: (a) the sum of the debt (including contingent liabilities) of the Parent Borrower and its Subsidiaries on a consolidated basis does not exceed the fair value of the assets of the Parent Borrower and its Subsidiaries on a consolidated basis, (b) the capital of the Parent Borrower and its Subsidiaries on a consolidated basis is not unreasonably small in relation to the business of the Parent Borrower and its Subsidiaries on a consolidated basis, contemplated as of such date and (c) the Parent Borrower and its Subsidiaries, on a consolidated basis do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 3.15        Margin Securities. Neither the Parent Borrower nor any of its Restricted Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation X or that would entail a violation of Regulation U of the Board of Governors of the Federal Reserve System (and if required by such regulations or requested by a Lender, the Parent Borrower or such Restricted Subsidiary, as applicable, will provide any applicable Lender with a signed Form G-3 or U-1 or any successor form, as applicable, containing the information required to be provided on such form by such entity).

Section 3.16        Security Interest in Collateral. Subject to (i) the terms of the last paragraph of Section 4.01, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the Perfection Requirements and (iv) the provisions of this Agreement and the other relevant Loan Documents, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security

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Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.17        Anti-Corruption Laws and Sanctions.

(a)        Each of the Borrowers and their respective Subsidiaries is in compliance in all material respects with applicable anti-money laundering and counter-terrorist financing laws and regulations, including applicable provisions of the Bank Secrecy Act, as amended by the Patriot Act. Each Borrower confirms that it is acting for its own account and not on behalf of a third party.

(b)        Each of the Borrowers and their respective Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrowers and their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and each of the Borrowers and their respective Subsidiaries, and their respective directors and officers and, to the knowledge of the Parent Borrower, their respective employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.

(c)        None of (i) the Borrowers nor any of their Subsidiaries or any of their respective directors or officers, or (ii) to the knowledge of the Parent Borrower, any employee of any Borrower or any Subsidiary, or (iii) to the knowledge of the Parent Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(d)        No use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.18        Junior Indebtedness. The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt”, “Senior Secured Financing” or “Designated Senior Debt” (or any comparable term) under, and as defined in, any Junior Indebtedness Document.

Article IV

Conditions

Section 4.01        Closing Date. The obligations of the applicable Lenders to make Term Loans hereunder, the obligations of the applicable Lenders to make Revolving Loans hereunder and any agreement of the Issuing Banks to issue any Letters of Credit hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)        Execution and Delivery of Loan Documents. Subject in all respects to the final paragraph of this Section 4.01(a) and the limitations set forth in the Collateral and Guarantee Requirement, the Administrative Agent shall have received each of the following,

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each of which shall be originals or facsimiles (or delivered by other electronic transmission, including as “.pdf” files transmitted by electronic mail) unless otherwise specified:

(i)          a counterpart of this Agreement signed on behalf of the Parent Borrower;

(ii)         [reserved];

(iii)        the Guaranty, duly executed by each of the Subsidiary Loan Parties;

(iv)        the Security Agreement, duly executed by each Loan Party, together with:

(1)        the certificates representing the shares of capital stock or other Equity Interests (in each case, to the extent certificated) required to be pledged by any Loan Party pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(2)        each promissory note (if any) required to be pledged to the Collateral Agent by any Loan Party pursuant to the Security Agreement, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; and

(v)        the results of recent customary UCC lien searches with respect to the Parent Borrower and the Subsidiary Loan Parties in their applicable jurisdictions of organization, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(b)        Legal Opinions. The Administrative Agent shall have received a written opinion (addressed to the Agents, the Lenders and the Issuing Banks and dated the Closing Date) of counsel (including, without limitation, local counsel) for the Loan Parties covering such matters relating to the Loan Parties and the Loan Documents as of the Closing Date as are customary for financings of this type.

(c)        Corporate Authorization Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (if such concept is known and recognized in the applicable jurisdiction) of each Loan Party as of the Closing Date, the authorization of the Transactions to be consummated in connection with the execution and delivery hereof and any other legal matters relating to the Loan Parties as of the Closing Date, the Loan Documents or such Transactions as are customary for financings of this type, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

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(d)        Patriot Act. The Administrative Agent and the Collateral Agent shall have received, at least three (3) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to the Loan Parties as of the Closing Date that has been reasonably requested by the Administrative Agent or the Collateral Agent, as applicable, at least ten (10) days prior to the Closing Date.

(e)        Existing Indebtedness Refinancing. The Existing Indebtedness Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial Borrowing under the Credit Facilities and all security interests, commitments and guarantees relating thereto shall have been or shall be substantially concurrently terminated and released, in each case, pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f)         Fees and Expenses. The Arrangers, Administrative Agent and Collateral Agent shall have or at the same time as drawing received all fees and expenses due and payable on or prior to the Closing Date, to the extent, in the case of expenses, invoiced at least three (3) Business Days prior to the Closing Date (or such shorter period reasonably agreed by the Parent Borrower), required to be paid on the Closing Date.

(g)        Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(h)        Financial Statements. The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(i)         Specified Representations. The Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(j)         Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower, certifying as to the matters set forth in clause (i) of this Section 4.01.

The Administrative Agent shall notify the Parent Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below) and, subject to Section 5.15, Stock Certificates (as defined below), to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Closing Date, after the Parent Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the delivery, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be delivered after the Closing Date in accordance with Section 5.15. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected solely by filing a UCC-1 financing statement. “Stock Certificates” means Collateral

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consisting of certificates representing capital stock or other equity interests of each wholly-owned Material Subsidiary that is a Domestic Subsidiary and a Restricted Subsidiary (subject to the Collateral and Guarantee Requirement) for which a security interest can be perfected by delivering such certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Section 4.02        Each Credit Event After the Closing Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (other than any Loan, Borrowing or issuance, amendment, renewal or extension of such Letter of Credit on the Closing Date), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)        Representations and Warranties. At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, in each case, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein).

(b)        No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall exist or result therefrom.

(c)        Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02; provided, however, (A) the application of clauses (a) and (b) hereto to any Incremental Loan made in connection with any Limited Condition Acquisition shall, at the Borrower’s option, be subject to Section 1.03 and (B) clauses (a) and (b) hereto shall not apply to any Loans made under any Refinancing Amendment or Extension Amendment unless the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.

Article V

Affirmative Covenants

Until the Date of Full Satisfaction, the Parent Borrower (and each other Borrower to the extent applicable) covenants and agrees with the Lenders that:

Section 5.01        Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent:

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(a)        Annual Audit. Within ninety (90) days after the end of each fiscal year of the Parent Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Credit Facility, any Incremental Facility or any Incremental Equivalent Debt occurring within twelve (12) months of the relevant audit or any breach or anticipated breach of the Financial Covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        Quarterly Unaudited Financial Statements. Within forty-five (45) days after the end of each fiscal quarter of the Parent Borrower not corresponding with the fiscal year end, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, and accompanied by a statement by the directors by the Parent Borrower commenting on the performance of the Group for the quarter to which the financial statements relate and any material developments or proposals affecting the Group or business;

(c)        Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in substantially the form of Exhibit B hereto of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant;

(d)        [Intentionally Omitted.]

(e)        [Intentionally Omitted.]

(f)        Additional Information. Promptly following any request therefor (i) material non-privileged information regarding the operations, business affairs and financial condition of the Parent Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided, that such financial information is otherwise prepared by the Parent Borrower or such Restricted Subsidiary in the ordinary course of business and is of a type customarily provided to lenders in similar syndicated credit facilities and (ii) all information related to the Parent Borrower and the other Loan Parties (including but not limited to names,

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addresses and tax identification numbers) reasonably requested by the Administrative Agent and required by the Patriot Act to be obtained by the Administrative Agent or any Lender; and

(g)        ERISA Notices. As promptly as practicable following reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall make a request for any documents described in Section 101(k) and 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request of any Multiemployer Plans or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent as promptly as practicable following after receipt thereof.

The information required to be delivered by clauses (a) and (b) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent; provided, further, that the Parent Borrower shall deliver paper copies of any such information to the Administrative Agent if the Administrative Agent or any Lender reasonably requests the Parent Borrower to deliver such paper copies.

Section 5.02        Notices of Material Events. The Parent Borrower will, after a Responsible Officer of the Parent Borrower has obtained knowledge thereof, furnish to the Administrative Agent prompt written notice of (and if applicable, in the case of clause (d) below, the items set forth in) the following:

(a)        Default. The occurrence of any Default;

(b)        Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c)        ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)        Material Adverse Effect. Any other development by or relating to Parent Borrower or any Restricted Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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Section 5.03        Existence; Conduct of Business.

(a)        The Parent Borrower will, and will cause each of its respective Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except, solely in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 or Section 6.05.

(b)        The Parent Borrower will, and will cause each of its respective Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all of its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names unless the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks or trade names could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 or Section 6.05.

Section 5.04        Payment of Taxes. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities, before the same shall become more than thirty (30) days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Parent Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the foreclosure of any Lien securing such obligation or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05        Maintenance of Properties. The Parent Borrower will, and will cause each of its respective Restricted Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by this Agreement.

Section 5.06        Insurance.

(a)        The Parent Borrower will, and will cause each of its respective Restricted Subsidiaries to, maintain, with financially sound and reputable (in the good faith judgment of its management) insurance companies insurance in such amounts (with no greater risk retention and after giving effect to any self-insurance reasonable and customary for similarly situated Persons in the same or similar businesses as the Parent Borrower and its Restricted Subsidiaries) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided that notwithstanding the foregoing, none of the Parent Borrower or its Restricted Subsidiaries shall be required to obtain or maintain insurance that is more restrictive than their normal course of practice. The Parent Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent (but not more frequently than once per fiscal year), information in reasonable detail as to the insurance so maintained.

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(b)        The Parent Borrower will use commercially reasonable efforts to ensure that, in the case of insurance policies maintained by any Loan Party (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance), unless otherwise agreed by the Administrative Agent, (a) each general liability insurance policy shall name the Collateral Agent (or its agent or designee) as additional insured and (b) each insurance policy covering Collateral shall name the Collateral Agent (or its agent or designee) as loss payee.

(c)        With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (i) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 5.07        Books and Records; Inspection and Audit Rights. The Parent Borrower will, and will cause each of its respective Restricted Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with GAAP. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (a) the Parent Borrower shall reimburse the Administrative Agent not more than once each fiscal year for visits, inspections, examinations and discussions conducted under this Section 5.07 if no Event of Default exists at the time thereof (and the Parent Borrower shall reimburse the Administrative Agent for all such visits, inspections, examinations and discussions conducted when an Event of Default exists), (b) the Parent Borrower shall have the opportunity to be present at any meeting with its independent accountants and (c) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07. Notwithstanding anything to the contrary in this Section 5.07, none of the Parent Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.08        Compliance with Laws. The Parent Borrower will, and will cause each of its respective Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so,

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individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09        Environmental Laws. Each Borrower will, and will cause each of its respective Restricted Subsidiaries to:

(a)        Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10        Collateral Matters; Guaranty. Subject to the terms of the Collateral and Guarantee Requirement and any applicable limitation in any Security Document, the Parent Borrower will, and will cause each Subsidiary Loan Party to, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)        Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is sixty (60) days after the relevant formation, acquisition, designation or cessation occurred (or such longer period as the Administrative Agent may reasonably agree), the Parent Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the Lenders.

(b)        Within ninety (90) days (or such longer period as the Administrative Agent may reasonably agree) (1) after the Closing Date, in the case of Material Real Property (other than any Excluded Asset) owned by Loan Parties on the Closing Date or (2) after the acquisition by any Loan Party of any Material Real Property (other than any Excluded Asset), in the case of such Material Real Property acquired after the Closing Date, the Parent Borrower shall cause each Loan Party to comply with the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement” with respect to the relevant

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Material Real Property; it being understood and agreed that, with respect to any Material Real Property owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.10(a) above, such Material Real Property shall be deemed to have been acquired by such Restricted Subsidiary on the first day on which it becomes a Loan Party under Section 5.10(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)          no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(ii)         no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, and any retention of title, extended retention of title rights, or similar rights, (B) letter of credit rights, (C) the capital stock of any Immaterial Subsidiary or (D) the capital stock of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein is perfected by filing a UCC-1 financing statement (which, for the avoidance of doubt shall be the only required perfection action);

(iii)        no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable Law;

(iv)        any joinder or supplement to any Guaranty, any Security Document or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.10(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty with respect to such Restricted Subsidiary set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct in all material respects to the extent required thereby or by the terms of any other Loan Document; and

(v)        the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

Section 5.11        Maintenance of Ratings. The Parent Borrower will use commercially reasonable efforts to cause to be maintained at all times (a)(i) a corporate family rating (but not any specific rating), in the case of Moody’s or (ii) an issuer credit rating (but not any specific

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rating), in the case of S&P, for the Parent Borrower and (b) credit ratings (but not any specific rating) for the Credit Facilities from Moody’s and S&P.

Section 5.12        Use of Proceeds.

(a)        The proceeds of the Term A Facility and the Term B Facility will be used to consummate the Existing Indebtedness Refinancing and to pay fees, costs and expenses related to the Transactions (including accrued and unpaid interest and applicable premiums) and any excess proceeds will be used for general corporate purposes of the Parent Borrower and its Subsidiaries.

(b)        The proceeds of the Revolving Facility will be used for general corporate purposes of the Parent Borrower and its Subsidiaries (including the working capital needs, capital expenditures, acquisitions, other investments and Restricted Payments) and any other purpose not prohibited under the Loan Documents.

(c)        Letters of Credit will be issued to support transactions entered into by the Parent Borrower or a Restricted Subsidiary in the ordinary course of business.

Notwithstanding the foregoing, the drawings under the Revolving Facility and issuance of Letters of Credit, as applicable, on the Closing Date will be limited to those necessary (i) to fund any original issue discount or upfront fees imposed in connection with the “market flex”, (ii) for other purposes related to the Transactions, (iii) to pay fees and expenses related to the Transactions, (iv) to fund working capital needs and (v) to replace, backstop or cash collateralize existing letters of credit (including by “grandfathering” such existing letters of credit in the Revolving Facility).

Section 5.13        Designation of Subsidiaries. The Parent Borrower may at any time designate any Restricted Subsidiary of the Parent Borrower (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Parent Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant, and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, a certificate setting forth in reasonable detail the calculations demonstrating such compliance and (iii) such Subsidiary also shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the SplitCo Facilities and any Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans, and any Permitted Refinancing Indebtedness of any of the foregoing (and successive Permitted Refinancing Indebtedness thereof), in each case, to the extent such concept exists therein. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the fair market value of the Parent Borrower’s or its Subsidiary’s (as applicable) Investment therein (including the aggregate (undiscounted) principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary at the time of such designation). The Investment resulting from such designation must otherwise

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be in compliance with Section 6.04. The Parent Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time by written notice to the Administrative Agent if after giving effect to such designation, the Parent Borrower is in compliance with the Financial Covenant on a Pro Forma Basis, no Event of Default exits or would otherwise result therefrom and the Parent Borrower complies with the obligations under clause (a) of Section 5.10. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence by the Parent Borrower at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent Borrower in Unrestricted Subsidiaries pursuant to the above in an amount equal to the fair market value at the date of such designation of the Parent Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary (without giving effect to any write downs or write offs thereof).

Section 5.14        Anti-Corruption Laws and Sanctions. The Borrowers will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.15        Further Assurances and Post-Closing Covenant. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Security Document, the Parent Borrower will, and will cause each Subsidiary Loan Party to:

(a)        execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages or amendments thereto and other documents, subject to the terms of the Collateral and Guarantee Requirement and the limitations set forth in Section 5.10 above and in any Security Document), that may be required under any applicable Law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Security Documents, all at the reasonable expense of the relevant Loan Parties;

(b)        (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents; and

(c)        As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.15 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified on Schedule 5.15, in each case except to the extent otherwise agreed by the Administrative Agent.

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Article VI

Negative Covenants

Until the Date of Full Satisfaction, each Borrower covenants and agrees with the Lenders that:

Section 6.01        Indebtedness. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)        (i) Indebtedness created under the Loan Documents (including with respect to Specified Refinancing Debt), (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing Indebtedness in respect thereof and (iii) Indebtedness of the Loan Parties evidenced by Refinancing Junior Loans and any Permitted Refinancing Indebtedness in respect thereof;

(b)        Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing Indebtedness in respect thereof;

(c)        Indebtedness among the Parent Borrower and its Subsidiaries (including between or among Subsidiaries); provided that any such Indebtedness, individually, of any Loan Party owing to a non-Loan Party Subsidiary in excess of $15,000,000 must be expressly subordinated to the Obligations in accordance with the terms of the Global Intercompany Note, within 30 days of the incurrence of such Indebtedness or such later date as the Administrative Agent may agree in its sole discretion;

(d)        Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness of any Unrestricted Subsidiary shall be subject to compliance with Section 6.04 (other than clause (e) thereof), (ii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations and (iii) no Indebtedness under the SplitCo Credit Documentation, Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans or any Permitted Refinancing Indebtedness in respect thereof shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to a Guaranty;

(e)        (i) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any assets or other Investments permitted hereunder (including rolling stock), including Capital Lease Obligations, mortgage financings, purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings); provided that, such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, replacement, repair or improvement and (B) the aggregate amount of Indebtedness permitted pursuant to this clause

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(e)(i) of this Section 6.01 shall not exceed the greater of $100,000,000 and 13.0% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(f)        Indebtedness arising in connection with Swap Agreements permitted by Section 6.06; provided that Guarantees by any Loan Party of such Indebtedness of any Unrestricted Subsidiary shall be subject to compliance with Section 6.04;

(g)        (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof (including any Indebtedness assumed in connection with the acquisition of a Restricted Subsidiary); provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (B) the Parent Borrower is in compliance, on a Pro Forma Basis, with the applicable Total Net Leverage Ratio set forth in Section 7.01 for the Test Period most recently ended adjusted down by 0.50x and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(h)        obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the Parent Borrower or any Restricted Subsidiary, in each case in the ordinary course of business;

(i)        to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Parent Borrower or any Restricted Subsidiary;

(j)        to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations (including earn-outs) incurred or assumed in connection with Investments and Dispositions otherwise permitted hereunder;

(k)        to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;

(l)        to the extent constituting Indebtedness, deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of the Parent Borrower and the Restricted Subsidiaries;

(m)        Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

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(n)        Indebtedness consisting of promissory notes issued by the Parent Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the Parent Borrower permitted by Section 6.07;

(o)        cash management obligations and Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including among the Parent Borrower and its Restricted Subsidiaries, and deposit accounts;

(p)        (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the Parent Borrower or any Restricted Subsidiary, in each case, entered into in the ordinary course of business;

(q)        Indebtedness incurred by a Loan Party with respect to letters of credit (other than Letters of Credit issued pursuant to this Agreement), bank guarantees or similar instruments issued for the purposes described in Section 6.02(d), (e), (i), (k) and (ff) or issued to secure trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business or consistent with past practice and the obligations arising under drafts accepted and delivered in connection with a drawing thereunder; provided that (i) upon the drawing of any such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence and (ii) the aggregate outstanding face amount of all such letters of credit or bank guarantees does not exceed $50,000,000 at any time;

(r)        obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby;

(s)        Indebtedness of the type described in clause (e) of the definition thereof to the extent the related Lien is permitted under Section 6.02;

(t)        other Indebtedness of the Parent Borrower and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (t) shall not exceed the greater of $200,000,000 and 26.0% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis)

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as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;

(u)        unsecured Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(v)        Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate amount outstanding not to exceed the greater of $50,000,000 and 7.0% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) in the aggregate provided such Indebtedness is either (i) unsecured or (ii) secured by only the Equity Interests in or assets of such Restricted Subsidiary that is not a Subsidiary Loan Party;

(w)        to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Parent Borrower and its Subsidiaries including Guarantees and Investments permitted under Section 6.04(ee);

(x)        provided that (x) all Obligations shall have been (or shall, substantially simultaneously with the incurrence of such Indebtedness, be) unconditionally guaranteed by SplitCo and each Restricted Subsidiary of SplitCo (other than any Excluded Subsidiary) and (y) the Intercreditor Agreement shall have become effective, (i) Indebtedness of the Loan Parties under the SplitCo Credit Documentation so long as the aggregate principal amount thereof does not exceed $4,500,000,000.00 plus any incremental debt incurred thereunder or incremental equivalent debt incurred in lieu thereof and (ii) any Permitted Refinancing Indebtedness thereof;

(y)        Indebtedness in respect of (i) one or more series of notes issued by any of the Borrowers (or, to the extent unsecured, the Parent Borrower) that are either (x) senior or subordinated and unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations, in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), and (ii) loans made to any of the Borrowers (or, to the extent unsecured, the Parent Borrower) that are either (x) senior or subordinated and unsecured or (y) secured by Liens on Collateral ranking junior to the Liens securing the Obligations (any such Indebtedness, “Incremental Equivalent Debt”); provided that (A) the aggregate initial principal amount of all Incremental Equivalent Debt shall not exceed the amount permitted to be incurred under the Incremental Amount, provided that (x) in the case of Incremental Equivalent Debt secured on a junior basis, in lieu of complying with the maximum First Lien Net Leverage Ratio test set forth in the definition of “Incremental Amount”, the Borrowers shall be required to comply with a pro forma Secured Net Leverage Ratio not to exceed 5.50:1.00, (y) in the case of unsecured Incremental Equivalent Debt, in

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lieu of complying with the maximum First Lien Net Leverage Ratio test set forth in the definition of “Incremental Amount”, the Borrowers shall be required to comply with a pro forma Total Net Leverage Ratio not to exceed 5.50:1:00, in each case as of the end of the most recent Test Period and (z) in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (B) the incurrence of such Indebtedness shall be subject to clauses (i), (ii) and (iv) of Section 2.20(d), as if such Incremental Equivalent Debt constituted Incremental Term Loans; provided that clauses (i), (ii) and (iv) of Section 2.20(d) shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be converted into satisfies the maturity, prepayment and amortization restrictions in such clauses and (C) the terms and conditions including such financial maintenance covenants (if any) applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable (as determined in good faith by the board of directors of the Parent Borrower), to the holders of such Indebtedness than those applicable under this Agreement (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Incremental Equivalent Debt is incurred), and any Permitted Refinancing Indebtedness in respect thereof;

(z)         Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued;

(aa)        Indebtedness of the Parent Borrower or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit;

(bb)        customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(cc)        unsecured Indebtedness of any Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Parent Borrower from the issuance or sale of Qualified Equity Interests to the extent the relevant Net Proceeds are Not Otherwise Applied;

(dd)        to the extent constituting Indebtedness, obligations arising under the Transaction Agreement or in connection with the Transactions;

(ee)        Permitted Ratio Debt and any Permitted Refinancing Indebtedness in respect thereof;

(ff)        Indebtedness of any Restricted Subsidiary incurred for local working capital purposes in an aggregate amount outstanding not to exceed $150,000,000;

(gg)        any consideration notes required to be issued pursuant to terms of the Transaction Agreement; and

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(hh)        Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility.

The Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) through (hh).

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

Notwithstanding the above, if any Indebtedness is incurred as Permitted Refinancing Indebtedness originally incurred pursuant to this Section 6.01, and such Permitted Refinancing Indebtedness would cause any applicable Dollar-denominated, Adjusted EBITDA or financial ratio restriction contained in this Section 6.01 to be exceeded if calculated on the date of such Permitted Refinancing, such Dollar-denominated, Adjusted EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing Indebtedness.”

Section 6.02        Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        (i) Liens created under or contemplated by the Loan Documents, the Transaction Agreement or in connection with the Transactions and (ii) Liens on cash or deposits to cash collateralize any Letters of Credit as contemplated hereunder;

(b)        Liens imposed by law for taxes, assessments and governmental charges (i) that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(c)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than sixty (60) days or, if more than sixty (60) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to may payment could not reasonably be expected to have a Material Adverse Effect;

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(d)        (i) Liens securing pension obligations that arise in the ordinary course of business and (ii) pledges and deposits made in the ordinary course of business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (i); provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.01;

(e)        Liens securing the performance of, or granted in lieu of, contracts with trade creditors, contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business or consistent with industry practice and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth in this clause (e); provided that such letters of credit (other than the Letters of Credit), bank guarantees or similar instruments are issued in compliance with Section 6.01;

(f)        Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested that do not constitute an Event of Default under clause (j) of Section 8.01;

(g)        easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances and title defects affecting real property, in each case, that do not materially and adversely interfere with the ordinary conduct of business of the Parent Borrower and its Subsidiaries, taken as a whole;

(h)        Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(i)        any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the ordinary course of business;

(j)        (i) leases, licenses, subleases or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business (or other agreements under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s product, technologies or services in the ordinary course of business) which do not interfere in

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any material respect with the business of the Parent Borrower and its Subsidiaries, taken as a whole and (ii) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Restricted Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k)        Liens granted in the ordinary course of business to secure: (i) liabilities for premiums or reimbursement obligations to insurance carriers, (ii) liabilities in respect of indemnification obligations under leases or other Contractual Obligations, and (iii) letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in this clause (k); provided that (x) such letters of credit, bank guarantees or similar instruments are issued in compliance with Section 6.01, (y) the Liens permitted by clause (iii) shall at no time encumber any assets other than the amount of cash or marketable investments required to be pledged thereunder and (z) the Liens permitted by clause (i) shall at no time encumber assets other than the unearned portion of any insurance premiums, the insurance policies and the proceeds thereof;

(l)        Liens (i) of a collection bank arising under Section 4–208 of the Uniform Commercial Code or other similar provisions of applicable Laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set–off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent Borrower or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the ordinary course of business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the ordinary course of business by the Parent Borrower or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;

(m)        Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent Borrower or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(n)        any Lien on any asset of the Parent Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions and improvements thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates) and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and obligations not otherwise prohibited under the Loan Documents and amendments, modifications, extensions, renewals and replacements thereof (which, if such obligations constitute Indebtedness, are permitted by Section 6.01);

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(o)        any Lien existing on any equipment (including rolling stock), fixtures or real property or any assets subject to the Indebtedness permitted under clause (g) of Section 6.01, in each case, prior to and at the time of the acquisition thereof by the Parent Borrower or any Restricted Subsidiary or existing on any such property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to and at the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary other than Person(s) acquired and/or formed to make such acquisition and Subsidiaries of such Person(s) (other than the proceeds or products thereof and after-acquired property of and Equity Interests in such acquired Restricted Subsidiary subjected to a Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)); and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any refinancings, amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as applicable, any refinancings, amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (o) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates;

(p)        (i) Liens on specific assets (including rolling stock) acquired, constructed, repaired or improved by the Parent Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention); provided that (A) such security interests secure Indebtedness permitted by clause (e) or clause (t) of Section 6.01, (B) in the case of Indebtedness incurred under Section 6.01(e) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or improvement and (C) such security interests shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), and (ii) any amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as applicable, any amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (p) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(q)        Liens (i) in favor of customs and revenue authorities arising as a matter of law in the ordinary course of business to secure payment of customs duties that (a) are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (b) with respect to which the

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failure to make payment could not reasonably be expected to have a Material Adverse Effect and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course;

(r)        Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition and (ii) on cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(s)        Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(t)        Liens on any cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition or any other Investment permitted hereunder;

(u)        Liens representing the interest of a purchaser of goods sold by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention and extended title retention, consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;

(v)        Liens on repurchase agreements constituting Cash Equivalents;

(w)        other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of $200,000,000 and 26.0% of Adjusted EBITDA (determined at the time of incurrence of any such Lien (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding; provided that to the extent any Liens are incurred under this clause (w) to secure any Indebtedness for borrowed money with any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent providing for such Indebtedness to be secured with the applicable Obligations on, at the Parent Borrower’s option, a pari passu (other than with respect to control of remedies) or junior basis to the Liens securing such Obligations;

(x)        Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned

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Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y)        Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto and any Permitted Refinancing Indebtedness in respect thereof, (ii) any Refinancing Junior Loans and the Refinancing Junior Loans Agreements and any Permitted Refinancing Indebtedness in respect thereof, in each case, to the extent required by the documentation in respect of such notes or loans, as applicable and (iii) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Refinancing Notes, Refinancing Junior Loans, Incremental Equivalent Debt or Permitted Refinancing Indebtedness in respect thereof, as applicable, and (y) such Indebtedness is subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

(z)        On or following the Merger Date and the Guarantee of the Obligations by SplitCo and its Restricted Subsidiaries (other than Excluded Subsidiaries), any Lien granted under the SplitCo Credit Documentation subject to the Intercreditor Agreement;

(aa)        Liens on assets and capital stock of Restricted Subsidiaries that are not Loan Parties (including capital stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(bb)        Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Parent Borrower or its Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(cc)        Liens on property constituting Collateral of the Loan Parties securing obligations (i) issued or incurred pursuant to Section 6.01(ee), subject to (A) in the case of any such Liens on the Collateral securing obligations on a pari passu basis with the Obligations, the First Lien Net Leverage Ratio being equal to or less than 3.50 to 1.00 and (B) in the case of any such Liens on the Collateral securing obligations on a junior basis with the Obligations, the Secured Net Leverage Ratio being equal to or less than 5.50 to 1.00, in each case, on a Pro Forma Basis; provided that, in the case of Liens securing Indebtedness the proceeds of which will be applied to finance a Limited Condition Acquisition, compliance with this clause (cc) shall be determined in accordance with Section 1.03; provided, further that in the case of Permitted Ratio Debt in the form of Loans secured on a pari passu basis, the incurrence of such Indebtedness shall be subject to clause (iv) of Section 2.20(d), as if such Incremental Equivalent Debt constituted Incremental Term Loans and (ii) Permitted Refinancing Indebtedness in respect thereof; and provided that any Indebtedness secured by such Lien shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

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(dd)        Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ee)        (i) Liens constituting customary cash collateral arrangements in relation to obligations under Swap Agreements permitted by Section 6.06 or (ii) Liens securing obligations of the type described in Section 6.01(o);

(ff)        (i) deposits of cash with the owner or lessor of premises leased or operated by the Parent Borrower or any of the Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the Parent Borrower or any of the Subsidiaries, in each case in the ordinary course of business of the Parent Borrower and such Subsidiaries to secure the performance of the Parent Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg)        Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt;

(hh)        any netting or set-off arrangement entered into by any member of the Group under a derivative transaction permitted by this Agreement) for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement; and

(ii)        any Lien that arises or may be deemed to arise from any Permitted Receivables Facility or from other sales of receivables pursuant to factoring permitted pursuant to Section 6.05(x).

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02.

For purposes of determining compliance with this Section 6.02, a Lien need not be incurred solely by reference to one category of Liens described in clauses (a) through (ii) above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category).

Section 6.03        Fundamental Changes. Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that:

(a)        any Subsidiary may merge with a Borrower in a transaction in which such Borrower is the surviving Person (or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the

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Administrative Agent and is organized under the laws of the same jurisdiction of such Borrower);

(b)        any Restricted Subsidiary may merge with any Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;

(c)        any Person may merge into a Borrower in an Investment permitted by Section 6.04 in which such Borrower is the surviving Person;

(d)         any Person may merge with a Restricted Subsidiary in an Investment permitted by Section 6.04 in which the surviving entity is a Restricted Subsidiary so long as if any party to such merger is a Loan Party, the surviving entity is a Loan Party (or the surviving Person assumes the Obligations of such non-surviving Loan Party in a manner reasonably acceptable to the Administrative Agent);

(e)        any Subsidiary (other than a Borrower) may liquidate or dissolve or change in legal form if the Parent Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders;

(f)        in connection with the Disposition of a Subsidiary (other than a Borrower) or its assets permitted by Section 6.05, such Subsidiary may merge with or into any other Person; and

(g)        any merger, amalgamation, consolidation, liquidation or dissolution by the Parent Borrower or its Restricted Subsidiaries pursuant to the Transaction Agreement or in connection with the Transactions shall be permitted.

Notwithstanding the foregoing, the Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary or ancillary thereto or a reasonable extension or expansion thereof as determined by the Parent Borrower in good faith.

Section 6.04        Investments, Loans, Advances, Guarantees and Acquisitions. Each Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or substantially all of the assets of a division or branch of any Person (any one of the actions described in the foregoing provisions of this Section 6.04, herein an “Investment”), except:

(a)        Investments in connection with the Transactions, the Merger and the Recapitalization; provided that such transactions are consummated in all material respects in accordance with the Transaction Agreement (provided that the Transaction Agreement shall

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not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived by the Parent Borrower or its Affiliates, and neither the Parent Borrower nor any of its Affiliates shall have consented to any action which would require the consent of the Parent Borrower or such Affiliate under the Transaction Agreement if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in each case without the prior written consent of the Administrative Agent);

(b)        Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;

(c)        Investments (i) existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.04, (ii) consisting of intercompany Investments outstanding on the date hereof, and (iii) and any modification, replacement, renewal or extension of the foregoing; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;

(d)        Investments among the Parent Borrower and its Restricted Subsidiaries (including between or among Restricted Subsidiaries and including in connection with the formation of Restricted Subsidiaries);

(e)        Guarantees constituting Indebtedness permitted by Section 6.01 and payments thereon or Investments in respect thereof in lieu of such payments; provided that (i) the aggregate principal amount of Indebtedness of Subsidiaries that are Unrestricted Subsidiaries that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (q) below (it being understood that any such Guarantee in reliance upon the reference to such clause (q) shall reduce the amount otherwise available under such clause (q) while such Guarantee is outstanding), (ii) if such Guarantee is by a non-Loan Party, such non-Loan Party would have been able to incur the Guaranteed Indebtedness directly under Section 6.01 (for the avoidance of doubt, without duplication of the primary and Guaranteed obligations with respect to underlying Indebtedness primary Indebtedness of a non-Loan Party) and (iii) if the Guaranteed Indebtedness is subordinated the Guarantee of such Indebtedness is subordinated on the same terms;

(f)        Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or disputes with or judgments against, any Person, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business, (ii) upon the foreclosure with respect to any secured Investment, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or (iv) in settlement of debt created in the ordinary course of business;

(g)        notes and other non-cash consideration received as part of the purchase price of assets subject to a Disposition pursuant to Section 6.05;

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(h)        advances or extensions of trade credit in the ordinary course of business;

(i)        Investments arising in connection with Swap Agreements permitted by Section 6.06; provided that the aggregate amount of Investments by Loan Parties in or for the benefit of Unrestricted Subsidiaries shall be subject to the limitation set forth in clause (q) below (it being understood that any such Investment in reliance upon the reference to such clause (q) shall reduce the amount otherwise available under such clause (q) while such Swap Agreement is outstanding);

(j)        loans and advances to future, present or former officers, directors, employees, members of management or consultants of the Parent Borrower and its Restricted Subsidiaries made (i) in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes or consistent with past practices and (ii) in connection with such Person’s purchase of Equity Interests of the Parent Borrower; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed or paid to the Parent Borrower in cash, and (iii) for any other purpose in an aggregate amount not to exceed $20,000,000 for all such loans and advances in the aggregate at any one time outstanding;

(k)        the Parent Borrower and the Restricted Subsidiaries may make Investments using the Net Proceeds actually received by the Parent Borrower from and after the Closing Date from the sale of Equity Interests of the Parent Borrower (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (iii) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than revolving loans) and (iv) Specified Equity Contributions) so long as such Net Proceeds are Not Otherwise Applied;

(l)        the Parent Borrower or a Restricted Subsidiary may purchase, hold or acquire (including pursuant to a merger, consolidation, amalgamation or otherwise) at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase the Parent Borrower’s or its Restricted Subsidiaries’ respective ownership of Equity Interests therein) and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or all or substantially all of the assets of a division, line of business or branch of such Person, if, with respect to each such acquisition (a “Permitted Acquisition”):

(i)        Event of Default. No Event of Default has occurred and is continuing or would result therefrom on the date the definitive agreement for the Permitted Acquisition is entered into by the Parent Borrower and/or the Restricted Subsidiary, as applicable;

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(ii)        Pro Forma Compliance. At the option of the Parent Borrower, on the date on which the definitive agreement governing the relevant transaction is executed or on the date of the consummation of such Permitted Acquisition, the Parent Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis, as of the last day of the most recently ended Test Period on or prior to the date of determination;

(iii)        Delivery and Notice Requirements. The Parent Borrower shall provide to Administrative Agent, prior to the consummation of the Permitted Acquisition, the following: (A) notice of the Permitted Acquisition and (B) a certificate signed by a Financial Officer of the Parent Borrower certifying as to compliance with clauses (i) and (ii) above;

(iv)        Similar Business. The Target or recipient of such Investment is involved in the same general type of business activities as the Parent Borrower and the Restricted Subsidiaries or activities complementary, ancillary or reasonably related thereto or a reasonable extension or expansion thereof; and

(v)         Collateral and Guarantee Requirement. The Borrowers shall comply with the Collateral and Guarantee Requirement to the extent applicable;

(m)        Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, sale leaseback transactions, Swap Obligations, Restricted Payments and Affiliate transactions permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06, 6.07 and 6.08, respectively;

(n)        advances of payroll payments to employees in the ordinary course of business;

(o)        Guarantees by the Parent Borrower and the Restricted Subsidiaries of leases of the Parent Borrower and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(p)        Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by Sections 6.02(d), (e), (k) and (r) and (iii) consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements, in each case, in the ordinary course of business;

(q)        in addition to the Investments otherwise permitted by this Section 6.04, the Parent Borrower and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed (i) prior to the consummation of the Merger, the greater of $200,000,000 and 26.0% of Adjusted EBITDA or (ii) thereafter, the greater of $500,000,000 and 26.0% of Adjusted EBITDA (in each case as determined at the time any such Investment is made (calculated on Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;

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(r)        (i) any Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Subsidiaries or joint ventures is a Loan Party and (ii) Investments by the Parent Borrower in any Subsidiary or joint venture to enable it to obtain cash management and similar arrangements described in Section 6.01(o);

(s)        any acquisition of assets or Equity Interests solely in exchange for, or out of the Net Proceeds received from, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower;

(t)        endorsements of negotiable instruments and documents in the ordinary course of business;

(u)        Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent Borrower and its Restricted Subsidiaries in connection with such plans;

(v)        other Investments in an aggregate amount not to exceed the Available Amount; provided that as of the date of any such Investment and after giving effect thereto no Event of Default shall exist or result therefrom;

(w)        Investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition or other Investment permitted hereunder substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment;

(x)        Investments (i) in Restricted Subsidiaries in connection with reorganizations or other activities related to Tax planning; provided that, after giving effect to any such reorganization or other activity related to Tax planning, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and (ii) by any Loan Party in any non-Loan Party consisting of the contribution of Equity Interests of any Person that is not a Loan Party;

(y)        (i) Investments held by any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Parent Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.04(y) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;

(z)        (x) Investments made in joint ventures or non-wholly-owned Subsidiaries as required by, or made pursuant to, buy/sell arrangements (including put and

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call arrangements) between the joint venture parties set forth in joint venture agreements and similar binding arrangements  existing on the date hereof and disclosed in filings with the SEC prior to the date hereof in an aggregate amount not to exceed $200,000,000 and (y) any other Investments made in joint ventures or non-wholly owned Subsidiaries in an aggregate amount not to exceed (i) prior to the consummation of the Merger, the greater of $80,000,000 and 10.5% of Adjusted EBITDA or (ii) thereafter, the greater of $200,000,000 and 10.5% of Adjusted EBITDA (in each case as determined at the time any such Investment is made (calculated on Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;

(aa)        Investments made by any Restricted Subsidiary that is not a Subsidiary Loan Party with the proceeds received by such Person from an Investment made by the Parent Borrower or any Subsidiary Loan Party in such Person under this Section 6.04;

(bb)        Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(cc)        other Investments in an amount such that the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 3.00 to 1.00; provided that as of the date of any such Investment and after giving effect thereto no Event of Default shall exist or result therefrom; provided, further, that if the proceeds of the Investment will be applied to finance a Limited Condition Acquisition, compliance with this clause (cc) shall be determined in accordance with Section 1.03;

(dd)        Asset Swaps consummated in compliance with Section 6.05; and

(ee)        Investments in the form of loans and other funding arrangements to salons, (i) existing on the Closing Date or (ii) made after the Closing Date in an amount not to exceed $175,000,000 in any fiscal year.

For purposes of compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amount which increases the Available Amount).

Any Investment that exceeds the limits of any particular clause set forth above may be allocated amongst more than one of such clauses to permit the incurrence of holding of such Investment to the extent such excess is permitted as an Investment under such other clauses.

Section 6.05        Asset Sales. Each Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (each such sale, transfer, lease or other disposition herein a “Disposition”) nor will

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the Parent Borrower permit any of the Restricted Subsidiaries to issue any additional Equity Interest in such Subsidiary except:

(a)        Dispositions of inventory (including on an intercompany basis), vehicles, obsolete, used, worn-out or surplus assets or property no longer useful to the business of such Person or economically impracticable to maintain and Cash Equivalents in the ordinary course of business;

(b)        Dispositions of assets to a Borrower or a Restricted Subsidiary;

(c)        Dispositions of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);

(d)        Asset Swaps; provided, that immediately after giving effect to such Asset Swap, the Parent Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant;

(e)        Dispositions in connection with any sale-leaseback or similar transaction; provided that the fair market value of all property so disposed of shall not exceed $150,000,000 from and after the Closing Date;

(f)        Dispositions permitted by Sections 6.02 (and of the Liens thereunder), 6.03 (so long as any Disposition pursuant to a liquidation permitted pursuant to Section 6.03 shall be done on a pro rata basis among the equity holders of the applicable Subsidiary), 6.04, 6.06, 6.07 and 6.08;

(g)        the issuance of Equity Interests by a Restricted Subsidiary to the Parent Borrower or to another Restricted Subsidiary (and each other equity holder on a pro rata basis) to the extent constituting an Investment permitted by Section 6.04;

(h)        (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the ordinary course of business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(i)        Dispositions in the ordinary course of business consisting of (i) the abandonment of intellectual property which, in the reasonable good faith determination of the Parent Borrower, is not material to the conduct of the business of the Parent Borrower and Subsidiaries and (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property or general intangibles of the Parent Borrower or its Subsidiaries;

(j)        Dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Loan Parties;

(k)        terminations of Swap Agreements;

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(l)         Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries;

(m)        other Dispositions; provided that in each case: (i) the Net Proceeds of such disposition shall, if required by Section 2.11(c), be delivered to the Administrative Agent for repayment of the Term Loans in compliance with Section 2.11(c), (ii) no Event of Default has occurred and is continuing or would result therefrom on the date that the definitive agreement for such Disposition is entered into by the Parent Borrower and or the Restricted Subsidiary, as applicable and (iii) Borrower and the Restricted Subsidiaries shall have received no less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for purposes of the 75% cash consideration requirement (A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or a Restricted Subsidiary) of the Parent Borrower or any applicable Restricted Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are (x) assumed by the transferee of any such assets or (y) otherwise cancelled or terminated in connection with the transaction with such transferee and, in each case, for which the Parent Borrower and its Restricted Subsidiaries (to the extent previously liable thereunder) shall have been validly released by all relevant creditors in writing, (B) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (C) any securities, notes or other obligations or assets received by the Parent Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition, (D) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to a Borrower or its Restricted Subsidiaries), to the extent that the Borrowers and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (E) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (m) that is at that time outstanding, not in excess of (i) prior to the consummation of the Merger, the greater of $100,000,000 and 13.0% of Adjusted EBITDA or (ii) thereafter, the greater of $200,000,000 and 12.5% of Adjusted EBITDA (in each case as determined at the time any such asset sale is made (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination, shall be deemed to be cash, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(n)        Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(o)        the expiration of any option agreement with respect to real or personal property;

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(p)        Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(q)        leases, subleases, licenses or sublicenses of property or intellectual property in the ordinary course of business;

(r)        Dispositions of non-core assets (which may include real property) acquired in an acquisition permitted under this Agreement to the extent such Disposition is consummated within two (2) years of such acquisition;

(s)        other Dispositions in an aggregate amount not to exceed $150,000,000 in any fiscal year;

(t)        Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Cash Equivalents;

(u)        any Disposition by the Parent Borrower or its Restricted Subsidiaries or any issuance of Equity Interests by a Restricted Subsidiary, in each case, in connection with the Transactions or pursuant to the Transaction Agreement;

(v)        any Disposition of cash where that disposition is not otherwise prohibited by the Loan Documents;

(w)        the issuance of Equity Interests by a Restricted Subsidiary that represents all or a portion of the consideration paid by the Parent Borrower or a Restricted Subsidiary in connection with any Investment permitted by Section 6.04, including in connection with the formation of a joint venture with a Person other than a Restricted Subsidiary;

(x)        sales of receivables pursuant to any Permitted Receivables Facility and sales of receivables by any Swiss, French, Dutch, United Kingdom, Spanish, German or Italian Subsidiary pursuant to factoring arrangements entered into in the ordinary course of business consistent with past practices; and

(y)        any Required Regulatory Dispositions that are not otherwise permitted under clause (m) above.

provided that all Dispositions permitted hereby (other than those permitted by clauses (a), (b), (c), (f), (g), (h), (i), (k), (n), (o), (p), (q), (t), (u) and (v) above) shall be made for fair value.

Section 6.06        Swap Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Parent

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Borrower or any of its Restricted Subsidiaries), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Parent Borrower or any Restricted Subsidiary and (c) any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by the Parent Borrower of its Equity Interest, which purchase is permitted by Section 6.07.

Section 6.07        Restricted Payments; Certain Payments of Indebtedness.

(a)        Each Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except:

(i)         such Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(ii)        Restricted Subsidiaries may declare and pay dividends with respect to their Equity Interests (provided that if such Restricted Subsidiary is not wholly-owned by the Parent Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to a Restricted Subsidiary);

(iii)        to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.03, 6.04, 6.05 or 6.08;

(iv)        repurchases by the Parent Borrower of partial interests in its Equity Interests for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Equity Interests;

(v)        the Parent Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Parent Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Default has occurred and is continuing or would result therefrom, (B) the aggregate amount of Restricted Payments made under this clause (v) in any fiscal year does not exceed (x) $20,000,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the immediately preceding four fiscal years (not including any fiscal year ending prior to 2016) which was not expended by the Parent Borrower for Restricted Payments in such fiscal years (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable

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to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (v) in such fiscal year) plus (z) an amount equal to the cash proceeds from the sale of Equity Interests to directors, officers, members of management, employees or consultants of the Parent Borrower or of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in such fiscal year;

(vi)         the repurchase of Equity Interests of the Parent Borrower that occurs upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Parent Borrower accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(vii)        the Parent Borrower and any Restricted Subsidiary may pay cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any of its Subsidiaries;

(viii)        repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes;

(ix)         the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that (A) no Event of Default shall exist or result therefrom and (B) the Parent Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis for the most recently ended Test Period, in each case determined, at the election of the Parent Borrower, at the time of (x) declaration of such Restricted Payment or (y) the making or consummation, as applicable, of such Restricted Payment;

(x)         the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount in any fiscal year not to exceed (i) prior to the consummation of the Merger, the greater of $100,000,000 and 12.5% of Adjusted EBITDA or (ii) thereafter, the greater of $350,000,000 and 18.5% of Adjusted EBITDA (in each case as determined at the time any such Restricted Payment is made (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination), it being agreed that the Parent Borrower shall be permitted to carry forward unused amounts to subsequent fiscal years (beginning with unused amounts in the fiscal year ending June 30, 2016); provided that as of the date of any such Restricted Payment and after giving effect thereto, the Parent Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis for the most recently ended Test Period and no Event of Default shall exist or result therefrom;

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(xi)         the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments if the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 2.50 to 1.00; provided that no Event of Default shall exist or result therefrom;

(xii)        the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $500,000,000; provided that as of the date of any such Restricted Payment and after giving effect thereto, no Event of Default shall exist or result therefrom;

(xiii)        Restricted Payments made on or after the Closing Date relating to the Transactions; and

(xiv)        any Borrower may make Restricted Payments in an amount not to exceed the amount of Excluded Contributions previously received by the Parent Borrower Not Otherwise Applied;

(xv)         repurchases of the Parent Borrower’s Class A common stock pursuant to the share repurchase authorization described in that certain Form 8-K of the Parent Borrower dated August 13, 2015 and the Parent Borrower’s share repurchase program referenced therein; and

(b)        Each Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any payment, directly or indirectly, in respect of any purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness prior to the scheduled maturity thereof (it being understood that payments of regularly scheduled principal, interest, mandatory prepayments, mandatory offers to purchase, fees, expenses and indemnification obligations shall be permitted) (such Indebtedness, collectively, “Restricted Indebtedness”), or any other payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i)         refinancings of Restricted Indebtedness to the extent permitted by Section 6.01;

(ii)        payments or other distributions in respect of principal or interest on, or payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, if the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 2.50 to 1.00 and no Event of Default exists or would result from the making of such payment or distribution;

(iii)        payments or other distributions in respect of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in an aggregate amount not to exceed $25,000,000; provided that at

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the time of any such payment or other distribution, no Event of Default shall exist or result therefrom;

(iv)        payments or other distributions in respect of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in an aggregate amount not exceed to the Available Amount; provided that as of the date of any such payment and after giving effect thereto (A) no Event of Default shall exist or result therefrom and (B) the Parent Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis for the most recently ended Test Period; provided that, with respect to any such purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness the notice of which is irrevocable, such conditions shall, at the election of the Parent Borrower, be tested at the time of the delivery of notice with respect to such purchase, redemption, retirement, acquisition, cancellation or termination; provided, however, that notwithstanding the foregoing, the absence of an Event of Default shall be a condition to the consummation of any such purchase, redemption, retirement, acquisition, cancellation or termination;

(v)         payment-in-kind interest with respect to Restricted Indebtedness permitted by this Agreement;

(vi)        payments as part of an “applicable high yield discount obligation” catch up payment with respect to Restricted Indebtedness permitted by this Agreement; and

(vii)        the conversion of any Restricted Indebtedness to Equity Interests (other than Disqualified Equity Interests) or the prepayment of Restricted Indebtedness in an amount not to exceed the amount of Excluded Contributions previously received by the Parent Borrower.

Notwithstanding the foregoing, the making of any dividend, payment or other distribution or the consummation of any irrevocable redemption within 180 days after the date of declaration of such dividend, payment or other distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such dividend, payment or other distribution or redemption would have complied with the terms of this Agreement.

Section 6.08        Transactions with Affiliates. Each Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $15,000,000, except:

(a)        transactions (i) that are at prices and on terms and conditions not materially less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) for which the applicable Borrower has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;

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(b)        transactions between or among the Borrowers and Restricted Subsidiaries not involving any other Affiliate;

(c)        any Restricted Payment permitted by Section 6.07;

(d)        the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Parent Borrower and the Subsidiaries;

(e)        sales or issuances of Equity Interests to Affiliates of the Parent Borrower which are otherwise permitted or not restricted by the Loan Documents;

(f)        loans and other transactions by and among such Borrower and/or the Subsidiaries to the extent permitted under this Article VI;

(g)        the consummation of and the payment of all fees, expenses, bonuses and awards related to the Transactions;

(h)        transactions with joint ventures for the purchase or sale of goods and services entered into in the ordinary course of business;

(i)        employment and severance arrangements (including options to purchase Equity Interests of the Parent Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between such Borrower and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business;

(j)        the existence of, and the performance of obligations of such Borrower or any of its Restricted Subsidiaries under the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.08, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date;

(k)        any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Borrower or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Parent Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(l)        payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrowers and the Restricted Subsidiaries in such joint venture), non-wholly owned Subsidiaries and

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Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 6.04;

(m)        transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Parent Borrower, or are on terms at least as favorable, in all material respects, as might reasonably have been obtained at such time from an unaffiliated party;

(n)        the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.07;

(o)        any contribution to the capital of the Parent Borrower or any of its Restricted Subsidiaries;

(p)        the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the ordinary course of business;

(q)        transactions undertaken in good faith (as certified by a Responsible Officer of the Parent Borrower) for the purpose of improving the consolidated Tax efficiency of such Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(r)        any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Parent Borrower in good faith; and

(s)        transactions in connection with the Transaction Agreement.

Section 6.09        Restrictive Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a)        the ability of such Borrower or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or its agent or designee) for the benefit of the Secured Parties securing any of the Obligations, or

(b)        the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to such Borrower or any other Restricted Subsidiary or to Guarantee the Obligations or any part thereof;

provided that with respect to clauses (a) and (b):

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(i)         the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any customary or reasonable restrictions and conditions contained in any Loan Document, the SplitCo Credit Documentation or document governing any Swap Obligations, Deposit Obligations, Refinancing Notes, any Refinancing Junior Loan, any Incremental Equivalent Debt, any Permitted Ratio Debt or any Permitted Refinancing Indebtedness in respect thereof;

(ii)        the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.05 pending such Dispositions;

(iii)        clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(iv)        clause (a) of the foregoing shall not apply to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(v)         the foregoing shall not apply if such restrictions and conditions were binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date or assets owned by any Restricted Subsidiary on the Closing Date), so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired;

(vi)        the foregoing shall not apply to customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person;

(vii)        clause (b) of the foregoing shall not apply to provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(viii)        clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon;

(ix)        clause (b) of the foregoing shall not apply to restrictions contained in agreements and instruments governing Indebtedness permitted pursuant

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to Section 6.01 to the extent not materially more restrictive, taken as a whole, to the Parent Borrower and its Subsidiaries than the covenants contained in this Agreement (as reasonably determined by the Parent Borrower);

(x)         the foregoing shall not apply to customary or reasonable restrictions (as reasonably determined by the Parent Borrower) contained in agreements and instruments relating to any Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes, any Refinancing Junior Loans, any Indebtedness permitted pursuant to Sections 6.01(t) and (v), and any Permitted Refinancing Indebtedness thereof (and successive Permitted Refinancing Indebtedness thereof);

(xi)        clause (a) of the foregoing shall not apply to customary restrictions that arise in connection with any Lien permitted by Section 6.02 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien;

(xii)        the foregoing shall not apply to any restrictions or conditions imposed by the Transaction Agreement or any other Transaction Document or in connection with the Transactions; and

(xiii)        the foregoing shall not apply to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xi) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Parent Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10        Amendment of Material Debt Documents. Each Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any Junior Indebtedness Document, in any manner materially adverse to the interests of the Lenders taken as a whole that has not been approved by the Administrative Agent; provided that it is understood and agreed that the foregoing limitation shall not prohibit any Permitted Refinancing Indebtedness in respect thereof that is otherwise permitted by Section 6.01.

Section 6.11        Change in Fiscal Year. The Parent Borrower will not change the manner in which either the last day of its fiscal year or the last day of each of the first three (3) fiscal quarters of its fiscal year is calculated, in each case, without the prior written consent of the Administrative Agent.

Section 6.12        Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, directly or to the knowledge of the Parent Borrower, indirectly, and shall procure that their respective Subsidiaries and such Borrower’s or such Subsidiary’s respective directors, officers, employees and agents who will act in any capacity

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with respect to or benefit from the credit facility established hereby shall not use, directly or to the knowledge of the Parent Borrower, indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Article VII

Financial Covenant

Section 7.01        Leverage Ratio. Solely with respect to the Revolving Facility and Term A Facility, until the Date of Full Satisfaction (solely with respect to the Revolving Facility and the Term A Facility), the Parent Borrower covenants and agrees with Lenders that as of the last day of each fiscal quarter commencing with the first full fiscal quarter following the Closing Date, the Parent Borrower shall not permit the Total Net Leverage Ratio for any Test Period set forth below to exceed the applicable level set forth below opposite such Test Period under the heading “Total Net Leverage Ratio”:

Test Periods Ending	Total Net Leverage Ratio
March 31, 2016	5.50 to 1.00
June 30, 2016	5.50 to 1.00
September 30, 2016	5.50 to 1.00
December 31, 2016	5.50 to 1.00
March 31, 2017	5.25 to 1.00
June 30, 2017	5.25 to 1.00
September 30, 2017	5.00 to 1.00
December 31, 2017	5.00 to 1.00
March 31, 2018	4.75 to 1.00
June 30, 2018	4.75 to 1.00
September 30, 2018	4.50 to 1.00
December 31, 2018	4.50 to 1.00
March 31, 2019	4.25 to 1.00
June 30, 2019	4.25 to 1.00
September 30, 2019	4.00 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020	4.00 to 1.00
June 30, 2020	4.00 to 1.00
September 30, 2020	4.00 to 1.00

Notwithstanding the foregoing, for the four fiscal quarters ended immediately following the closing of a Material Acquisition (including the fiscal quarter in which such Material Acquisition occurs), the applicable Total Net Leverage Ratio level for purposes of this Section 7.01 shall be the lesser of (x) 1.00:1.00 higher than the otherwise applicable level and (y)

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5.95:1.00; provided, however, that, immediately after any such four fiscal quarter period, there shall be at least two consecutive fiscal quarters during which the Total Net Leverage Ratio shall be equal to or less than the applicable level set forth above opposite the applicable Test Period (irrespective of whether any other Material Acquisition has been consummated during such period).

Article VIII

Events of Default

Section 8.01        Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a)        any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or any Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and such failure with respect to such reimbursement obligations shall continue unremedied for a period of five (5) business days;

(b)        any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) business days;

(c)        any representation, warranty or certification made or deemed made by or on behalf of any Borrower or any Restricted Subsidiary herein or in any Loan Document, or in any report, certificate, financial statement or other document required to be delivered pursuant hereto or thereto, shall prove to have been materially inaccurate when made or deemed made;

(d)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) (with respect to any Borrower), Section 5.12 or in Article VI or in Article VII of this Agreement; provided any default under Section 7.01 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Loans, Term A Loans, Revolving Commitments and/or Term A Commitments, until the date on which any Revolving Loans or Term A Loans have been accelerated, and the Revolving Commitments or Term A Commitments have been terminated, in each case, by the Required TLA Lenders or Required Revolving Lenders, as applicable;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Parent Borrower;

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(f)        any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness other than the Obligations, when and as the same shall become due and payable beyond any applicable grace period or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to any applicable grace period, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that any default under the SplitCo Facilities as a result of the failure to perform or observe any term, covenant or agreement contained under any financial covenant thereunder shall not constitute an Event of Default for purposes of any Term B Loans unless and until the applicable lenders thereunder have declared all such obligations under the applicable SplitCo Facilities to be immediately due and payable in accordance with the SplitCo Facilities and terminated the commitments thereunder; provided, further, that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) Guarantees of Indebtedness that are satisfied promptly on demand or (iii) with respect to Indebtedness incurred under any Swap Agreement, termination events or equivalent events pursuant to the terms of the relevant Swap Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary; provided, further, that such failure is unremedied and is not waived by the holders of such Material Indebtedness prior to any termination of Commitments or acceleration of the Loans pursuant to this Section 8.01;

(g)        an involuntary proceeding, corporate action, legal proceeding or other procedure or step shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, bankruptcy, administration, winding up, deregistration or other relief in respect of any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or other applicable bankruptcy, insolvency, receivership, arrangement or similar law now or hereafter in effect or (ii) a distress, attachment, execution or the appointment of a receiver, trustee, liquidator, custodian, administrative recovery compulsory manager, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)        any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, corporate action, legal proceeding or other procedure or step or file any petition seeking liquidation (other than a solvent liquidation permitted by Section 6.03), reorganization, bankruptcy, administration, winding up, deregistration, suspension of payments or other relief under any Federal, state or other applicable bankruptcy, insolvency, receivership, arrangement or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, liquidator, custodian,

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administrative recovery compulsory manager, sequestrator, conservator, administrator or similar official for any Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i)        any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)        one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by insurance as to which the insurer has not denied coverage) shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof (to the extent not paid in full within any applicable period for payment) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment by reason of a pending appeal, payment or otherwise is not in effect;

(k)        an ERISA Event shall have occurred if such ERISA Event could reasonably be expected to result in a Material Adverse Effect;

(l)        other than with respect to items of Collateral not exceeding $40,000,000 in the aggregate, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) to the extent that perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or the Security Agreement or (ii) in connection with a release of such Collateral in accordance with the terms of this Agreement or (iii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or (iv) if such loss of an enforceable or perfected security interest, as applicable, may be remedied by the filing of appropriate documentation without the loss of priority;

(m)        any material provision of this Agreement or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or any Borrower or any other Loan Party shall so state in writing, in each case other than in connection with a release of any Guarantee in accordance with the terms of this Agreement; or

(n)        a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in

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part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Section 8.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower. In addition, if any Event of Default shall occur and be continuing, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable Law, by any of the Loan Documents, by equity, or otherwise.

Notwithstanding the foregoing, during any period during which solely a Financial Covenant Event of Default has occurred and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required TLA Lenders or Required Revolving Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Lenders or Term A Lenders (versus the Lenders), the Revolving Commitments and Term A Commitments (versus the Commitments), the Revolving Loans, the Swingline Loans and the Term A Loans (versus the Loans), and the Letters of Credit.

Section 8.02        Borrowers’ Right to Cure.

(a)        Notwithstanding anything to the contrary contained in Section 8.01, if the Parent Borrower determines that an Event of Default under the Financial Covenant has occurred or may occur with respect to any Test Period, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to the last fiscal quarter in such Test Period (the last day of such period being the “Anticipated Cure Deadline”), a Specified Equity Contribution may be made to the Parent Borrower (a “Designated Equity Contribution”), and the amount of the Net Proceeds thereof shall be deemed to increase Adjusted EBITDA with respect to such applicable Test Period; provided that such Net Proceeds (i) are actually received by the Parent Borrower as cash common equity (including through capital contribution of such Net Proceeds to the Parent Borrower) during the period commencing after the beginning of the last fiscal quarter included in such Test Period by the Parent Borrower and ending on the Anticipated Cure Deadline and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.02(a) may not be relied on for purposes of calculating any financial ratios (including, without limitation, any ratios set forth in the definition of Applicable Rate) other than as set forth in the Financial Covenant and shall not result in any adjustment to any baskets, interest rates or other amounts other than the amount of the Adjusted EBITDA soley for the purpose of calculating the Financial Covenant.

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(b)        Upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Parent Borrower intends to make a Designated Equity Contribution in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate the Loans held by them, exercise remedies against the Collateral or any other rights and remedies under any of the Loan Documents that are available during continuance of an Event of Default on the basis of a failure to comply with the requirements of the Financial Covenant, unless such failure is not cured by a Designated Equity Contribution on or prior to the Anticipated Cure Deadline.

(c)        (i) In each Test Period, there shall be at least two (2) fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five (5) Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrowers to be in Pro Forma Compliance with the Financial Covenant for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness (or any cash netting against such Indebtedness) with the proceeds of any Designated Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Designated Equity Contribution was made.

Article IX

The Agents

Section 9.01        Appointment. Each of the Lenders and each Issuing Bank hereby irrevocably appoints (a) JPMorgan Chase Bank, N.A. as agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions and perform the duties, obligations and responsibilities on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions, powers, authorities and discretions as are reasonably incidental thereto and (b) JPMorgan Chase Bank, N.A., as collateral agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Collateral Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent or the Collateral Agent (relying on the Administrative Agent) shall be entitled to request instructions, or clarification of any instruction, from the Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent or the Collateral Agent may refrain from acting unless and until it receives those instructions or that clarification. The Administrative Agent or the Collateral Agent may refrain from acting in accordance with any instructions by or on behalf of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions. In the-

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absence of instructions, the Administrative Agent or the Collateral Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

Section 9.02        Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 9.03        Limitation of Duties and Immunities. Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and each Agent’s duties are solely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by or on behalf of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request by or on behalf of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Parent Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party. No Agent shall be bound to inquire: (1) whether or not any Default has occurred; (2) as to the performance, default or any breach of any party of its obligations under any Loan Document; or (3) whether any event specified in any Loan Document has occurred.

Section 9.04        Reliance on Third Parties; Limitation on Responsibility. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, instruction, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts

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selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may act in relation to the Loan Documents through its officers, employees and agents and no Agent shall: be liable for any error of judgment made by any such person; or be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by that Agent’s gross negligence or willful misconduct. For the avoidance of doubt, no Agent shall have any (a) liability to investigate title to charged assets or for defective title, (b) liability for the efficacy of the Security Documents, (c) obligation to undertake anything that may be contrary to law or regulation or (d) obligation to risk or expend its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

Section 9.05        Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent without any liability to their acts or omissions. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 9.06        Successor Agent. Subject to the appointment and acceptance of a successor to the applicable Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent and the Administrative Agent shall have the right to appoint a successor Collateral Agent, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed); provided that the Parent Borrower’s consent shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders or Administrative Agent, as applicable, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint (i) a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or (ii) or a successor Collateral Agent on terms to be agreed, in each case, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld); provided that the Parent Borrower’s consent shall not be required if an Event of Default has occurred and is continuing. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral

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Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any farther action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the Agent shall be discharged from its duties and obligations hereunder (other than with respect to its obligations under Section 10.12). The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07        Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08        Powers and Immunities of each Issuing Bank. Neither any Issuing Bank nor any of its Related Parties shall be liable to any Agent or any Lender for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, each Issuing Bank (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for any Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or any Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the

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Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that no Issuing Bank shall be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable Law.

Section 9.09        Permitted Release of Collateral and Subsidiary Loan Parties.

(a)        Automatic Release. If any Collateral is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 6.05, the Liens in the Collateral granted under the Loan Documents shall automatically terminate and the Collateral will be disposed of free and clear of all such Liens.

(b)        Written Release. The Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an authorized officer of the Parent Borrower certifying in writing to the Administrative Agent and the Collateral Agent that the proposed Disposition of Collateral is permitted under Section 6.05. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Parent Borrower and the Administrative Agent (at the cost of the Parent Borrower) without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 9.09 or the provisions of Section 10.02.

(c)        Authorized Release upon Date of Full Satisfaction. The Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Collateral Agent’s Liens upon the Date of Full Satisfaction.

(d)        Authorized Release of Subsidiary Loan Party. If the Administrative Agent and the Collateral Agent shall have received a certificate of a Responsible Officer of the Parent Borrower requesting the release of a Subsidiary Loan Party, certifying that the Collateral Agent is authorized to release such Subsidiary Loan Party because either: (1) the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been disposed of to a non-Loan Party in a transaction permitted by Section 6.05 (or with the consent of the Required Lenders pursuant to Section 10.02(b)) or (2) such Subsidiary Loan Party has been designated as an Unrestricted Subsidiary or has become an Excluded Subsidiary; provided that no such release shall occur if such Subsidiary Loan Party

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continues to be a guarantor in respect of any Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans of any Loan Party or any Permitted Refinancing Indebtedness of any of the foregoing; then the Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Collateral Agent to secure the Obligations in the assets of such Subsidiary Loan Party and release such Subsidiary Loan Party from all obligations under the Loan Documents. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Administrative Agent and the Parent Borrower without the consent or further agreement of any Secured Party.

(e)        Lien Subordination. The Collateral Agent is irrevocably authorized to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a)(other than Liens created under or contemplated by the Loan Documents), (d), (e), (i), (k), (m), (o), (p), (r), (t), (u), (x), (aa), (bb), (dd), (ee), (ff), (gg) and (hh);

(f)        Collateral Release Period. Immediately upon the commencement of any Collateral Release Period and without further action of any Person, the security interests of the Collateral Agent and the other Secured Parties in the Collateral shall be terminated and released; provided that the Guarantee of each Loan Party of the Obligations pursuant to the Loan Documents shall remain in effect during any such Collateral Release Period. During any Collateral Release Period, the Administrative Agent and the Collateral Agent shall execute and deliver, at the Parent Borrower’s expense, all documents or other instruments that the Parent Borrower shall reasonably request to evidence the termination and release of such security interests and shall return all Collateral in their possession to the Parent Borrower. During any Collateral Release Period, the Parent Borrower shall not be required to comply with the Security Documents or the terms of Sections 5.10 or 5.15, in each case to the extent such terms require the creation and perfection of security interests or Liens on Collateral (it being understood that the Parent Borrower shall continue to be required to comply with the terms of Section 5.10 that require the provision of Guarantees by Loan Parties in respect of the Obligations).

(g)        Upon the termination of any Collateral Release Period, the security interests of the Collateral Agent and the Secured Parties in the Collateral shall, without any further action on the part of the Administrative Agent, the Collateral Agent, the Secured Parties or any Loan Party, be reinstated and the provisions of the immediately preceding paragraph shall no longer apply (until the commencement of a subsequent Collateral Release Period). Promptly following the termination of any Collateral Release Period, the Loan Parties shall execute any and all documents, financing statements, agreements and instruments, and take all such actions (including the filing and recording of financing statements and other documents) that may be required under applicable Law or that the Administrative Agent or Collateral Agent shall reasonably request, to reinstate such security interests and to cause the Collateral and Guarantee Requirement to be satisfied (all at the expense of the Loan Parties), including with respect to any Subsidiaries or assets that would have been subjected to the Collateral and Guarantee Requirement under Section 5.10 had

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such terminated Collateral Release Period not been in effect; provided that all such actions shall be completed no later than sixty (60) days after the date of termination of such Collateral Release Period (or such later date as the Administrative Agent shall deem appropriate).

(h)        Each Agent is authorized to enter into the Intercreditor Agreement and any other intercreditor arrangements, including any Market Intercreditor Agreements required hereunder, in each case, with respect to Indebtedness, that is (i) required or permitted to be incurred hereunder and for which accession to the Intercreditor Agreement is required and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor, subordination or collateral trust agreement, an “Additional Agreement”), and the parties hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Lender and Issuing Bank (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreement and any Additional Agreement and (b) hereby authorizes and instructs the Agents to enter into the Intercreditor Agreement and any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and any Additional Agreement.

Section 9.10        Perfection by Possession and Control. The Collateral Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Collateral Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Collateral Agent in accordance with the terms and provisions hereof.

Section 9.11        Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither any Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Agents shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Agents shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 9.12        Actions in Concert and Enforcement by the Collateral Agent. Notwithstanding anything contained in any of the Loan Documents, each Borrower, each Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in

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the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty and the other Security Documents may be exercised solely by the Collateral Agent (at the direction of the Administrative Agent) for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

Article X

Miscellaneous

Section 10.01        Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and (to the extent permitted by the applicable notice provision) shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(a)        if to the Parent Borrower or any other Loan Party, to it at COTY INC., 350 Fifth Avenue, New York, NY 10118, Attention: Patrice de Talhouët, Fax: +1 212 389 7538, Email: patrice_detalhouet@cotyinc.com, with a copy to COTY INC., 350 Fifth Avenue, New York, NY 10118, Attention Jules Kaufman, Fax: +1 212 479 4328, Email: jules_kaufman@cotyinc.com and with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036-6522, Attention: Steven Messina, Fax: +1 917 777 3509, Email: steven.messina@skadden.com.

(b)        if to the Administrative Agent:

(i) For all notices, to JPMorgan Chase Bank, N.A., Floor 3, Ops 2, 500 Stanton Christiana Road, Newark, Delaware 19713, Attention: Jane Dreisbach, Fax: 302-634-8459, Email: Jane.dreisbach@jpmorgan.com, with a copy to Sue Coplin, Fax: 302-634-8459; Email: Sue.a.coplin@jpmorgan.com

(ii) For notices with respect to the Multicurrency Revolving Loans, J.P. Morgan Europe Limited 25 Bank Street, Canary Wharf , London, E14 5JP United Kingdom, Attention: Loans Agency, Fax: + 44 (0) 207 777 2360, Email: loan_and_agency_london@jpmorgan.com, Attention: Hannah Langley, Fax: + 44 (0) 207 777 2360; Email: hannah.j.langley@jpmorgan.com.

(c)        if to the Collateral Agent, to JP Morgan Chase, IB Collateral Services, 10 S. Dearborn, 7th Floor, Chicago IL, 60603, Mailcode: IL1-1625, Attention: Natalie Morgan, Email: ib.collateral.services@jpmchase.com and jetuan.a.patterson@jpmorgan.com,

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provided that such notice or communication will only be effective upon written confirmation of receipt by the Collateral Agent and for the avoidance of doubt, an automatically generated “received” or “read” receipt will not constitute written confirmation; with a copy to the Administrative Agent.

(d)        if to any other Lender, to it at its address (or fax number or email) set forth in its Administrative Questionnaire

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by encrypted or unencrypted electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under the Loan Documents by, any agent hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any Approved Electronic Communications are provided “as is” and “as available” and none of the agents party hereto nor any of their Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the agents party hereto nor any of their Related Parties in connection with the Platform or the Approved Electronic Communications.

Section 10.02        Waivers; Amendments.

(a)        No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan

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Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) pursuant to an (A) Incremental Assumption Agreement executed in accordance with the terms and conditions of Section 2.20, (B) a Refinancing Amendment executed in accordance with the terms and conditions of Section 2.22 and (C) an Extension Amendment executed in accordance with the terms and conditions of Section 2.24, and (ii) in the case of this Agreement and any circumstance other than as described in clause (i) and in the first proviso below, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto in each case with the consent of the Required Lenders; provided that no such agreement shall, (A) without the written consent of each Lender directly and adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders) (1) increase the Commitment of any Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (2) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), extend the scheduled date of any interim amortization of any Loan or reduce any fees payable hereunder (other than with respect to any Extension Amendment), (3) postpone the scheduled date of payment of any interest on any Loan or LC Disbursement (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, (4) postpone the final scheduled date of payment of the principal amount of any Loan or LC Disbursement or (5) postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender), (B) change the currency in which any Loan or Commitment of any Lender is denominated without the written consent of such Lender (but not, for the avoidance of doubt, the consent of the Required Lenders) (it being understood that designation of additional Alternative Currencies in accordance with the definition thereof shall not constitute a change in currency for purposes of this clause (B)), (C) without the written consent of each Lender (but not, for the avoidance of doubt, the consent of the Required Lenders) (1) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required TLA Lenders” or “Required TLB Lenders” (or for the avoidance of doubt any provision that requires the consent of all Lenders or all directly affected Lenders), (2) release all or substantially all of the value of the Guarantees of the Obligations by the Subsidiary Loan Parties, (3) release all or substantially

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all of the Collateral from the Liens of the Security Documents (it being understood that (A) the determination that any assets acquired after the Closing Date shall not constitute Collateral and (B) the Collateral Release Period, in each case, shall not be deemed a release of Collateral), (4) change Section 2.18(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of each Lender participating in such transaction) and (D) except in transactions permitted by Section 6.03, permit assignment of rights and obligations of the Borrowers hereunder, without the written consent of each Lender directly and adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders; provided, further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Collateral Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, Collateral Agent, the Issuing Banks or the Swingline Lender, as the case may be, and (2) notwithstanding the terms of clause (ii) above, (x) any waiver or modification of a condition to an extension of credit under the Revolving Facility or any Incremental Facility and (y) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Class (or Classes) of Lenders (and without the consent of the Required Lenders), that would be required to consent thereto if such Class were the only Class hereunder at the time or (5) except as provided in the definitions of “Applicable Credit Rating” and “Collateral Release Period”, amend or modify the provisions of Section 9.09(e).

Notwithstanding the foregoing, only the consent of the Required TLA Lenders and Required Revolving Lenders shall be required to (and only the Required TLA Lenders and Required Revolving Lenders shall have the ability to) waive, amend, supplement or modify the covenant set forth in Section 7.01 (including any defined terms as they relate thereto).

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02(b)) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.20, 2.22 or 2.24 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility or refinancing facility); (ii) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or such Additional Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Intercreditor Agreement or such Additional Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement or such Additional Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the

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Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent; (iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrowers may make one or more loan modification offers to all the Lenders of any Class of Loans and/or Commitments that would, if and to the extent accepted by any such Lender, (a) change the All-In-Yield with respect to the Loans and Commitments under such Class (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “facility” and a new “Class” for all purposes under this Agreement (a “Loan Modification”); provided that (i) such loan modification offer is made to each Lender under the applicable Class of Loans and/or Commitments on the same terms and subject to the same procedures as are applicable to all other Lenders under such Class of Loans and/or Commitments (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) no Loan Modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Issuing Bank, without its prior written consent, (iii) no Loan Modification is secured by assets other than the Collateral and (iv) no Loan Modification will be guaranteed by Subsidiaries other than the Subsidiary Loan Parties.

In connection with any such Loan Modification, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to

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which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable Loan Modification (including the addition of such modified Loans and/or Commitments as a “facility” or a “Class” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any Loan Modification applicable to the Revolving Facility, the Borrowers shall prepay any Revolving Loans or LC Exposure outstanding on such effective date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans or LC Exposure, as the case may be, ratable with any revised pro rata share of a Revolving Lender in respect of the Revolving Facility arising from any nonratable Loan Modification to the Revolving Commitments under this Section. Notwithstanding the foregoing, no Loan Modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish any Loan Modification and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such loan modification offer, in each case on terms consistent with and/or to effect the provisions hereof relating to Loan Modifications.

Section 10.03        Expenses; Indemnity; Damage Waiver.

(a)        Expenses. Each Borrower shall pay, within thirty (30) days of a written demand therefor (together with reasonable backup documentation supporting such reimbursement request), (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (limited to one primary counsel for the Agents and the Lenders, taken as a whole, and, if necessary, one additional counsel in each relevant material jurisdiction and one specialty counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (limited to one counsel to the Agents and the Lenders, taken as a whole, and, if necessary, one additional counsel in each

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jurisdiction in which any Collateral is located or any proceedings are held and one specialty counsel and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly situated Persons), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder. Notwithstanding the foregoing, any fees payable in respect of the Closing Date, including legal fees and expenses, shall be due and payable as specified in Section 4.01.

(b)        Indemnity. Each Borrower shall indemnify the Arrangers, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, and each Affiliate, controlling Person, officers, director, employee, partner, trustee, advisor, shareholder, agent and other representative (each such person being called an “Indemnitee”) and their successors and permitted assigns of any of the foregoing persons against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each jurisdiction in which any collateral is located or any proceedings are held and one specialty counsel, if applicable, and, in the case of an actual or perceived conflict of interest, one additional counsel to the each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the Commitments or the Loans, the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, any other acquisition permitted hereby or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any issuing bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such letter of credit), (iii) any actual or alleged presence or release of Hazardous Materials on, under, in, at or from any property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a material breach of the obligations of such Indemnitee under the Loan Documents (in the case of the preceding clauses (i) and (ii), as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (iii) any dispute solely among the Indemnitees (other than an Arranger or Agent acting in their capacity as such) and to the extent (A) not arising out of any act or omission of the Parent Borrower, its Subsidiaries or any of their Affiliates or (B) related to the presence or release of Hazardous Materials or violations of Environmental Laws that first occurs at a real property owned or leased by the Parent Borrower or its Subsidiaries or any of their Affiliates after such property is transferred to an Indemnitee or its successors or assigns by way of a foreclosure, deed–in–lieu of foreclosure or similar transfer. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any

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and all amounts paid by any Borrower under this paragraph to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof. Each Indemnitee shall promptly notify the Parent Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the loan parties from the obligation to indemnify such Indemnitee.

(c)        Lender’s Agreement to Pay. To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the applicable Issuing Bank or the Swingline Lender under clause (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d)        Waiver of Damages. To the extent permitted by applicable Law, none of parties hereto (nor any Indemnitee) shall assert, and each hereby waives, any claim against any Loan Party or Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided, that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.

(e)        Payment. Unless otherwise specified, all amounts due under this Section 10.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 10.04        Successors and Assigns.

(a)        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender except as otherwise permitted under Section 6.03 (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit and any

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Secured Party related to any Lender), Participants (to the extent provided in clause (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Secured Parties and other Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignment.

(i)        Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (except to the Parent Borrower, any Subsidiary or a Disqualified Institution all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(1)        the Parent Borrower; provided that no consent of the Parent Borrower shall be required for (1) an assignment of (x) any Revolving Commitment to an assignee that is a Lender or an Affiliate of a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Sections 8.01(a), (b), (g) or (h) exists, an assignment to any other assignee; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(2)        the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(3)        to the extent the assignment relates to the Revolving Facility, any Issuing Bank.

(ii)        Assignments shall be subject to the following additional conditions:

(1)        except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000 in the case of the Term Facility and (2) $5,000,000 in the case of the Revolving Facility unless each of the Parent Borrower and the Administrative Agent

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otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned);

(2)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of any Class of Commitments or Loans;

(3)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,000 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(4)        the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including federal and state securities laws.

(iii)        The Parent Borrower shall be entitled to seek specific performance to unwind any such assignment in addition to any other remedies available to the Parent Borrower at law or at equity in respect of any assignment by a Lender without the Parent Borrower’s consent to any Disqualified Institution or, to the extent the Parent Borrower’s consent is required under the terms hereof (and not obtained). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(iv)        Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party

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hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.04.

(v)        The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person that is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the Class and amount of Obligations owing to such Lender).

(vi)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.04 and any written consent to such assignment required by clause (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(c)        Participations.

(i)        Any Lender may, without the consent of any other Person, sell participations to one or more banks or other entities (except the Parent Borrower, any Subsidiary or a Disqualified Institution (to the extent a list of Disqualified Institutions has been provided to each Lender)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such

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Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section 10.04, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. The Parent Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Parent Borrower at law or at equity in respect of any participation by a Lender without the Parent Borrower’s consent to any Disqualified Institutions or, to the extent the Parent Borrower’s consent is required under the terms hereof (and not obtained).

(ii)        Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers solely for United States federal tax purposes, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person that is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)        Pledge. Any Lender may, in accordance with applicable Law, at any time pledge or assign a security interest in all or any portion of its rights under this

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Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may assign all or a portion of its Term Loans to any Person that, after giving effect to such assignment, would be an Affiliated Lender or a Purchasing Borrower Party in accordance with Section 10.04(b) and (y) any Affiliated Lender or the Borrowers and any Restricted Subsidiary may, from time to time, purchase or prepay Term Loans on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrowers and the Administrative Agent (or other applicable agent managing such auction); provided that:

(i)         with respect to assignments to and purchases by any Purchasing Borrower Party, no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii)        the assigning Lender and Affiliated Lender or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iii)        for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender or Purchasing Borrower Party (including any Borrower or any of their respective Restricted Subsidiaries) not acting as a Purchasing Borrower Party;

(iv)        any Term Loans assigned to any Purchasing Borrower Party (or purchased or prepaid by any Borrower or any of their respective Restricted Subsidiaries) acting in accordance with this Section 10.04(e) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(v)         no Purchasing Borrower Party (including any Borrower or any of their respective Restricted Subsidiaries acting as a Purchasing Borrower Party) may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans; and

(vi)        no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.04(e), if after giving effect to such assignment, Affiliated Lenders together in the aggregate would own in excess of 25% of the aggregate principal

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amount of the Term Loans then outstanding (calculated as of the date of such purchase).

(f)        Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(g)        Notwithstanding anything in Section 10.02 or the definition of “Required Lenders”, “Required TLA Lenders” or “Required TLB Lenders” to the contrary, for purposes of determining whether the “Required Lenders”, “Required TLA Lenders” or “Required TLB Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions; provided that this clause (g) shall not apply with respect to any amendment, modification, waiver or consent that disproportionately, directly and adversely affects such Affiliated Lender.

(h)        Each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each such Affiliated Lender shall consent to provide that the vote of such Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the

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Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (h).

(i)        In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Loans or Incremental Loans held by Affiliated Lenders.

Section 10.05        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. For the avoidance of doubt, if any entity ceases to be a Lender under this Agreement pursuant to an Assignment and Assumption, such entity shall be entitled to the benefits of the surviving provisions in the previous sentence but only with respect to the period during which such entity was a Lender under this Agreement.

Section 10.06        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent or the Arrangers embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email or other electronic means (including a .”pdf” or .”tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and

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enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Loan Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each party exercising rights under this Section 10.08 shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) after any such exercise; provided that the failure to give such notice shall not affect the validity of such right. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09        Governing Law; Jurisdiction; Consent to Service of Process.

(a)        Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles; provided that the determination of whether the Recapitalization and the Merger have been consummated in accordance with the terms of the Transaction Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)        Jurisdiction. Each Lender, each Loan Party, the Administrative Agent and the Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)        Venue. Each Loan Party and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)        Service of Process. Each Loan Party and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10        WAIVER OF JURY TRIAL. EACH LOAN PARTY AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH LOAN PARTY AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12        Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be responsible for the compliance with this paragraph by its Related Parties), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Parent Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (but excluding any Disqualified Institution (to the extent a list of Disqualified Institutions has been posted to all Lenders)) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the written consent of the Parent Borrower (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.12 or (i) to any rating

182

agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential Information relating to the Loan Parties received by it from such Person. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and any customary information about this Agreement required for league table or similar credit. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers, their Subsidiaries or their business. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that information as defined in this Section furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Law, including federal and state securities laws. All information, including requests for waivers and amendments, furnished by any Borrower or any Agent or Arranger pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the loan parties and their related parties or their respective securities. Accordingly, each Lender represents to each Borrower and the Agents and Arrangers that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Law. Notwithstanding anything in this Section 10.12 to the contrary, to the extent any legal counsel, independent auditors, professionals and other experts or agents of a Lender receives any Information, such legal counsel, independent auditors, professionals and other experts or agents shall sign an undertaking that they will treat such Information as confidential (subject to certain customary exceptions) unless there are established and enforceable codes of professional conduct governing the confidential treatment of such Information so received.

Section 10.13        Maximum Interest Rate.

(a)        Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable Law that such Lender may charge the applicable Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based

183

upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to any Borrower at the time of such change in the Maximum Rate.

(b)        Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section 10.13 shall govern and prevail and neither any Borrower nor the sureties, guarantors, successors, or assigns of any Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable Law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the applicable Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, each Borrower and each Lender shall, to the extent permitted by applicable Law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

Section 10.14        Limitation of Liability. None of Loan Parties, the Administrative Agent, the Collateral Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and each Borrower, the Administrative Agent, the Collateral Agent, and each Lender and, by the execution of the Loan Documents to which it is a party, each other Loan Party, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by such party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents; provided, that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations in Section 10.03 to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.

Section 10.15        No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent, the Collateral Agent, or any Lender shall have the right to act exclusively in the interest of the Administrative Agent, the Collateral Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower, any other Loan Party, any of the Parent Borrower’s shareholders or any other Person.

Section 10.16        No Fiduciary Relationship. The relationship between the Loan Parties on the one hand and the Agents, each other agent party hereto and each Lender on the other is solely that of debtor and creditor, and neither Agent, nor any other agent party hereto nor any Lender has any fiduciary or other special relationship with any Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Loan

184

Parties on the one hand and each Agent, each other agent party hereto and each Lender on the other to be other than that of debtor and creditor. In addition, each Agent, each other agent party hereto and each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the transactions contemplated hereby.

Section 10.17        Construction. Each Loan Party, each Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.18        USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.19        [Reserved].

Section 10.20        Additional Borrowers. The Parent Borrower may designate any wholly-owned Restricted Subsidiary as a Borrower under any Revolving Commitments or any Incremental Facility (an “Additional Borrower”); provided that unless such Borrower is incorporated or formed in a jurisdiction in which any other current Borrower is incorporated or formed, the jurisdiction of such Additional Borrower shall be reasonably acceptable to the applicable Lenders. Such wholly-owned Restricted Subsidiary shall become an Additional Borrower and a party to this Agreement by delivering to the Administrative Agent an Additional Borrower Joinder, and all references to the “Borrowers” shall also include such Additional Borrower, as applicable, upon (a) the receipt by the Administrative Agent of (x) documentation consistent in scope with the documentation delivered in respect of the Borrowers on the Closing Date and (y) a certificate from the Parent Borrower and such Additional Borrower certifying that as of the date of such joinder, the conditions set forth in Section 4.02(a) and (b) shall be met as if

185

a Borrowing were to occur on such date and (b) the Lenders being provided with thirty (30) Business Days’ prior notice (or such shorter period of time as the Administrative Agent shall reasonably agree) of any Additional Borrower being proposed to be added pursuant to this Section 10.20. This Agreement may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 10.20. Notwithstanding any other provision of this Agreement to the contrary (including Section 10.02), any such deemed amendment may be memorialized in writing by the Administrative Agent with the Parent Borrower’s consent, but without the consent of any other Lenders (other than with respect to such Lender’s approval of an Additional Borrower’s jurisdiction of incorporation or formation as set forth above), and furnished to the other parties hereto.

[Signature Pages Begin on the Next Page]

186

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COTY INC., as the Parent Borrower

By:	/s/ Patrice de Talhouët
	Name:	Patrice de Talhouët
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A. as the Administrative Agent

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A, as the Collateral Agent

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A, as a Lender and an Issuing Bank

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

Bank of America, N.A., as a Lender and an Issuing Bank

By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a Lender and an Issuing Bank

By:	/s/ Amy Trapp
	Name:	Amy Trapp
	Title:	Managing Director

By:	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

HSBC BANK USA, NATIONAL ASSOICIATION, as a Lender and an Issuing Bank

By:	/s/ Darren Pinsker
	Name:	Darren Pinsker
	Title:	Sr. Vice President

ING Bank N.V., as a Lender and an Issuing Bank

By:	/s/ Koen Weehuizen
	Name:	Koen Weehuizen
	Title:	Managing Director

By:	/s/ E.C. Streng
	Name:	E.C. Streng
	Title:	Director

Mizuho Bank, Ltd., as Lender and an Issuing Bank

By:	/s/ David Lim
	Name:	David Lim
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Lender and an Issuing Bank

By:	/s/ Gordon MacArthur
	Name:	Gordon MacArthur
	Title:	Authorized Signatory

TD BANK N.A., as a Lender and an Issuing Bank

By:	/s/ Todd Antico
	Name:	Todd Antico
	Title:	Senior Vice President

Intesa Sanpaolo – New York Branch, as Lender and an Issuing Bank

By:	/s/ Jordan Schweon
	Name:	Jordan Schweon
	Title:	Global Relationship Manager

By:	/s/ Maddalena Revelli
	Name:	Maddalena Revelli
	Title:	Head of Credit Administration

The Bank of Novia Scotia, as Lender and an Issuing Bank

By:	/s/ Michelle C. Phillips
	Name:	Michelle C. Phillips
	Title:	Execution Head & Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender and an Issuing Bank

By:	/s/ Verónica Incera
	Name:	Verónica Incera
	Title:	Managing Director

By:	/s/ Mauricio Benitez
	Name:	Mauricio Benitez
	Title:	Director

SUMITOMO MITSUI BANKING CORPORATION, As a Lender and an Issuing Bank

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

UniCredit Bank AG, New York Branch, as a Lender and an Issuing Bank

By:	/s/ Fabio Della Malva
	Name:	Fabio Della Malva
	Title:	Director

By:	/s/ Elaine Tung
	Name:	Elaine Tung
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and an Issuing Bank

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

By:	/s/ Michael Shannon
	Name:	Michael Shannon
	Title:	Vice President

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender and an Issuing Bank

By:	/s/ Pinyen Shih
	Name:	Pinyen Shih
	Title:	Executive Director

By:	/s/ Hsiwei Chen
	Name:	Hsiwei Chen
	Title:	VP

Landesbank Hessen-Thüringen Girozentrale, as Lender and Issuing Bank

By:	/s/ Lars Riiser
	Name:	Lars Riiser
	Title:	Vice President

By:	/s/ Claus Hemsteg
	Name:	Claus Hemsteg
	Title:	Senior Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender and an Issuing Bank

By:	/s/ Adrienne Young
	Name:	Adrienne Young
	Title:	Vice President

By:
Name:
Title:

BMO Harris Bank N.A., as Lender

By:	/s/ Mark Piekos
	Name:	Mark Piekos
	Title:	Managing Director

Fifth Third Bank, as Lender and Issuing Bank

By:	/s/ Christopher Griffin
	Name:	Christopher Griffin
	Title:	Vice President

By:
Name:
Title:

SANTANDER BANK, N.A., as a Lender and an Issuing Bank

By:	/s/ William Maag
	Name:	William Maag
	Title:	Managing Director

Standard Chartered Bank, as a Lender and an Issuing Bank

By:	/s/ Steven Aloupis
	Name:	Steven Aloupis
	Title:	Managing Director
Capital Markets

MORGAN STANLEY BANK, N.A., as a Lender and an Issuing Bank

By:	/s/ Brendan MacBride
	Name:	Brendan MacBride
	Title:	Authorized Signatory

BANK OF THE WEST, as Lender

By:	/s/ Francesco Ingargiola
	Name:	Francesco Ingargiola
	Title:	Director

By:	/s/ Harry Yergey
	Name:	Harry Yergey
	Title:	Managing Director

BNP PARIBAS, as a Lender and an Issuing Bank

By:	/s/ Pierre Nicholas Rogers
	Name:	Pierre Nicholas Rogers
	Title:	Managing Director

By:	/s/ Nanette Baudon
	Name:	Nanette Baudon
	Title:	Director

Bayerische Landesbank, New York Branch, as a Lender and an Issuing Bank

By:	/s/ Rolf Siebert
	Name:	Rolf Siebert
	Title:	Executive Director

By:	/s/ Matthew DeCarlo
	Name:	Matthew DeCarlo
	Title:	Senior Director

First Commercial Bank, Ltd., A Republic of China Bank Acting Through Its Los Angeles Branch, as Lender

By:	/s/ Terry Yuan-Gan Ju
	Name:	Terry Yuan-Gan Ju
	Title:	VP & General Manager

By:
Name:
Title:

Landesbank Baden-Württemberg, New York Branch, as a Lender and an Issuing Bank

By:	/s/ Simone Ehmann
	Name:	Simone Ehmann
	Title:	Vice President

By:	/s/ Carolyn Gutbrod
	Name:	Carolyn Gutbrod
	Title:	Vice President

Capital One, National Association, as a Lender and an Issuing Bank

By:	/s/ Esther Lainis
	Name:	Esther Lainis
	Title:	Senior Vice President

[ First Hawaiian Bank ], as Lender

By:	/s/ Jon T. Fukagawa
	Name:	Jon T. Fukagawa
	Title:	Vice President

By:
Name:
Title:

Banco de Sabadell, S.A.-Miami Branch, as a Lender and an Issuing Bank

By:	/s/ Maurici Lladó
	Name:	Maurici Lladó
	Title:	Executive Director,
Corporate & Investment Banking Americas

Credit Industriel et Commercial New York Branch, as a Lender and an Issuing Bank

By:	/s/ Garry Weiss
	Name:	Garry Weiss
	Title:	Managing Director

By:	/s/ Clifford Abramsky
	Name:	Clifford Abramsky
	Title:	Managing Director

Bank of China (Luxembourg) S.A., as Lender

By:	/s/ Yan Hai Si
	Name:	Yan Hai Si
	Title:	Deputy General Manager

KBC Bank N.V., New York Branch, as a Lender and an Issuing Bank

By:	/s/ Sheila Bermejo
	Name:	Sheila Bermejo
	Title:	Vice President

By:	/s/ Thomas R. Lalli
	Name:	Thomas R. Lalli
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING Inc., as a Lender and an Issuing Bank

By:	/s/ Brendan MacBride
	Name:	Brendan MacBride
	Title:	Authorized Signatory

Bank of China, New York Branch, as a Lender and an Issuing Bank

By:	/s/ Haifeng Xu
	Name:	Haifeng Xu
	Title:	Executive Vice President

Taiwan Business Bank, Los Angeles Branch, as Lender

By:	/s/ Sandy Chen
	Name:	Sandy Chen
	Title:	General Manager

By:
Name:
Title:

United Bank, as Lender

By:	/s/ Tom Wolcott
	Name:	Tom Wolcott
	Title:	SVP Shared National Credit

By:
Name:
Title:

Liberty Bank, as Lender

By:	/s/ Carla Balesano
	Name:	Carla Balesano
	Title:	Senior Vice President

Mega International Commercial Bank Co., Ltd. New York Branch, as Lender

By:	/s/ Ming – Che Yang
	Name:	Ming – Che Yang
	Title:	AVP & AGM

Mega International Commercial Bank Co., Ltd. Chicago Branch, as Lender

By:	/s/ Luke L. Hwang
	Name:	Luke L. Hwang
	Title:	V.P. and General Manager

By:
Name:
Title:

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender and an Issuing Bank

By:	/s/ Li Zhou
	Name:	Li Zhou
	Title:	Vice President

By:	/s/ Richard Tripaldi
	Name:	Richard Tripaldi
	Title:	Senior Vice President

TriState Capital Bank, as Lender

By:	/s/ Ellen Frank
	Name:	Ellen Frank
	Title:	Senior Vice President

By:
Name:
Title:

EXHIBITS

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Incremental Facility Activation Notice
Exhibit D-1 to D-4	–	Forms of U.S. Tax Compliance Certificate
Exhibit E	–	[Reserved]
Exhibit F	–	Form of Additional Borrower Joinder
Exhibit G	–	Form of Lender Designation
Exhibit H	–	Form of Global Intercompany Note
Exhibit I	–	Form of Guaranty
Exhibit J	–	Form of Security Agreement

LIST OF EXHIBITS

EXHIBIT A -1

TO

COTY INC. CREDIT AGREEMENT

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	COTY INC. [AND] [ADD ADDITIONAL BORROWERS IF APPLICABLE]

4.	Administrative Agent:	JPMorgan Chase bank, n.a., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 27, 2015 among Coty Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto from time to time.

[1]	Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
[Term A Facility]	$	$	%
[Term B USD Facility]	$	$	%
[Term B EUR Facility]	€	€	%
[USD/Multicurrency Revolving Facility]	[ ][3]	[ ]	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	Specify currency.

ASSIGNMENT AND ASSUMPTION, Page 2

[Consented to and]4 Accepted:

JPMorgan Chase bank, n.a., as

Administrative Agent

By:
Name:
Title:

[Consented to:]5

[COTY INC.]

By:
Name:
Title:

[Consented to:]6

[ISSUING BANK]

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 3

ANNEX 1

COTY INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1   Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email (including in “.pdf” or “.tif” files) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION, Page 1

EXHIBIT A-2

TO

COTY INC. CREDIT AGREEMENT

Form of Affiliated Lender Assignment and Assumption

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 1

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrower(s):	COTY INC. [AND] [ADD ADDITIONAL BORROWERS IF APPLICABLE].

4.	Administrative Agent:	JPMorgan Chase bank, n.a., including any successor thereto, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 27, 2015 among Coty Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto from time to time.

6.	Assigned
Interest:

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 2

Assignor[s][5]	Assignee[s][6]	Facility Assigned [7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
		-	[$][€]	[$][€]	-
		-	______	______	-
		-			-
		-			-
		-			-
		-			-
		-			-
		-			-
-%
		-	[$][€]	[$][€]	-
		-	______	______	-
		-			-
		-			-
		-			-
		-			-
		-			-
		-			-
-%
		-	[$][€]	[$][€]	-
		-	______	______	-
		-			-

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Assumption (e.g. “Term A Facility”, “Term B USD Facility”, “Term B EUR Facility”, “Incremental Term Loans” or “Extended Term Loans”).

[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held together in the aggregate by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (calculated as of the date of the purchase).

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 3

-	-
-	-
-	-
-	-
-	-
-%

Trade Date:	__________________][11]

Effective Date: __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 5

[Consented to]:12

COTY INC.

By:
Name:
Title:

[12]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 6

ANNEX 1
TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1.  Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document; and (c) it acknowledges that [the] [each] Assignee is an Affiliated Lender and may possess material non-public information with respect to the Parent Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders.

1.2.  Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.04(e) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(e) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by

ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 1

[the][such] Assignee, and; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles.

ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION, Page 2

EXHIBIT B

TO

COTY INC. CREDIT AGREEMENT

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

To:	The Administrative Agent and the Lenders parties to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 27, 2015 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Agreement”) among Coty Inc. (the “Parent Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto.

Unless otherwise defined herein, capitalized terms used in this Compliance Certificate shall have the meanings assigned to such terms in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.     I am the duly elected ___________________________ of the Parent Borrower19;

2.     I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent Borrower and its Restricted Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes];

3.     The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of the existence of any condition or event which constitutes a Default which has not been previously disclosed or which has not been cured as of the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

Described below are the exceptions, if any, to this paragraph 3 by listing, in detail, in the case of any Default which is continuing, the nature of the condition or event, the period during which it has existed and the action which the Parent Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

4.     The following represent true and accurate calculations of the Total Net Leverage Ratio:

Total Net Leverage Ratio =	[____________]

Required Ratio =	[____________]

Schedule I attached hereto sets forth financial data and computations evidencing the Parent Borrower’s compliance with the certain financial covenant set forth in Section 7.01 of the Agreement, all of which data and computations are true, complete and correct in all material respects;20

19 Must be a Financial Officer

COMPLIANCE CERTIFICATE, Page 1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _____________, 20__.

COTY INC.

By:
Name:
Title:

(cont’d from previous page)

20 To commence on the last day of the first full fiscal quarter following the Closing Date.

COMPLIANCE CERTIFICATE, Page 2

SCHEDULE I
TO
COMPLIANCE CERTIFICATE

Compliance as of _________, ____

A.     Section 7.01.     Total Net Leverage Ratio.

Summary:

Consolidated Total Debt (Line 2(b))	$
Over
Adjusted EBITDA (Line 5(j))	$

$

Compliance with Section 7.01 – [Is Total Net Leverage Ratio less than or equal to [●][21] to 1.00?]	YES	NO
1.	Total Indebtedness (on a consolidated basis)
	(a)	all obligations for borrowed money	$
	(b)	all Capital Lease Obligations and purchase money indebtedness	$
	(c)	unreimbursed obligations in respect of undrawn letters of credit, bankers acceptances or similar instruments (provided that cash collateralized amounts under drawn letters of credit, bankers acceptances and similar instruments shall not be counted as Total Indebtedness)	$
	(d)	Total of Lines (a) through (c)		$
provided that Total Indebtedness shall not include (A) Indebtedness in respect of (i) unreimbursed obligations in respect of drawn letters of credit until five (5) days after such amount is drawn and (ii) obligations under Swap Agreements and (B) Indebtedness of a Person for which, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of unrestricted cash
2.	Consolidated Total Debt
	(a)	Unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries as determined in accordance with GAAP	$
	(b)	Line 1(d) minus 2(a)		$

21 Insert applicable Total Net Leverage Ratio based on date of certificate delivery.

SCHEDULE I TO COMPLIANCE CERTIFICATE, Page 1

3.	Consolidated Net Income, Consolidated net income (or loss) determined in accordance with GAAP, excluding (i) any extraordinary, nonrecurring, non-operating gains, charges or losses and/or any noncash gains, charges or losses, (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Equity Interests or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business), and (ii) including or in addition to the above, the following items:			$
	(a)	the income (or loss) of any Unrestricted Subsidiary, any other Person that is not a Restricted Subsidiary but whose accounts would be consolidated with those of the Subject Person in the Subject Person’s consolidated financial statements in accordance with GAAP or any other Person (other than a Restricted Subsidiary) in which the Subject Person or a subsidiary has an ownership interest (including any joint venture); provided, however, that Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Subject Person or such subsidiary in the form of dividends or similar distributions;	$
	(b)	the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Adjusted EBITDA to the extent provided in the definition thereof);	$
	(c)	the cumulative effect of any change in accounting principles during such period;	$
	(d)	any net gains, income, charges, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;	$
	(e)	effects of adjustments (including the effects of such adjustments pushed down to the Subject Person) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof;	$
	(f)	any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Agreements);	$
	(g)	any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets;	$
SCHEDULE I TO COMPLIANCE CERTIFICATE, Page 2

	(h)	any non-cash compensation charge, cost, expense, accrual or reserve, including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Transactions;	$
	(i)	any fees, costs, commissions and expenses incurred or paid by the Subject Person (or any JAB Affiliate) during such period (including rationalization, legal, Tax and structuring fees, costs and expenses), or any amortization or write-off thereof for such period in connection with or pursuant to (i) the Transactions (including shared costs and Tax formation costs, in each case, relating solely to the consummation of the Transactions, whether incurred before or after the Closing Date) or the Loan Documents and (ii) any Investment (other than an Investment among the Parent Borrower and its Subsidiaries in the ordinary course of operations), Disposition (other than Dispositions of inventory or Dispositions among the Parent Borrower and its Subsidiaries in the ordinary course of operations), incurrence or repayment of Indebtedness (other than the incurrence or repayment of Indebtedness among the Parent Borrower and its Subsidiaries in the ordinary course of operations), issuance of Equity Interests, refinancing transaction or amendment, waiver or modification of any Indebtedness (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;	$
	(j)	accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions, in accordance with GAAP or as a result of the adoption or modification of accounting policies;	$
	(k)	any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income (including currency re-measurements of Indebtedness, any applicable net gains or losses resulting from Swap Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness); and	$
	(l)	unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Swap Agreements	$
	(m)	sum of Line 3 minus the sum of Lines 3(a) through 3(l)	$
4.	EBITDA
	(a)	Consolidated Net Income (from Line 3(m))	$
	(b)	any provision for (or less any benefit from) income or franchise Taxes included in determining Consolidated Net Income	$
	(c)	interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income	$
	(d)	amortization and depreciation expense deducted in determining Consolidated Net Income	$
SCHEDULE I TO COMPLIANCE CERTIFICATE, Page 3

	(e)	to the extent not disregarded in the calculation of Consolidated Net Income, non-cash charges	$
	(f)	the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters)	$
	(g)	the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties	$
	(h)	the amount of loss on sales of receivables and related assets to the Parent Borrower or any Restricted Subsidiary in connection with a permitted receivables financing	$
	(i)	proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating EBITDA for such fiscal quarters))	$
	(j)	any earn out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustment) incurred in connection with any Investment made in compliance with Section 6.04 of the Credit Agreement or any Investment consummated prior to the Closing Date, which is paid or accrued during such period	$
	(k)	sum of Lines 4(a) through 4(j)		$
5.	Adjusted EBITDA
	(a)	the EBITDA of the Parent Borrower and its Restricted Subsidiaries (from Line 4(k))	$
$
	(b)	on a Pro Forma Basis, the pro forma EBITDA (as adjusted by any increases pursuant to Lines (c) and (d) below) and cash distributions of any Prior Target (or, as applicable, the EBITDA and such cash distributions of any such Prior Target attributable to the assets acquired from such Prior Target), for any portion of such Subject Period occurring prior to the date of the acquisition of such Prior Target (or the related assets, as the case may be)	$
	(c)	extraordinary, unusual or non-recurring items	$
	(d)	restructuring charges and related charges, accruals or reserves; and business optimization expenses and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities and the termination of distributor and joint venture arrangements (including the termination or discontinuance of activities constituting a business), retention charges, contract termination costs and expenses, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing	$
	(e)	(i) all fees, commissions, costs and expenses incurred or paid by the Parent Borrower and its Subsidiaries and (ii) transaction	$
SCHEDULE I TO COMPLIANCE CERTIFICATE, Page 4

separation and integrations costs, in each case in connection with the Transactions and any Permitted Acquisition
(f)	pro forma cost savings, operating expense reductions and synergies related to, and net of the amount of actual benefits realized during such Subject Period from, Specified Transactions, restructurings and cost savings initiatives (including the Global Efficiency Plan) that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized, and to result from actions that have been taken or with respect to which substantial steps have been taken, committed to be taken or are expected to be taken (in the good faith determination of the Parent Borrower), in each case within twenty four (24) months after such acquisition, disposition or other Specified Transaction, restructuring, cost savings initiative or other initiative	$
(g)	pro forma cost savings, operating expense reductions and synergies related to, and net of the amount of actual benefits realized during such Subject Period from, the Transactions that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized, and to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower), in each case within twenty four (24) months after the applicable step of the Transaction	$
(h)	without duplication of any amounts added-back pursuant to clause (d) above, charges, fees and expenses in connection with the Global Efficiency Plan	$
(i)	the EBITDA of each Prior Company and, as applicable but without duplication, the EBITDA of Holdings, the Parent Borrower and each Restricted Subsidiary attributable to all Prior Assets, in each case for any portion of such Subject Period occurring prior to the date of the disposal of such Prior Companies or Prior Assets.	$
(j)	sum of Lines 5(a) through 5(h) minus Line 5(i)[22]		$

22 The Adjusted EBITDA for the fiscal quarters ending [●], [●] and [●] shall be $[●], $[●] and $[●], respectively (for the avoidance of doubt, subject to adjustment as set forth above in clauses (b), (f) and (h) above for any Specified Transactions that occur following the Closing Date).

SCHEDULE I TO COMPLIANCE CERTIFICATE, Page 5

EXHIBIT C
TO
COTY INC. CREDIT AGREEMENT

Form of Incremental Facility Activation Notice

FORM OF INCREMENTAL FACILITY ACTIVATION NOTICE

[___ __], 201[_]

To:     JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below

Reference is made to that certain Credit Agreement dated as of October 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Coty Inc. (the “Parent Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the same meanings assigned to such terms in the Credit Agreement.

This notice is an Incremental Facility Activation Notice referred to in the Credit Agreement to be provided at any time prior to the Date of Full Satisfaction in accordance with the terms and provisions of the Credit Agreement, and the Parent Borrower and each of the [Incremental Term Lenders] [Incremental Revolving Lenders] signatory hereto hereby notify you that:

1.	The Incremental Facility is an Incremental [Term Loan] [Revolving Loan] facility.

2.	The amount of the [Incremental Term Loan] [Incremental Revolving Commitment] requested by this Incremental Facility Activation Notice is $[_______________].[23]

3.	[The amount of the Incremental Term Loan to be made by each Incremental Term Lender is set forth opposite such Incremental Term Lender’s name on the signature pages hereof under the caption “Incremental Term Loan amount”.] [The Incremental Revolving Commitment of each Incremental Revolving Lender

23 The amount of Incremental Term Loans and/or Incremental Revolving Commitments requested in an aggregate amount may not exceed the Incremental Amount at such time. The amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested shall be (x) with respect to Incremental Facilities denominated in Dollars, in an aggregate principal amount of not less than $10,000,000, and $5,000,000 increments in excess thereof, (y) with respect to Incremental Facilities denominated in an Alternative Currency, in an aggregate principal amount of not less than an amount in such Alternative Currency equal to the Dollar Equivalent of $10,000,000, and $5,000,000 increments in excess thereof or (z) equal to the remaining Incremental Amount.

FORM OF INCREMENTAL FACILITY ACTIVATION NOTICE, Page 1

is set forth opposite such Incremental Revolving Lender’s name on the signature pages hereof under the caption “Incremental Revolving Commitment.”]

4.	The Business Day on which [such Incremental Term Loans are requested to be made] [Incremental Revolving Commitments are requested to become effective] (the “Increased Amount Date”) pursuant to this Incremental Facility Activation Notice is [________] [__], 201[_].

5.	The proceeds of such [Incremental Term Loans] [Incremental Revolving Commitments] are to be used for [___________].

     [Each of the Incremental Term Lenders and the Parent Borrower hereby agrees that (a) the amortization schedule relating to this Incremental Term Loan is set forth in Schedule A attached hereto, pursuant to which the maturity date is [________], [__], 201[_] and (b) the Applicable Rate for this Incremental Term Loan shall be [_______________].]

     [Each of the Incremental Revolving Lenders and the Borrower hereby agrees that (a) the Borrower shall repay all outstanding Incremental Revolving Loans and the Incremental Revolving Commitment will terminate on [________] [__], 201[__] and (b) the Applicable Rate for this Incremental Revolving Facility shall be [_______________].]24

24 Note that for the Incremental Term Loan and/or Incremental Revolving Commitments to become effective, all conditions specified under Section 2.20(d) of the Credit Agreement must be met.

FORM OF INCREMENTAL FACILITY ACTIVATION NOTICE, Page 2

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of [_______] [___],201[__].

COTY INC.

By

Name:

Title:

[ADDITIONAL BORROWERS][25]

By

Name:

Title:

[INCREMENTAL TERM LENDER]/[INCREMENTAL REVOLVING LENDER]	[Incremental Term Loan Amount]/[Incremental Revolving Commitments] [$___________]

By

Name:

Title:

25 Add as applicable.

FORM OF INCREMENTAL FACILITY ACTIVATION NOTICE, Page 3

Schedule A

Amortization Payment Date	Principal Amount

FORM OF INCREMENTAL FACILITY ACTIVATION NOTICE, Page 4

EXHIBITS D -1 – D-4
TO
COTY INC. CREDIT AGREEMENT

Forms of U.S. Tax Compliance Certificate

EXHIBIT D-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Coty Inc. (the “Parent Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto; the terms defined therein being used herein as therein defined.

Pursuant to the provisions of Section 2.17 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten (10) percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:
FORM OF U.S. TAX CERTIFICATE, Page 1

EXHIBIT D-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Coty Inc. (the “Parent Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto; the terms defined therein being used herein as therein defined.

Pursuant to the provisions of Section 2.17 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten (10) percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:
FORM OF U.S. TAX CERTIFICATE, Page 1

EXHIBIT D-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Coty Inc. (the “Parent Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto; the terms defined therein being used herein as therein defined.

Pursuant to the provisions of Section 2.17 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten (10) percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:
FORM OF U.S. TAX CERTIFICATE, Page 1

EXHIBIT D-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Coty Inc. (the “Parent Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto; the terms defined therein being used herein as therein defined.

Pursuant to the provisions of Section 2.17 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:
FORM OF U.S. TAX CERTIFICATE, Page 1

EXHIBIT F
TO
COTY INC. CREDIT AGREEMENT

Form of Additional Borrower Joinder

FORM OF
ADDITIONAL BORROWER JOINDER

This Additional Borrower Joinder is dated as of [●], 20[●] (this “Agreement”), and is entered into by and among Coty Inc., a Delaware corporation (the “Parent Borrower”), [●] a [●] (the “Additional Borrower”) and JPMorgan Chase Bank, N.A., as administrative agent for the Credit Agreement (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement, dated as of October 27, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among the Parent Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans available to the Borrowers, and each Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers of Revolving Loans. The Parent Borrower and the Additional Borrower desire that the Additional Borrower become an Additional Borrower under the Credit Agreement.

The Additional Borrower represents that (1) the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein), and (2) at the time of and immediately after the date hereof, no Default shall exist or would result from such Person becoming an Additional Borrower.

The Parent Borrower agrees that the guarantees of the Obligations contained in the Guaranty will apply to the Obligations of the Additional Borrower, to the extent applicable in accordance with the terms thereof. Upon execution of this Agreement by each of the Parent Borrower, the Additional Borrower and the Administrative Agent, and the (i) satisfaction of the conditions set forth in Section 10.20 of the Credit Agreement and (ii) the other terms and conditions set forth therein, the Additional Borrower (1) shall be a party to the Credit Agreement and shall constitute an “Additional Borrower” for all purposes thereof with the same force and effect as if originally named a Borrower therein and (2) agrees to be bound by all provisions of the Credit Agreement and the other Loan Documents and shall have all the rights and obligations of a Borrower thereunder.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING THEREUNDER OR RELATED TO THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

FORM OF ADDITIONAL BORROWER JOINDER, Page 1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of [                ].

COTY INC.

By:
Name:
Title:

[NAME OF ADDITIONAL BORROWER]

By:
Name:
Title:

[ ], as Administrative Agent

By:
Name:
Title:
FORM OF ADDITIONAL BORROWER JOINDER, Page 2

EXHIBIT G

TO

COTY INC. CREDIT AGREEMENT

Form of Lender Designation

FORM OF
LENDER DESIGNATION

To: JPMorgan Chase Bank, N.A. (as Administrative Agent and Collateral Agent)

for itself and each of the other parties to the Credit Agreement [and the Intercreditor Agreement] referred to below.

Cc: Coty Inc.

From:      [Designating Lender] (the “Designating Lender”)

Dated:

Dear Ladies and Gentleman,

Re: the Credit Agreement dated as of October 27, 2015 among Coty Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties from time to time party thereto.

1.	We refer to the Credit Agreement [and to the Intercreditor Agreement]. Terms defined in the Credit Agreement have the same meaning in this Designation Notice.

2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any [Term/Revolving][3] Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc.] (“Designated Loans”).

3.	The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.	By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees

[3]              Specify relevant category of Loans as applicable.

FORM OF LENDER DESIGNATION, Page 1

to be bound by the terms of the Credit Agreement [and the Intercreditor Agreement] accordingly.

5.	This Designation Notice shall be governed by, and construed in accordance with the law of the State of New York without regard to conflicts of law principles.

For and on behalf of [Designating Lender]

We acknowledge and agree to the terms of the above.

For and on behalf of [Substitute Affiliate Lender]

We acknowledge the terms of the above.

For and on behalf of JPMorgan Chase Bank, N.A.

FORM OF LENDER DESIGNATION, Page 2

EXHIBIT H

EXHIBIT H

TO

COTY INC. CREDIT AGREEMENT

Form of Global Intercompany Note

Form of Global Intercompany Note

GLOBAL INTERCOMPANY NOTE

INTERCOMPANY SUBORDINATED demand PROMISSORY NOTE

Note Number: [__]	Dated: _____________, 20___

FOR VALUE RECEIVED, the Parent Borrower (as defined below), and each of its Restricted Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of such other Group Member that makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America or, in respect of loans in another currency, in such other currency as agreed to by the applicable Payor and the applicable Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans heretofore and hereafter made by such Payee to such Payor as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Unless otherwise defined herein, terms defined in the Credit Agreement (hereinafter defined) and used herein shall have the meanings given to them in that certain Credit Agreement, dated as of October 27, 2015 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”) among Coty Inc., a Delaware corporation (the “Parent Borrower”), the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the other parties thereto from time to time.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s Obligations under the Credit Agreement, the Security Agreement and the other Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and the other Secured Parties may exercise all the rights of the Payees that are Loan Parties under this Promissory Note in accordance with the terms and conditions of the Credit Agreement, the Security Agreement and the other Loan Documents and payments under this Promissory Note will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

FORM OF GLOBAL INTERCOMPANY NOTE, Page 1

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until all conditions to the release of the Collateral Agent’s security in the Collateral set forth Section 9.09 of the Credit Agreement (the “Release Conditions”) shall have been satisfied; provided, that each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Payor thereof in writing; and provided further, that upon the waiver, remedy or cure of each such Event of Default, so long as no other Event of Default shall have occurred and be then continuing and the Administrative Agent has notified such Payor thereof in writing, such payments shall be permitted, including any payment to bring any missed payments during the period of Event of Default, current. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to the Collateral Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent or any Secured Party in such assets. Except as expressly permitted by the Credit Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until Release Conditions have been satisfied.

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any provision of this Promissory Note which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Promissory Note may be exercised only to the extent that the exercise thereof does not violate any applicable

FORM OF GLOBAL INTERCOMPANY NOTE, Page 2

mandatory provisions of applicable Law, and all the provisions of this Promissory Note are intended to be subject to all applicable mandatory provisions of applicable Law which may be controlling and to be limited to the extent necessary so that they will not render this Promissory Note invalid or unenforceable.

From time to time after the date hereof, additional Restricted Subsidiaries of the Parent Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Restricted Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in counterparts and by different parties hereto on separate counterparts, each of which shall be an original, but all together one and the same instrument. Delivery of executed counterparts of this Promissory Note by telecopy or by e-mail of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

FORM OF GLOBAL INTERCOMPANY NOTE, Page 3

IN WITNESS WHEREOF, each Payor and Payee has caused this Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[PAYORS/PAYEES], as a Payor and Payee

By:
Name:
Title:

[Signature Page to Global Intercompany Note]

SCHEDULE A

TRANSACTIONS
ON
INTERCOMPANY DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

SCHEDULE A TO INTERCOMPANY NOTE, Page 1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to ___________________________________________ all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated [____________] (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by the Parent Borrower and each Restricted Subsidiary thereof or any other person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) that are Loan Parties on the date of the Promissory Note. From time to time after the date thereof, additional Restricted Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and, if such Restricted Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated:

[PAYEES]

By:
Name:
Title:

EXHIBIT I

EXHIBIT I

TO

COTY INC. CREDIT AGREEMENT

Form of Guaranty

EXHIBIT I

GUARANTY

Dated as of

October 27, 2015

among

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

FORM OF GUARANTY, Page 1

EXHIBIT I

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

FORM OF GUARANTY, Page 2

EXHIBIT I

Section 4.13	Recourse; Limited Obligations	16
Section 4.14	Intercreditor Agreements	16

SCHEDULES

Schedule I	Guarantors

EXHIBITS

Exhibit I	Form of Guaranty Supplement
FORM OF GUARANTY, Page 3

EXHIBIT I

This GUARANTY, dated as of October 27, 2015, is among the Guarantors set forth on Schedule I hereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Secured Parties.

Reference is made to the Credit Agreement, dated as of October 27, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Coty Inc., a Delaware corporation (the “Parent Borrower”), the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties thereto from time to time.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement and the Issuing Banks have agreed to issue Letters of Credit for the account of the Parent Borrower on the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit and the obligations of the Issuing Banks to issue Letters of Credit are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor on the Closing Date. The Guarantors are affiliates of one another and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrowers pursuant to the Credit Agreement and (ii) the issuance of Letters of Credit by the Issuing Banks in accordance with the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Issuing Banks to issue such Letters of Credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01     Credit Agreement Definitions.

(a)     Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)     The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02     Other Defined Terms.

As used in this Agreement, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

FORM OF GUARANTY, Page 4

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“Agreement” means this Guaranty.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Guaranteed Obligations” mean the “Obligations” as defined in the Credit Agreement.

“Guarantors” means the Guarantors listed on Schedule 1 hereto and any other Person that becomes a party to this agreement after the Closing Date pursuant to Section 4.12; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.11, such Person shall cease to be a Guarantor hereunder effective upon such releases.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Indemnitees” has the meaning assigned to such term in Section 4.03(b).

“Secured Parties” has the meaning provided in the Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee

Section 2.01     Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable Law, each of the Guarantors (i) waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and (ii) also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

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Section 2.02     Guarantee of Payment.

Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower is joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 2.03     No Limitations.

(a)     Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.11, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any other Loan Party, the lack of legal existence of any Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by any Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any other Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having

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been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date; or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, any Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b)     To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Security Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash (excluding contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a

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letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Loan Party waives any and all suretyship defenses.

Section 2.04     Reinstatement.

Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05     Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06     Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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ARTICLE III

Indemnity, Subrogation and Subordination

Section 3.01     Indemnity, Subrogation and Subordination.

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to any Borrower or any other Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank). As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due

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within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous

Section 4.01     Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notice hereunder to a Guarantor shall be given in care of the Parent Borrower.

Section 4.02     Waivers; Amendment.

(a)     No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)     Subject to the Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.02 of the Credit Agreement.

Section 4.03     Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.

(a)     Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent and the Collateral Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder in accordance with Section 10.03 of the Credit Agreement; provided that each reference therein to the “Borrowers” shall be deemed to be a reference to “each Guarantor.”

(b)     Each Guarantor shall indemnify the Agent, the other Secured Parties, and each Affiliate, controlling Person, officers, director, employee, partner, trustee, advisor,

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shareholder, agent and other representative and their successors and permitted assigns of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each jurisdiction in which any collateral is located or any proceedings are held and one specialty counsel, if applicable, and, in the case of an actual or perceived conflict of interest, one additional counsel to the each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the Commitments or the Loans, the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, any other acquisition permitted hereby or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any issuing bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such letter of credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Guarantors or any of their subsidiaries, or any environmental liability related in any way to the Guarantors or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a material breach of the obligations of such Indemnitee under the Loan Documents (in the case of the preceding clauses (i) and (ii), as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (iii) any dispute solely among the Indemnitees (other than an Arranger or Agent acting in their capacity as such or acting in a similar role under the SplitCo Credit Documentation) and not arising out of any act or omission of the Guarantors, their Subsidiaries or any of their Affiliates or related to the presence or release of Hazardous Materials or violations of Environmental Laws that first occur at a real property owned or leased by the Guarantors or their Subsidiaries or any of their Affiliates after such property is transferred to an Indemnitee or its successors or assigns by way of a foreclosure, deed–in–lieu of foreclosure or similar transfer. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers, any Guarantor or any of their affiliates under this paragraph to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof. Each Indemnitee shall promptly notify the Parent Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the loan parties from the obligation to indemnify such Indemnitee.

(c)     To the extent permitted by applicable Law, none of parties hereto (nor any Indemnitee) shall assert, and each hereby waives, any claim against any Loan Party or

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Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, other than in the case of any such damages incurred or paid by an Indemnitee to a third party (including another Indemnitee) for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 4.03.

(d)     Unless otherwise specified, all amounts due under this Section 4.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 4.04     Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 10.04 of the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05     Representations and Warranties.

All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each other Secured Party, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.11 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06     Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor

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without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07     Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08     Governing Law; Jurisdiction; Consent to Service of Process.

(a)     Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles.

(b)     Jurisdiction. Each Guarantor, the Administrative Agent and the Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)     Venue. Each Guarantor and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 4.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each Guarantor and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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(e)     WAIVER OF JURY TRIAL. EACH GUARANTOR AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08(e).

Section 4.09     [Reserved].

Section 4.10     Obligations Absolute.

To the fullest extent permitted by applicable Law, all rights of the Collateral Agent, the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.11     Termination or Release.

(a)     This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when (i) all Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Credit Agreement and (ii) all principal and interest in respect of each Loan and all other Guaranteed Obligations (other than contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement

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reasonably acceptable to the applicable Issuing Bank) shall have been paid in full in cash, provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Swap Agreements the obligations under which constitute Swap Obligations or documentation executed in connection with Deposit Obligations to the extent not provided for thereunder.

(b)     A Guarantor shall automatically be released from its obligations hereunder in the circumstances set forth in Section 9.09 of the Credit Agreement.

(c)     In connection with any termination or release pursuant to clauses (a) or (b) of this Section 4.11, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.11 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d)     At any time that the respective Guarantor desires that the Administrative Agent or the Collateral Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) of this Section 4.11. The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.11.

Section 4.12     Additional Restricted Subsidiaries.

Each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 5.10 of the Credit Agreement shall enter into this Agreement as Guarantor (for avoidance of doubt, the Parent Borrower may cause any Domestic Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Domestic Restricted Subsidiary to execute a Guaranty Supplement in accordance with the provisions of this Section 4.12 and any such Domestic Restricted Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein). Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each

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Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.13     Recourse; Limited Obligations.

This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 4.14     Intercreditor Agreements.

The Guarantors, the Collateral Agent and the Administrative Agent acknowledge that the exercise of certain of the Collateral Agent’s and the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement or any other Market Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors, the Collateral Agent and the Administrative Agent shall remain in full force and effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

PHILOSOPHY COSMETICS, INC.

By:
Name:
Title:

PHILOSOPHY, INC.

By:
Name:
Title:

BIOTECH RESEARCH LABS, INC.

By:
Name:
Title:

CALVIN KLEIN COSMETIC CORPORATION

By:
Name:
Title:

FORM OF GUARANTY, Page 17

EXHIBIT I

COTY PRESTIGE TRAVEL RETAIL AND EXPORT LLC

By:
Name:
Title:

COTY US LLC

By:
Name:
Title:

DLI INTERNATIONAL HOLDING II CORP.

By:
Name:
Title:

GREEN ACQUISITION SUB INC.

By:
Name:
Title:
FORM OF GUARANTY, Page 18

EXHIBIT I

PHILOSOPHY BEAUTY CONSULTING LLC

By:
Name:
Title:

RIMMEL INC.

By:
Name:
Title:

DLI INTERNATIONAL HOLDING I LLC

By:
Name:
Title:

O P I PRODUCTS INC.

By:
Name:
Title:
FORM OF GUARANTY, Page 19

EXHIBIT I

PHILOSOPHY ACQUISITION COMPANY, INC.

By:
Name:
Title:

PHILOSOPHY MEZZANINE CORP.

By:
Name:
Title:
FORM OF GUARANTY, Page 20

EXHIBIT I

ADMINISTRATIVE AGENT AND
COLLATERAL AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as Collateral Agent

By:
Name:
Title:
FORM OF GUARANTY, Page 21

EXHIBIT I

SCHEDULE I TO GUARANTY

GUARANTORS

Guarantor	State of Formation
Philosophy Cosmetics, Inc.	Arizona
Philosophy, Inc.	Arizona
Biotech Research Labs, Inc.	Delaware
Calvin Klein Cosmetic Corporation	Delaware
Coty Prestige Travel Retail and Export LLC	Delaware
Coty US LLC	Delaware
DLI International Holding II Corp.	Delaware
Green Acquisition Sub Inc.	Delaware
Philosophy Beauty Consulting, LLC	Delaware
Rimmel Inc.	Delaware
DLI International Holding I LLC	Delaware
O P I Products Inc.	Delaware
Philosophy Acquisition Company, Inc.	Delaware
Philosophy Mezzanine Corp.	Delaware
FORM OF GUARANTY, Page 22

EXHIBIT I

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT, dated as of                    , 20           (this “Supplement”), to the Guaranty, dated as of October 27, 2015, among the Guarantors party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Secured Parties (as amended, restated, amended and restated, replaced, supplemented and/or otherwise modified from time to time, the “Guaranty”).

A.     Reference is made to the Credit Agreement, dated as of October 27, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Coty Inc., a Delaware corporation (the “Parent Borrower”), the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto from time to time.

B.     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guaranty, as applicable.

C.     The Guarantors have entered into the Guaranty in order to induce (x) the Lenders to make Loans to the Parent Borrower and the Issuing Banks to issue Letters of Credit, (y) certain Secured Parties to enter into and/or maintain Swap Agreements the obligations under which constitute Swap Obligations and (z) certain Secured Parties to enter into arrangements with the obligations under which constitute Deposit Obligations. Section 4.12 of the Guaranty provides that additional Restricted Subsidiaries of the Borrowers may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement, or as directed by the Parent Borrower in its sole discretion, to become a Guarantor under the Guaranty.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1.     In accordance with Section 4.12 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

FORM OF GUARANTY, Page 23

EXHIBIT I

Section 2.     The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Administrative Agent in connection with this Supplement and any other Loan Documents in connection herewith.

Section 3.     This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when it shall have been executed by the New Subsidiary, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 of the Guaranty. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 4.     Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.11 thereof.

Section 5.

(a)     THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)     The other terms of Section 4.08 of the Guaranty with respect to submission to jurisdiction, venue, waiver of jury trial and consent to service of process are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6.     If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

FORM OF GUARANTY, Page 24

EXHIBIT I

Section 7.     All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8.     The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement as provided in Section 4.03(a) of the Guaranty.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:
FORM OF GUARANTY, Page 25

EXHIBIT J

EXHIBIT J

TO

COTY INC. CREDIT AGREEMENT

Form of Security Agreement

PLEDGE AND SECURITY AGREEMENT

Dated as of October 27, 2015

by and among

THE GRANTORS REFERRED TO HEREIN

and

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.1	Terms Defined in Credit Agreement	1
Section 1.2	Terms Defined in UCC	1
Section 1.3	Terms Generally	2
Section 1.4	Definitions of Certain Terms Used Herein	2

Article II

GRANT OF SECURITY INTEREST

Article III

REPRESENTATIONS AND WARRANTIES

Article IV

COVENANTS

Article V

REMEDIES

Section 5.1	Remedies	13
Section 5.2	Grantors’ Obligations Upon Default	15
Section 5.3	Grant of Intellectual Property License	15

Article VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1	Account Verification	16
Section 6.2	Authorization for Secured Party to Take Certain Action	16
Section 6.3	[Reserved]	17

Article VII

GENERAL PROVISIONS

Article VIII

NOTICES

Section 8.1	Sending Notices	25
Section 8.2	Change in Address for Notices	25
ii

Article IX

THE INTERCREDITOR AGREEMENT GOVERNS

SCHEDULE:

Schedule I	Pledged Collateral

EXHIBITS:

Exhibit A	Form of Joinder
Exhibit B	Form of Intellectual Property Security Agreement
iii

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of October 27, 2015, by and among COTY INC., a Delaware corporation (the “Parent Borrower”), the Subsidiaries of the Parent Borrower from time to time party hereto (each, a “Subsidiary Party” and, collectively, the “Subsidiary Parties”) and JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

Reference is made to the Credit Agreement, dated as of October 27, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent Borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto from time to time, the Lenders have agreed to extend credit to the Borrowers in the form of Loans and Letters of Credit;

WHEREAS, certain additional extensions of credit may be made from time to time for the benefit of the Grantors pursuant to certain agreements related to Deposit Obligations and Swap Obligations; and

WHEREAS, it is a condition precedent to the Secured Parties’ obligation to make and maintain such extensions of credit that the Initial Grantors shall have executed and delivered this Security Agreement to the Collateral Agent.

ACCORDINGLY, in order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, and such agreements related to Deposit Obligations and Swap Obligations, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Terms Defined in Credit Agreement. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2     Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3     Terms Generally. The rules of construction and other interpretive provisions specified in Article I of the Credit Agreement shall apply to this Security Agreement, including with respect to terms defined in the preamble and preliminary statements hereto.

Section 1.4     Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” means any Person obligated on an Account.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Office” means the United States Copyright Office of the Library of Congress.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights (whether registered or unregistered in the United States or any other country or any political subdivision thereof), rights and interests in such copyrights, works protectable by copyright (whether or not published), copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present, or future infringements or other violations of any of the foregoing; (d) the right to sue or otherwise recover for past, present, and future infringements or other violations of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

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“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business, (d) escrow, fiduciary or trust accounts, (e) designated disbursement accounts and non-U.S. bank accounts and (f) the funds or other property held in or maintained in any such account identified in clauses (a) through (e).

“Excluded Assets” shall have the meaning set forth in the Credit Agreement.

“Excluded Equity Interest” shall have the meaning set forth in the Credit Agreement.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means the Initial Grantors and each additional Subsidiary Party that becomes party to this Agreement after the Closing Date.

“Indemnitees” shall have the meaning set forth in Section 7.17.

“Initial Grantors” means the Parent Borrower and each other entity identified as a “Grantor” on the signature pages hereto as of the date hereof.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Grantor, all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks, Licenses and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Intellectual Property Security Agreement set forth in Exhibit B hereto.

“Intercreditor Agreement” has the meaning set forth in Article IX.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements, whether as licensor or licensee, in and to (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all

3

income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present, and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications (whether issued or applied-for in the United States or any other country or any political subdivision thereof); (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means the perfection certificate delivered by the Parent Borrower to the Administrative Agent on the date hereof, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Parent Borrower.

“Pledged Collateral” means, collectively, (a) all of the Equity Interests of Restricted Subsidiaries that are Material Subsidiaries (other than Excluded Equity Interests) directly owned by any Grantor, including such Equity Interests described in Schedule I issued by the entities named therein, and all other Equity Interests required to be pledged by any Grantor under Section 5.10 of the Credit Agreement and (b) each promissory note, Tangible Chattel Paper and Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) in excess of $5,000,000 (individually) owed to any Grantor (other than such promissory notes, Tangible Chattel Paper and Instruments that are Excluded Assets) described in Schedule I and issued by the entities named therein, the Global Intercompany Note and all other Indebtedness owed to any Grantor hereafter that is evidenced by a promissory note, Tangible Chattel Paper or an Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) in excess of $5,000,000 (individually) and that is required to be pledged by any Grantor pursuant to Section 5.10 of the Credit Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means “Obligations” as such term is defined in the Credit Agreement.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest

4

constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Subsidiary Parties” means, collectively, each Restricted Subsidiary that is party to this Security Agreement as of the date hereof and each Restricted Subsidiary that becomes a party to this Security Agreement pursuant to a joinder to this Security Agreement in accordance with Section 7.11 herein and Section 5.10 of the Credit Agreement.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Tangible Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Termination Date” means the date on which all Secured Obligations are paid in full in cash (other than contingent obligations as to which no claim has been asserted, obligations under Swap Agreements, Deposit Obligations and the outstanding amount of LC Obligations related to any Letter of Credit that has been cash collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles, whether registered or unregistered in the United States and any other country or any political subdivision thereof, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world. “USPTO” means the United States Patent and Trademark Office.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, and to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(a)     all Accounts;

5

(b)     all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c)     all Intellectual Property;

(d)     all Documents;

(e)     all Equipment;

(f)     all Fixtures;

(g)     all General Intangibles;

(h)     all Goods;

(i)     all Instruments;

(j)     all Inventory;

(k)     all Investment Property;

(l)     all Letter-of-Credit Rights and Supporting Obligations;

(m)     all Deposit Accounts;

(n)     all Commercial Tort Claims as specified from time to time in Schedule 9 of the Perfection Certificate;

(o)     all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software identifying or pertaining to any of the foregoing or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(p)     any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include, or the security interest granted hereunder attach to, any Excluded Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

6

Section 3.1     Title, Perfection and Priority.

(a)     Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. Except as otherwise contemplated hereby or under any other Loan Document and subject to the limitations set forth in the Collateral and Guarantee Requirement, this Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral granted by each Grantor. No material consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (ii) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     The security interest granted pursuant to this Security Agreement constitutes legal and valid security interests in all Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, securing the prompt and complete payment and performance of the Secured Obligations. Subject to the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the appropriate filing offices and to value being given, the security interest granted pursuant to this Security Agreement is, and shall be, a legal, valid and perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States pursuant to the UCC or other applicable law, prior to any other Lien on any of the Collateral, other than the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 6.02 of the Credit Agreement.

(c)     Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the UCC, (ii) filing and recording fully executed Intellectual Property Security Agreements (x) in the USPTO or (y) in the Copyright Office, as applicable, (iii) in the case of Pledged Collateral that constitutes Tangible Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.2 herein, delivery to the Collateral Agent to be held in its possession in the United States, and (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.6. No Grantor shall be required to (x) grant the Collateral Agent perfection through control agreements or perfection by Control with respect to any Collateral (other than in respect of Pledged Collateral) or (y) take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest (including any Intellectual Property registered in any non U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to

7

foreign Intellectual Property). Notwithstanding anything herein (including this Section 3.1), no Grantor makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Loan Documents.

Section 3.2     Chattel Paper. Schedule I hereto lists all Tangible Chattel Paper with a stated amount in excess of $5,000,000 of each Grantor as of the Closing Date.

Section 3.3     Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization, in each case as of the Closing Date, are set forth in the Perfection Certificate.

Section 3.4     Principal Location. Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the Closing Date, is disclosed in the Perfection Certificate.

Section 3.5     Collateral Locations. As of the Closing Date, Schedules 2(b) and 2(d) of the Perfection Certificate set forth, respectively, (i) all locations where each Grantor maintains any books or records relating to any Accounts Receivable, having a fair market value in excess of $7,500,000 and (ii) all other locations where each Grantor maintains any of the Collateral valued in excess of $7,500,000 consisting of inventory or equipment.

Section 3.6     Intellectual Property. As of the Closing Date, Schedule 8(a) and Schedule 8(b) of the Perfection Certificate sets forth a true and accurate list of all United States registrations of and applications for Intellectual Property owned by each Grantor.

Section 3.7     No Financing Statements or Security Agreements. As of the Closing Date, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.8     Pledged Collateral.

(a)     Schedule I hereto sets forth a complete and accurate list, as of the Closing Date, of all of the Pledged Collateral (other than the Global Intercompany Note) and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Closing

8

Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule I as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 6.02 of the Credit Agreement. Each Grantor further represents and warrants that, as of the Closing Date, all Pledged Collateral constituting an Equity Interest issued by a Grantor or a wholly owned Subsidiary of a Grantor has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable.

Section 3.9     Commercial Tort Claims. As of the Closing Date, no Grantor holds any Commercial Tort Claims having a value in excess of $7,500,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated in Schedule 9 of the Perfection Certificate.

Section 3.10     Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Closing Date.

ARTICLE IV

COVENANTS

From the Closing Date, and thereafter until the Termination Date, each Grantor agrees that:

Section 4.1     General.

(a)     Collateral Records. Each Grantor will maintain complete and accurate books and records in accordance with the requirements of Section 5.07 of the Credit Agreement.

(b)     Authorization to File Financing Statements; Ratification. Each Grantor hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a perfected security interest in the Collateral to the extent required by Section 3.1. Any financing statement filed by the Collateral Agent may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a Fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request.

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(c)     Further Assurances. Each Grantor will, if reasonably requested by the Collateral Agent:

(i)     take or cause to be taken such further actions in accordance with Section 5.15 of the Credit Agreement;

(ii)     subject to the Collateral and Guarantee Requirement, and in accordance with Sections 5.10 and 5.15 of the Credit Agreement, take such other actions as the Collateral Agent reasonably deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Security Agreement; and

(iii)     defend the security interests created hereby and priority thereof against the claims and demands not expressly permitted by the Loan Documents of all Persons whomsoever.

(d)     Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for licenses, sales, leases, transfers and other dispositions permitted under Sections 6.03 and 6.05 of the Credit Agreement.

(e)     Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) Liens permitted by Section 6.02 of the Credit Agreement.

(f)     Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g)     Change of Name, Etc. Each Grantor agrees to promptly furnish to the Collateral Agent (and in any event within sixty (60) days of such change or such longer period as the Collateral Agent may agree) written notice of any change in: (i) such Grantor’s legal name; (ii) the location of such Grantor’s chief executive office; (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; or (iv) such Grantor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation.

(h)     Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.2     Delivery of Pledged Collateral. Each Grantor will deliver to the Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank. If any Grantor shall at any time after

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the Closing Date hold or acquire any other Pledged Collateral (other than checks received in the ordinary course of business), the Debtor shall, within sixty (60) days (or such longer period as to which the Collateral Agent may consent), submit to the Collateral Agent a supplement to Schedule I hereto to reflect such additional Pledged Collateral (provided any Grantor’s failure to do so shall not impair the Collateral Agent’s security interest therein) and deliver to the Collateral Agent all certificates or instruments, if any, representing such Pledged Collateral, together with duly executed instruments of transfer or assignments in blank.

Section 4.3     Uncertificated Pledged Collateral. Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable or (ii) not be represented by a certificate and the applicable Grantor shall cause the issuer of such interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the UCC.

Section 4.4     Pledged Collateral.

(a)     Registration in Nominee Name; Denominations. The Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(b)     Exercise of Rights in Pledged Collateral.

(i)     Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not prohibited by this Security Agreement, the Credit Agreement or any other Loan Document.

(ii)     Each Grantor will permit the Collateral Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, after prior written notice to the applicable Grantor, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided, that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right at any time after the

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occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(iii)     Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Secured Parties and shall be forthwith delivered to the Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment).

Section 4.5     Intellectual Property.

(a)     Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Intellectual Property held by such Grantor in order to enforce the security interests granted hereunder.

(b)     Each Grantor shall notify the Collateral Agent promptly if it knows that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may in such Grantor’s reasonable business judgment become abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the USPTO, the Copyright Office or any court (other than routine office actions in the ordinary course)) regarding such Grantor’s ownership of any such material registered or applied for Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c)     In the event that any Grantor, either directly or through any agent, employee, licensee or designee, (i) files an application for the registration of (or otherwise becomes the owner of) any Patent, Trademark or Copyright with the USPTO or the Copyright Office, (ii) acquires any United States applications for or registrations of any Patent, Trademark, or Copyright, or (iii) obtains an exclusive license to one or more Copyrights registered with the Copyright Office, such Grantor will, concurrently with any delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b) of the Credit Agreement, provide the Collateral Agent written notice thereof, and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Security Agreement. Upon request of

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the Collateral Agent, such Grantor shall promptly execute and deliver any and all security agreements or other instruments as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)     Except to the extent permitted by Section 4.5(f) below, each Grantor shall take all actions reasonably necessary, or otherwise reasonably requested by the Collateral Agent, to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) in each case that is material to the conduct of such Grantor’s business, including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(e)     Each Grantor shall, upon such Grantor obtaining knowledge thereof, promptly notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for any material infringement, misappropriation or dilution of any Patent, Trademark or Copyright and to recover any and all damages for such infringement, misappropriation or dilution, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Patent, Trademark or Copyright unless it shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of the business of the Parent Borrower and its Subsidiaries (taken as a whole).

(f)     Nothing in this Security Agreement shall prevent any Grantor from taking any action with respect to any of its Intellectual Property to the extent permitted by the Credit Agreement.

Section 4.6     Commercial Tort Claims. Each Grantor shall promptly notify the Collateral Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Collateral Agent otherwise consents, such Grantor shall update Schedule 9 of the Perfection Certificate, thereby granting to the Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $7,500,000 held by each Grantor or to the extent such Grantor shall have previously notified the Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

ARTICLE V

REMEDIES

Section 5.1     Remedies. Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(a)     the Collateral Agent may (and at the direction of the Required Lenders, shall) exercise any or all of the following rights and remedies:

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(i)     those rights and remedies provided in this Security Agreement, the Credit Agreement or any other Loan Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Collateral Agent and the Secured Parties prior to an Event of Default;

(ii)     those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii)     enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process) to, subject to the mandatory requirements of applicable Law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; and

(iv)     transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b)     Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)     The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d)     Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

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(e)     Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)     Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

The Collateral Agent shall give the applicable Grantor(s) ten days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale or other disposition of Collateral.

Section 5.2     Grantors’ Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a)     assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b)     permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3       Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, an irrevocable (during the Event of Default) nonexclusive license (exercisable without payment of royalty or

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other compensation to such Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that such licenses granted with regard to trade secrets shall be subject to the requirement that the secret status trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; and (iii) that the Collateral Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) as to the rights of Grantors themselves, and subject to the rights of any third party at law, in equity, or pursuant to any license agreement entered into by a Grantor, irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may sell or license any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Intellectual Property interest owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1     Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default after prior written notice to the relevant Grantor of its intent to do so, the Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2     Authorization for Secured Party to Take Certain Action.

(a)     Each Grantor hereby (i) authorizes the Collateral Agent, at any time and from time to time in the sole discretion of the Collateral Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s

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reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney-in-fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are permitted by Section 6.02 of the Credit Agreement), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided herein or in the Credit Agreement or any other Loan Document, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables and (8) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, the provisions Section 10.03 of the Credit Agreement; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b)     All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 6.3     [Reserved].

ARTICLE VII

GENERAL PROVISIONS

Section 7.1     Waivers. Except as set forth in Section 5.1, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such

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public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

Section 7.2     Limitation on Collateral Agent’s and Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent, nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’

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cost to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.

Section 7.3     Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4     Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4 in accordance with Section 10.03 of the Credit Agreement. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 10.03 of the Credit Agreement.

Section 7.5     No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Collateral Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless in writing signed by the Collateral Agent with the concurrence or at the direction of the Lenders required under Section 10.02 of the Credit Agreement, and then such

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waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6     Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Section 7.7     Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8     Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, hereunder.

Section 7.9     Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 7.10     Expenses. Solely to the extent required by Section 10.03 of the Credit Agreement, each Grantor jointly and severally agrees to reimburse the Collateral Agent for any and all reasonable and documented out-of-pocket expenses paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration,

20

collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11     Additional Grantors. Pursuant to and in accordance with Section 5.10 of the Credit Agreement, each Grantor shall cause (i) each Restricted Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Security Agreement in accordance with the terms of the Credit Agreement and (ii) any Restricted Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to enter into this Security Agreement as a Subsidiary Party within sixty (60) days after such formation, acquisition or designation (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion); for avoidance of doubt, the Parent Borrower may, in its sole discretion, cause any Restricted Subsidiary that is not required to join this Security Agreement as a Subsidiary Party to execute an instrument in substantially the form of Exhibit A hereto. Upon execution and delivery by the Collateral Agent and such Subsidiary of an instrument in substantially the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.12     Termination or Release.

(a)     This Security Agreement shall continue in effect until, and shall terminate on, the Termination Date.

(b)     A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Section 9.09 of the Credit Agreement, including, with respect to any Subsidiary Party, as a result of any transaction permitted under the Credit Agreement pursuant to which such Subsidiary Party ceases to be a Subsidiary of the Parent Borrower.

(c)     Upon any sale, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral as set forth in Section 9.09 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)     The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease.

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(e)     The security interest in any Collateral shall be automatically released in any circumstance set forth in Section 9.09 of the Credit Agreement or upon any release of the Lien on such Collateral in accordance with Section 9.09 of the Credit Agreement.

(f)     In connection with any termination or release pursuant to Section 7.12(a), (b), (c), (d), or (e), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.10, the Parent Borrower shall reimburse (or cause to be reimbursed) the Collateral Agent promptly following a written demand therefor, together with backup documentation supporting such reimbursement request, for all reasonable and documented out-of-pocket costs and expenses, including the reasonable fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.12 in accordance with Section 10.03 of the Credit Agreement.

Section 7.13     Entire Agreement. This Security Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between each Grantor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Collateral Agent relating to the Collateral.

Section 7.14     Governing Law; Jurisdiction; Consent to Service of Process.

(a)     Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles.

(b)     Jurisdiction. Each Grantor and the Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)     Venue. Each Grantor and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 7.14. Each of the parties hereto hereby irrevocably

22

waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each Grantor and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.15     WAIVER OF JURY TRIAL. EACH GRANTOR AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16     Indemnity. Each Grantor shall indemnify the Collateral Agent, the other Secured Parties, and each Affiliate, controlling Person, officers, director, employee, partner, trustee, advisor, shareholder, agent and other representative and their successors and permitted assigns of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each jurisdiction in which any collateral is located or any proceedings are held and one specialty counsel, if applicable, and, in the case of an actual or perceived conflict of interest, one additional counsel to the each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the Commitments or the Loans, the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, any other acquisition permitted hereby or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any issuing bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such letter of credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Grantors or any of their subsidiaries, or any environmental liability related in any way to the Grantors or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and

23

regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a material breach of the obligations of such Indemnitee under the Loan Documents (in the case of the preceding clauses (i) and (ii), as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (iii) any dispute solely among the Indemnitees (other than an Arranger, the Collateral Agent or any entity designated as collateral agent under the SplitCo Facilities acting in their capacity as such) and not arising out of any act or omission of the Grantors, their Subsidiaries or any of their Affiliates or related to the presence or release of hazardous materials or violations of environmental laws that first occur at a property owned or leased by the Grantors or their Subsidiaries or any of their Affiliates after such property is transferred to an Indemnitee or its successors or assigns by way of a foreclosure, deed–in–lieu of foreclosure or similar transfer. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by Grantors or any of their affiliates under this Section 7.16 to such Indemnitee for any such fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amount in accordance with the terms hereof. Each Indemnitee shall promptly notify the Parent Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the loan parties from the obligation to indemnify such Indemnitee.

To the extent permitted by applicable Law, none of parties hereto (nor any Indemnitee) shall assert, and each hereby waives, any claim against any Loan Party or Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, other than in the case of any such damages incurred or paid by an Indemnitee to a third party.

Unless otherwise specified, all amounts due under this Section 4.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 7.17     Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.18     Mortgages. In the case of a conflict between this Security Agreement and the Mortgages (if any) with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Security Agreement and the Mortgages, this Security Agreement shall govern.

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ARTICLE VIII

NOTICES

Section 8.1     Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.01 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Parent Borrower at the Parent Borrower’s address set forth in Section 10.01 of the Credit Agreement.

Section 8.2     Change in Address for Notices. Each of the Grantors, the Collateral Agent and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

THE INTERCREDITOR AGREEMENT GOVERNS

Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of a Market Intercreditor Agreement (as defined in the Credit Agreement) to be entered into by the Parent Borrower, the Collateral Agent, SplitCo and the SplitCo Collateral Agent (the “Intercreditor Agreement”), if then in effect, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the Intercreditor Agreement, if then in effect, and (iii) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement, if then in effect, was delivered, or made available, to such Person. Notwithstanding any other provision contained herein, the priority of the Liens created hereby and the exercise of the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement, if then in effect, and, to the extent provided therein, the applicable collateral documents referenced therein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

COTY INC.

By:
Name:
Title:

PHILOSOPHY COSMETICS, INC.

By:
Name:
Title:

PHILOSOPHY, INC.

By:
Name:
Title:

BIOTECH RESEARCH LABS, INC.

By:
Name:
Title:

CALVIN KLEIN COSMETIC CORPORATION

By:
Name:
Title:

COTY PRESTIGE TRAVEL RETAIL AND EXPORT LLC

By:
Name:
Title:

COTY US LLC

By:
Name:
Title:

DLI INTERNATIONAL HOLDING II CORP.

By:
Name:
Title:

GREEN ACQUISITION SUB INC.

By:
Name:
Title:

PHILOSOPHY BEAUTY CONSULTING LLC

By:
Name:
Title:

RIMMEL INC.

By:
Name:
Title:

DLI INTERNATIONAL HOLDING I LLC

By:
Name:
Title:

OPI PRODUCTS, INC.

By:
Name:
Title:

PHILOSOPHY ACQUISITION COMPANY, INC.

By:
Name:
Title:

PHILOSOPHY MEZZANINE CORP.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

Pledged Collateral

Pledged Collateral constituting Equity Interests

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	Number of Shares/Interests Pledged	Percentage of Issued and Outstanding Equity Interests Pledged
Philosophy Cosmetics, Inc.	Philosophy Inc.	3	100 Common Shares	100%
Philosophy, Inc.	Philosophy Mezzanine Corp.	23	1000 Common Shares	100%
Biotech Research Labs, Inc.	Philosophy Mezzanine Corp.	2	1000 Common Shares	100%
Calvin Klein Cosmetic Corporation	Coty Inc.	2	1 Common Share	100%
Coty Prestige Travel Retail and Export LLC	Coty Inc.	Uncertificated	N/A	100%
Coty US LLC	Coty Inc.	Uncertificated	N/A	100%
DLI International Holding II Corp.	Coty US LLC	3	1000 Common Shares	100%
Green Acquisition Sub Inc.	Coty Inc.	1	100 Common Shares	100%
Philosophy Beauty Consulting LLC	Philosophy Inc.	Uncertificated	N/A	100%
Rimmel Inc.	Coty US LLC	4	100 Common Shares	100%
DLI International Holding I LLC	Coty Inc.	Uncertificated	N/A	100%
O P I Products, Inc.	Coty Inc.	1	100 Common Shares	100%
Philosophy Acquisition Company, Inc.	Coty Inc.	CS-1	100 Common Shares	100%
Philosophy Mezzanine Corp.	Philosophy Acquisition Company, Inc.	1	1000 Common Shares	100%

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	Number of Shares/Interests Pledged	Percentage of Issued and Outstanding Equity Interests Pledged
Coty Brasil Industria e Comercio de Cosmeticos Ltda.	Coty Inc.	Uncertificated	N/A	0.01%
Lancaster do Brasil Cosmeticos Ltda.	Coty US LLC	Uncertificated	N/A	65%
OPI Japan KK	Coty Inc.	23-24[1]	130	65%
Coty Mexico S.A. de C.V.	Coty Inc.	1-5	50,000	16.52%
Coty Investments B.V.	Coty Inc.	Uncertificated	N/A	65%
Coty Puerto Rico Inc.	Coty US LLC	2	387	5%
Del Laboratories (U.K.) Limited	DLI International Holding I LLC	1[2]	1.3 Ordinary Shares	65%

Pledged Collateral constituting Promissory Notes, Tangible Chattel Paper and Instruments

None.

[1]	Certificates No. 23 and 24 represent 200 shares but will be split post-closing to represent a number of shares equal to 65% of the total issued and outstanding shares and delivered pursuant to Section 5.15 of the Credit Agreement.

[2]	Certificate No. 1 represents 2 ordinary shares but will be split post-closing to represent a number of shares equal to 65% of the total issued and outstanding shares and delivered pursuant to Section 5.15 of the Credit Agreement.

EXHIBIT A

Form of Joinder

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of ____________, ____, 20__, is entered into between ___________________________, a _______________ (the “New Subsidiary”), and JPMORGAN CHASE BANK, N.A., as collateral agent (the “Collateral Agent”) under the Credit Agreement, dated as of October 27, 2015 (the “Closing Date”), among COTY INC., a Delaware corporation (the “Parent Borrower”), the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders thereunder and the other parties thereto from time to time (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Security Agreement (as defined below).

The New Subsidiary and the Collateral Agent, for the benefit of the Secured Parties, hereby agree as follows:

1.       The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be a Subsidiary Party under the Pledge and Security Agreement, dated as of the Closing Date, among the Parent Borrower and certain Subsidiaries of the Parent Borrower from time to time party thereto, in favor of the Collateral Agent for the benefit of the Secured Parties (as amended, restated, amended and restated, replaced, supplemented and/or otherwise modified from time to time the “Security Agreement”) for all purposes of the Security Agreement and shall have all of the obligations of a Subsidiary Party thereunder as if it had executed the Security Agreement, including without limitation the grant pursuant to Article II of the Security Agreement of a security interest to the Collateral Agent for the benefit of the Secured Parties in the property and property rights constituting Collateral (as defined in Article II of the Security Agreement) of such Subsidiary Party, whether now owned or existing or hereafter created, acquired or arising and wherever located, as security for the payment and performance of the Secured Obligations, all with the same force and effect as if the New Subsidiary were a signatory to the Security Agreement. In furtherance of the foregoing, as collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, the New Subsidiary hereby pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the New Subsidiary’s right, title and interest in, to and under the Collateral. The New Subsidiary authorizes the Collateral Agent to file UCC financing statements and any related continuation statements describing the Collateral as “all assets, whether now owned or hereafter acquired” or “all personal property and fixtures” of the New Subsidiary or using words of similar effect.

2.       The New Subsidiary hereby agrees that each reference in the Security Agreement to a Subsidiary Party shall also mean and be a reference to the New Subsidiary.

3.       Attached to this Agreement are a duly completed Schedule I to the Security Agreement, updated Schedules to the Perfection Certificate, and, if applicable, Intellectual Property Security Agreements in substantially the form of Exhibit B to the Security Agreement, in each case, with respect to the New Subsidiary (collectively, the “Supplemental Schedules”). The New Subsidiary represents and warrants that the information contained on each of the Supplemental Schedules with respect to such New Subsidiary and its properties and affairs is true, complete and accurate in all material respects as of the date hereof.

4.       The New Subsidiary hereby waives acceptance by the Collateral Agent and the Lenders of this Agreement and acknowledges that the Secured Obligations are and shall be deemed to be incurred, and that credit extensions under the Credit Agreement and certain agreements related to Deposit Obligations (as defined in the Credit Agreement) and Swap Obligations (as defined in the Credit Agreement) are made and maintained in reliance on this Agreement and the New Subsidiary’s joinder as a party to the Security Agreement as herein provided.

5.       This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

6.       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Collateral Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

Pledged Collateral

Pledged Collateral constituting Equity Interests

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	Number of Shares/Interest Owned	Percentage of Ownership Pledged

Pledged Collateral constituting Promissory Notes, Tangible Chattel Paper and Instruments

Grantor	Issuer	Initial Principal Amount	Date of Issuance	Maturity Date

Schedules to Perfection Certificate

[See attached.]

Intellectual Property Security Agreement(s)

[See attached.]

EXHIBIT B

Form of Intellectual Property Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [______], 20__, is among the Persons listed on the signature pages hereof (collectively, the “Grantors”) and JPMorgan Chase Bank, N.A., as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Coty Inc., a Delaware corporation, has entered into the Credit Agreement dated as of October 27, 2015, with the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties thereto from time to time (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement or in the Security Agreement (as defined below) and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement, as the case may be (and in the event a term is defined differently in the Credit Agreement and the Security Agreement, the applicable definition shall be the one given to such term in the Security Agreement).

WHEREAS, as a condition precedent to the making of the Loans by the Lenders from time to time and the issuance of Letters of Credit by the Issuing Banks from time to time, the entry into Swap Agreements by certain Secured Parties from time to time and the entry into arrangements the obligations under which constitute Deposit Obligations by certain Secured Parties from time to time, each Grantor has executed and delivered that certain Pledge and Security Agreement dated October 27, 2015 among the Grantors and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain Intellectual Property of the Grantors, and have agreed thereunder to execute this IP Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office and any other appropriate domestic governmental authorities, as applicable.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.     Grant of Security. To secure the prompt and complete payment and performance of all Secured Obligations, each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to all Intellectual Property to the extent governed by, arising under, pursuant to, or by virtue of, the laws of the United States of America or any state thereof, including the following (the “Collateral”):

(i)     (a) any and all patents and patent applications (whether issued or applied-for in the United States); (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; and (e) all rights to sue for past, present, and future infringements thereof (“Patents”);

(ii)     (a) all trademarks (including service marks), trade names, trade dress, and trade styles, whether registered or unregistered in the United States, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; and (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing (“Trademarks”); and

(iii)     (a) all copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; and (d) the right to sue for past, present, and future infringements of any of the foregoing (“Copyrights”);

(iv)     all registrations and applications for registration for any of the foregoing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, including, without limitation, the registrations and applications for registration of United States intellectual property set forth in Schedule I hereto (as may be supplemented from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

provided that notwithstanding anything to the contrary contained in the foregoing clauses (i) through (iv), the security interest created hereby shall not extend to, and the term “Collateral” shall not include, any Excluded Assets, including, but not limited to, any intent-to-use trademark applications prior to the filing, and acceptance by the United States Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, if any, to the extent that, and solely during the period in which, the grant of a security interest therein prior to such filing and acceptance would impair the validity or enforceability of such intent-to-use trademark applications or the resulting trademark registrations under applicable federal law.

SECTION 2.     Security for Obligations. The grant of a security interest in the Collateral by each Grantor under this IP Security Agreement secures the payment of all Secured Obligations of such Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3.     Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4.     Counterparts. This IP Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging (including in .pdf or format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.     Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 6.     Governing Law; Jurisdiction; Etc. (a)     This IP Security Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles.

(b)     Each Grantor and each other party to this IP Security Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)     Each Grantor and each other party to this IP Security Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this IP Security Agreement or any other Loan Document in any court referred to in clause (b) of this Section 6. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each Grantor and each other party to this IP Security Agreement hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this IP Security Agreement or any other Loan Document will affect the right of any party to this IP Security Agreement to serve process in any other manner permitted by law.

(e)     EACH GRANTOR AND EACH OTHER PARTY TO THIS IP SECURITY AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS IP SECURITY AGREEMENT OR, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(e).

IN WITNESS WHEREOF, each Grantor and the CollateralAgent have caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[NAMES OF ENTITIES OWNING IP]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I

Schedule 1.01

Material Real Property

Sanford Property - Manufacturing facility owned by the Parent Borrower and located at 1400 Broadway Road, Sanford, NC 27332.

Schedule 1.01(B)

Existing Letters of Credit

1.	Letter of Credit number P-249586 in the amount of $40,000 between the Parent Borrower and Atlantic Mutual.

2.	Letter of Credit number TPTS-262936 in the amount of $250,000 between the Parent Borrower and Zurich American Insurance Co.

Schedule 2.01

Commitments

A.	Revolving Commitment

Revolving Lender	Revolving Commitment	Applicable Percentage
BANK OF AMERICA, N.A.	$87,105,588.13	5.807039209%
JPMORGAN CHASE BANK, N.A.	$87,105,588.12	5.807039208%
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$76,186,831.71	5.079122114%
BNP PARIBAS SA	$76,186,831.71	5.079122114%
HSBC BANK, N.A.	$76,186,831.71	5.079122114%
ING BANK N V	$76,186,831.71	5.079122114%
MIZUHO BANK LIMITED	$76,186,831.71	5.079122114%
ROYAL BANK OF CANADA	$76,186,831.71	5.079122114%
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED	$70,000,000.00	4.666666667%
DEUTSCHE BANK AG	$65,198,228.68	4.346548579%
INTESA SANPAOLO – NEW YORK BRANCH	$62,265,111.11	4.151007407%
THE BANK OF NOVA SCOTIA	$62,265,111.11	4.151007407%
COMPASS BANCSHARES INC	$62,265,111.11	4.151007407%
SUMITOMO MITSUI BANKING CORPORATION	$62,265,111.11	4.151007407%
UNICREDIT BANK AG, NEW YORK BRANCH	$62,265,111.11	4.151007407%
LANDESBANK HESSEN-THURINGEN GIROZENTRALE	$44,444,444.45	2.962962963%
TD BANK, N.A.	$44,444,444.00	2.962962933%
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$43,552,794.07	2.903519605%
BANK OF MONTREAL	$33,333,333.34	2.222222223%
FIFTH THIRD BANK	$33,333,333.34	2.222222223%
SANTANDER BANK, NATIONAL ASSOCIATION	$33,333,333.34	2.222222223%
STANDARD CHARTERED BANK	$33,333,333.34	2.222222223%
MORGAN STANLEY BANK, N.A.	$32,599,114.34	2.173274289%
BAYERISCHE LANDESBANK	$22,222,222.22	1.481481481%
LANDESBANK BADEN-WUERTTEMBERG	$16,666,666.67	1.111111111%
CAPITAL ONE, NATIONAL ASSOCIATION	$15,555,555.56	1.037037037%
BANCO SABADELL, MIAMI BRANCH	$11,538,461.54	0.769230769%

CREDIT INDUSTRIEL ET COMMERCIAL	$11,111,111.11	0.740740741%
BANK OF CHINA (LUXEMBOURG) S.A.	$11,111,111.11	0.740740741%
KBC BANK NV	$11,111,111.11	0.740740741%
MORGAN STANLEY SENIOR FUNDING, INC.	$10,953,679.72	0.730245315%
BANK OF CHINA LIMITED	$10,000,000.00	0.666666667%
ISRAEL DISCOUNT BANK LIMITED	$3,500,000.00	0.233333333%
Total	$1,500,000,000.00	100.00%

B.	Term A Commitment

Term A Lender	Term A Commitment	Applicable Percentage
JPMORGAN CHASE BANK, N.A.	$93,911,905.05	5.366394574%
BANK OF AMERICA, N.A.	$93,911,905.05	5.366394574%
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$82,139,971.27	4.693712644%
HSBC BANK, N.A.	$82,139,971.27	4.693712644%
ING BANK N V	$82,139,971.27	4.693712644%
MIZUHO BANK LIMITED	$82,139,971.27	4.693712644%
ROYAL BANK OF CANADA	$82,139,971.27	4.693712644%
TD BANK, N.A.	$80,555,556.00	4.603174629%
INTESA SANPAOLO – NEW YORK BRANCH	$72,642,629.63	4.151007407%
THE BANK OF NOVA SCOTIA	$72,642,629.63	4.151007407%
COMPASS BANCSHARES INC	$72,642,629.63	4.151007407%
SUMITOMO MITSUI BANKING CORPORATION	$72,642,629.63	4.151007407%
UNICREDIT BANK AG, NEW YORK BRANCH	$72,642,629.63	4.151007407%
DEUTSCHE BANK AG	$70,292,733.13	4.016727607%
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED	$70,000,000.00	4.000000000%
LANDESBANK HESSEN-THURINGEN GIROZENTRALE	$51,851,851.85	2.962962963%
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$46,955,952.53	2.683197287%
BMO HARRIS BANK	$38,888,888.89	2.222222222%
FIFTH THIRD BANK	$38,888,888.89	2.222222222%
SANTANDER BANK, NATIONAL ASSOCIATION	$38,888,888.89	2.222222222%
STANDARD CHARTERED BANK	$38,888,888.89	2.222222222%
MORGAN STANLEY BANK, N.A.	$35,146,366.57	2.008363804%
BANK OF THE WEST	$35,000,000.00	2.000000000%
BNP PARIBAS	$33,139,971.27	1.893712644%
BAYERISCHE LANDESBANK	$25,925,925.93	1.481481482%

FIRST COMMERCIAL BANK, LTD.	$20,000,000.00	1.142857143%
LANDESBANK BADEN-WUERTTEMBERG	$19,444,444.44	1.111111111%
CAPITAL ONE, NATIONAL ASSOCIATION	$18,148,148.15	1.037037037%
FIRST HAWAIIAN BANK	$14,000,000.00	0.800000000%
BANCO SABADELL, MIAMI BRANCH	$13,461,538.46	0.769230769%
CREDIT INDUSTRIEL ET COMMERCIAL	$12,962,962.97	0.740740741%
BANK OF CHINA (LUXEMBOURG) S.A.	$12,962,962.96	0.740740741%
KBC BANK NV	$12,962,962.96	0.740740741%
MORGAN STANLEY SENIOR FUNDING, INC.	$11,809,585.95	0.674833483%
BANK OF CHINA LIMITED	$11,666,666.67	0.666666667%
TAIWAN BUSINESS BANK, LOS ANGELES BRANCH	$10,000,000.00	0.571428571%
UNITED BANK	$5,420,000.00	0.309714286%
LIBERTY BANK	$5,000,000.00	0.285714286%
MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. (NEW YORK)	$5,000,000.00	0.285714286%
MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. (CHICAGO)	$5,000,000.00	0.285714286%
ISRAEL DISCOUNT BANK LIMITED	$3,500,000.00	0.200000000%
TRISTATE CAPITAL BANK	$2,500,000.00	0.142857143%
Total	$1,750,000,000.00	100.00%

C.	Term B EUR Commitment

Term B EUR Lender	Term B EUR Commitment	Applicable Percentage
JPMORGAN CHASE BANK, N.A.	€665,000,000.00	100.00%
Total	€665,000,000.00	100.00%

D.	Term B USD Commitment

Term B USD Lender	Term B USD Commitment	Applicable Percentage
JPMORGAN CHASE BANK, N.A.	$500,000,000.00	100.00%
Total	$500,000,000.00	100.00%

Schedule 3.12

Closing Date Subsidiaries

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Argentina S.A	Argentina	Coty Germany GmbH: 95% Coty Benelux B.V.: 5%
Coty Australia Pty. Ltd.	Australia	Coty Investments B.V.: 99.99999% Coty Benelux B.V.: 0.00001%
Coty Austria GmbH, Wien	Austria	Coty B.V.: 100%
Bourjois S.A.	Belgium	Bourjois S.A.S.: 99.875% Bourjois Espana S.A.: 0.125%
Coty Benelux S.A.	Belgium	Coty B.V.: 99.9% Third Parties: 0.1%
Coty Brasil Industria e Comercio de Cosmeticos Ltda.	Brazil	Coty B.V.: 99.99% Coty Inc.: 0.01%
Coty Brazil Retail Cosmeticos S.A.	Brazil	Coty Canada Inc.: 51% Frajo Internacional de Cosmeticos SA: 49%
Lancaster do Brasil Cosmeticos Ltda.	Brazil	Coty US LLC: 99.85% Coty Germany GmbH: 0.15%
StarAsia Distribution (Cambodia) Ltd.	Cambodia	Star Asia Group Pte. Ltd.: 100%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Canada Inc.	Canada	Coty Germany GmbH: 100%
TJoy Holdings Co. Ltd.	Cayman	Coty Geneva S.A. Versoix: 100%
Coty Cosmeticos Chile Limitada	Chile	Coty B.V.: 99% Coty Benelux B.V.: 1%
Coty China Holding Limited	China	Coty H.K. Ltd.: 100%
Coty International Trade (Shanghai) Co. Ltd.	China	Coty France S.A.S.: 100%
Coty Prestige Shanghai Ltd.	China	Coty Prestige Shanghai (HK) Ltd.: 100%
Coty R&D (Suzhou) Co. Ltd.	China	Coty HK Ltd.: 100%
Nanjing TJoy Biochemical Co. Ltd.	China	Suzhou Ganon Trading Co., Ltd.: 75% Super Globe Holdings Ltd.: 25%
Nanjing Yanting Trade Co. Ltd.	China	Suzhou Ganon Trading Co., Ltd.: 100%
StarAsia Distributions Hong Kong Limited	China	StarAsia Group Pte. Ltd.: 100%
Suzhou Ganon Trading Co., Ltd.	China	Ming-De Industrial Co. Ltd.: 7.99% Chi Chun Industrial Co. Ltd.: 17.01% Coty HK Ltd.: 75%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Suzhou Jiahua Biochemistry Co.	China	Suzhou Ganon Trading Co. Ltd.: 75% Super Globe Holdings Ltd.: 25%
Coty Colombia Ltda.	Colombia	Coty B.V.: 100%
Coty Ceska Republika, k.s.	Czech Republic	Coty B.V.: 99% Lancaster B.V.: 1%
Bourjois S.A.S.	France	Coty S.A.S.: 100%
Coty France S.A.S.	France	Coty S.A.S.: 100%
Coty S.A.S.	France	Coty B.V.: 99.9% Coty Germany GmbH: 0.025% Third Parties: 0.075%
Else France S.A.S.	France	Bourjois S.A.S.: 100%
Fragrance Production S.A.S.	France	Coty France S.A.S.: 99.604% Coty S.A.S.: 0.396%
Coty Germany GmbH	Germany	Coty Geneva S.A. Versoix: 100%
Coty Services and Logistics GmbH	Germany	Coty Germany GmbH: 100%
Coty Hellas S.A.	Greece	Coty B.V.: 100%
Bourjois Limited (HK)	Hong Kong	Coty Geneva S.A. Versoix: 100%
Chi Chun Industrial Co. Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Coty Hong Kong. Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Prestige Hong Kong Ltd.	Hong Kong	Coty B.V.: 55% Bluebell Far East Ltd.: 45%
Coty Prestige Shanghai (HK) Ltd.	Hong Kong	Coty B.V.: 58% Peakstar Development Ltd.: 42%
Coty Prestige Southeast Asia (HK) Limited	Hong Kong	Coty Prestige Southeast Asia Pte. Ltd.: 100%
Ming-De Investment Co. Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Super Globe Holdings Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Coty Hungary Kft.	Hungary	Coty Germany GmbH: 100%
Coty India Beauty and Fragrance Products Private Ltd.	India	Coty Asia Pte. Ltd.: 99.9% Coty Geneva S.A. Versoix: 0.01%
PT Coty Prestige Southeast Asia Indonesia	Indonesia	Coty Prestige Southeast Asia Pte. Ltd.: 99% Stephen John Hicks: 1%
PT StarAsia Distributions	Indonesia	StarAsia Group Pte. Ltd.: 100%
Coty Ireland Ltd.	Ireland	Coty Germany GmbH: 100%
Coty Italia S.p.A.	Italy	Coty B.V.: 100%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Prestige Japan KK	Japan	Coty Prestige Hong Kong Ltd.: 100%
OPI Japan KK	Japan	Coty Inc.: 100%
Coty Prestige Southeast Asia (M) SDN. BHD.	Malaysia	Coty Prestige Southeast Asia Pte. Ltd.: 100%
StarAsia (Malaysia) Sdn Bhd.	Malaysia	Star Asia Group Pte. Ltd.: 100%
Coty Mexico S.A. de C.V.	Mexico	Coty Inc. 16.52% Coty Germany GmbH: 0.01% Coty Canada Inc.: 83.47%
Coty Lancaster S.A.M.	Monaco	Coty B.V.: 99.9% John Ham: 0.1%
Bourjois B.V.	Netherlands	Coty Benelux B.V.: 100%
Coty B.V.	Netherlands	Coty Geneva S.A. Versoix: 100%
Coty Benelux B.V.	Netherlands	Coty B.V.: 100%
Coty Investments B.V.	Netherlands	Coty Inc.: 100%
Lancaster B.V.	Netherlands	Coty B.V.: 100%
Coty Prestige Southeast Asia Philippines	Philippines	Coty Prestige Southeast Asia Pte. Ltd.: 99.61% Third Parties:0.39%
Coty Polska Sp z.o.o.	Poland	Coty B.V.: 100%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Puerto Rico Inc.	Puerto Rico	Coty B.V.: 95% Coty US LLC: 5%
Coty Cosmetics Romania S.r.l.	Romania	Coty Germany GmbH: 53% Coty Polaska SP ZOO: 47%
Bourjois Paris LLC	Russia	Bourjois S.A.S.: 100%
Coty Russia ZAO	Russia	Coty B.V.: 100%
Coty Beauty LLC	Russia	Coty Germany GmbH: 100%
Coty Arabia Trading Company	Saudi Arabia	Coty Middle East FZCO: 75% Farouk Mohammed noor Jamjoom Trading Company Limited: 25%
Coty Asia Pte. Ltd.	Singapore	Coty B.V.: 100%
Coty Prestige Southeast Asia Pte. Ltd.	Singapore	Coty Asia Pte. Ltd.: 51% Luxasia Ventures Pte. Ltd.: 49%
StarAsia Group Pte. Ltd.	Singapore	Coty Asia Pte. Ltd.: 100%
StarAsia Manufacturing Pte. Ltd.	Singapore	StarAsia Group Pte. Ltd.: 100%
StarAsia Singapore Pte. Ltd.	Singapore	StarAsia Group Pte. Ltd.: 100%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Slovenska Republika s.r.o.	Slovak Republic	Coty B.V.: 100%
Coty Beauty South Africa (Pty) Ltd.	South Africa	Coty B.V.: 100%
Coty South Africa (PTY) Ltd.	South Africa	Coty Germany GmbH: 100%
Coty Korea Ltd.	South Korea	Coty Geneva S.A. Versoix: 50.5% LG Household & Health Ltd.: 49.5%
Bourjois Espana S.A.	Spain	Coty Spain, S.L.: 100%
Coty Prestige España S.A.	Spain	Coty Spain, S.L.: 100%
Coty Spain S.L.	Spain	Coty B.V.: 100%
Bourjois S.a.r.l.	Switzerland	Coty Geneva S.A. Versoix: 100%
Coty (Schweiz) AG	Switzerland	Coty B.V.: 100%
Coty Geneva S.A. Versoix	Switzerland	Coty Investments B.V.: 100%
Coty Prestige (Taiwan) Ltd.	Taiwan	Coty Prestige Southeast Asia Pte. Ltd.: 100%
StarAsia Taiwan Co., Ltd.	Taiwan	StarAsia Group Pte. Ltd.: 100%
Coty Prestige Southeast Asia (Thailand) Co. Ltd.	Thailand	Coty Prestige Southeast Asia Pte. Ltd.: 99.9995% Third Parties: .0005%
Coty Distribution Emirates L.L.C.	United Arab Emirates	Coty Middle East FZCO: 49% National Luxury Company LLC: 26% United Emirates Agencies Co.: 25%
Coty Middle East FZCO	United Arab Emirates	Coty S.A.S.: 67% Chalhoub Group Ltd.: 33%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Beauty International Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Bourjois Limited	United Kingdom	Coty Geneva S.A. Versoix: 100%
Coty Brands Group Limited	United Kingdom	Coty Germany GmbH: 100%
Coty Export U.K. Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Coty Manufacturing UK Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Coty Services U.K. Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Coty UK Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Del Laboratories (U.K.) Limited	United Kingdom	DLI International Holding I LLC: 100%
India Projects Ltd.	United Kingdom	Coty Germany GmbH: 100%
Lady Manhattan Ltd.	United Kingdom	Coty Germany GmbH: 100%
Lancaster Group, Ltd.	United Kingdom	Beauty International Ltd.: 100%
Lena White Limited	United Kingdom	Coty Geneva S.A. Versoix: 100%
Rimmel International Ltd.	United Kingdom	Beauty International Ltd.: 100%

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Philosophy Cosmetics, Inc.	United States – AZ	Philosophy Inc.: 100%
Philosophy, Inc.	United States – AZ	Philosophy Mezzanine Corp.: 100%
Biotech Research Labs, Inc.	United States – DE	Philosophy Mezzanine Corp.: 100%
Calvin Klein Cosmetic Corporation	United States – DE	Coty Inc.: 100%
Coty Prestige Travel Retail and Export LLC	United States – DE	Coty Inc.: 100%
Coty US LLC	United States – DE	Coty Inc.: 100%
DLI International Holding II Corp.	United States – DE	Coty US LLC: 100%
Green Acquisition Sub Inc.	United States – DE	Coty Inc.: 100%
Philosophy Beauty Consulting LLC	United States – DE	Philosophy Inc.: 100%
Rimmel Inc.	United States – DE	Coty US LLC: 100%
DLI International Holding I LLC	United States – DE	Coty Inc.: 100%
OPI Products Inc.	United States – DE	Coty Inc.: 100%
Philosophy Acquisition Company, Inc.	United States – DE	Coty Inc.: 100%
Philosophy Mezzanine Corp.	United States – DE	Philosophy Acquisition Company, Inc.: 100%
Coty Beauty Vietnam Company Limited	Vietnam	StarAsia Group Pte. Ltd.: 100%

Schedule 3.13

Labor Matters

None.

Schedule 5.15

Post-Closing Obligations

1.	Within 120 days after the Closing Date, deliver a Mortgage with respect to the manufacturing facility owned by the Parent Borrower located at 1400 Broadway Road, Sanford, NC 27332, and deliver such other documents, and take such other actions, as are required pursuant to Section 5.10.

2.	Within 90 days after the Closing Date, deliver a fully executed copy of the Global Intercompany Note, along with the original signature pages thereto and an executed endorsement form in blank.

3.	Within 90 days after the Closing Date, deliver original stock certificates for the following Restricted Subsidiaries, along with undated stock powers for each certificate executed in blank by a duly authorized officer of such Person:

a. OPI Japan KK

b. Coty Mexico S.A. de C.V.

c. Coty Puerto Rico Inc.

d. Del Laboratories (U.K.) Limited

4.	Within 60 days after the Closing Date, deliver an original stock certificate for Calvin Klein Cosmetic Corporation, along with an undated stock power executed in blank by a duly authorized officer of such Person.

5.	Within 60 days after the Closing Date, deliver the results of recent U.S. Intellectual Property ownership searches with respect to the Parent Borrower and the Subsidiary Loan Parties.

Schedule 6.01

Existing Indebtedness

1.	Indebtedness of Restricted Subsidiaries outstanding under existing arrangements for foreign working capital purposes not exceeding $25,000,000.

2.	Letter of Credit number 68011211 in the amount of $693,806 between the Parent Borrower and SEB Immobilien/ Two Park Avenue.

3.	Letter of Credit number 68025035 in the amount of $125,000 between the Parent Borrower and CHUBB Insurance.

4.	Letter of Credit number 68030282 in the amount of $400,000 between the Parent Borrower and Western Surety Company.

5.	Letter of Credit number 68045139 in the amount of $3,075,000 between the Parent Borrower and Sentry Insurance.

Schedule 6.02

Existing Liens

Any Lien in connection with cash collateral arrangements to secure the letters of credit set forth on Schedule 6.01 hereto.

Schedule 6.04

Investments

None.

Schedule 6.08

Certain Affiliate Transactions

None.